UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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☐ Soliciting Material under § 240.14a-12

Tellurian Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Tellurian Inc.

1201 Louisiana Street, Suite 3100

Houston, Texas 77002

(832) 962-4000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held on Wednesday, June 10, 2020

To the Stockholders of Tellurian Inc.:

We will hold an annual meeting of the stockholders of Tellurian Inc. (“Tellurian” or the “Company”), a Delaware corporation, on Wednesday, June 10, 2020, at 8:30 a.m. local time at the offices of Tellurian, located at 1201 Louisiana Street, Suite 3100, Houston, Texas 77002, for the following purposes:

1.	To elect the three nominees identified in the enclosed proxy statement as members of the board of directors of Tellurian, each to hold office for a three-year term expiring at the 2023 annual meeting of stockholders;

2.	To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2020;

3.	To approve, for purposes of Nasdaq Listing Rule 5635, the issuance by the Company of up to 186,666,667 shares of Tellurian common stock, which is the maximum number of shares of Tellurian common stock issuable in connection with the potential future conversion of a senior unsecured note upon an event of default under the note;

4.	To approve and adopt an amendment to the Amended and Restated Certificate of Incorporation of Tellurian to increase the number of authorized shares of Tellurian common stock from 400 million to 800 million;

5.	To approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers as disclosed in the enclosed proxy statement; and

6.	To transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

Only holders of record of Tellurian common stock, par value $0.01 per share, or Tellurian Series C convertible preferred stock, par value $0.01 per share, at the close of business on April 27, 2020, the record date for the annual meeting, are entitled to notice of and to vote at the meeting or any adjournment or postponement of the meeting.

Tellurian’s board of directors recommends that you vote (1) “FOR” the election of each individual named as a director nominee in the enclosed proxy statement to the Company’s board of directors for a three-year term, (2) “FOR” the proposal to ratify the appointment of Deloitte & Touche

LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2020, (3) “FOR” the proposal to approve, for purposes of Nasdaq Listing Rule 5635, the potential issuance by the Company of shares of Tellurian common stock upon conversion of the senior unsecured note, (4) “FOR” the proposal to approve and adopt an amendment to the Amended and Restated Certificate of Incorporation of Tellurian to increase the number of authorized shares of Tellurian common stock, and (5) “FOR” the proposal to approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers.

To ensure your representation at the annual meeting, please complete and promptly mail your proxy card in the return envelope enclosed, or authorize the individuals named on your proxy card to vote your shares by calling the toll-free telephone number or by using the Internet as described in the instructions included with your proxy card or voting instruction card. This will not prevent you from voting in person but will help to secure a quorum for the annual meeting and avoid added solicitation costs. If your shares are held in “street name” by your broker, bank or other nominee, only that holder can vote your shares, and the vote cannot be cast on Proposal 1, 3 or 5 unless you provide instructions to your broker, bank or other nominee. You should follow the directions provided by your broker, bank or other nominee regarding how to instruct your nominee to vote your shares. Your proxy may be revoked at any time before it is voted. Please review the proxy statement accompanying this notice for more complete information regarding the annual meeting.

We intend to hold our annual meeting in person. However, we are sensitive to the public health and travel concerns our stockholders may have and recommendations that public health officials may issue in light of the evolving coronavirus (COVID-19) situation. As a result, we may impose additional procedures or limitations to assure the safety of meeting attendees or may decide to hold the meeting in a different location or solely by means of remote communication (i.e., a virtual-only meeting). Because there are additional expenses associated with switching to a virtual-only meeting at this point, and we are working hard to minimize unnecessary expenses, we currently plan to address COVID-19 concerns relating to the meeting by having directors and other meeting participants whose physical presence at the meeting is not essential attend the meeting via teleconference. In addition, (i) stockholders and others who might otherwise attend in person may instead listen to the meeting in real-time by calling toll free 1-866-659-9164 or international direct 1-617-399-5177 (passcode: 42738542#) and (ii) those stockholders who have questions that they would like to have answered at the meeting may send those questions to our Corporate Secretary in advance of the meeting at the address set forth in “Information About the Meeting—Assistance.” Unless we decide to have a virtual-only meeting, stockholders dialing in to listen to the meeting will not be able to vote their Tellurian shares during the call. We believe that these procedures will reduce risks relating to COVID-19 and provide many of the benefits of a virtual-only meeting while minimizing associated costs. We will continue to monitor the COVID-19 situation and if changes to our current plan become advisable, we will disclose the updated plan on our proxy website (http://www.proxyvote.com). We encourage you to check this website prior to the meeting if you plan to attend.

By Order of the Board of Directors,

Meredith S. Mouer, Senior Vice President, Deputy General Counsel and Corporate Secretary
May 14, 2020

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON WEDNESDAY, JUNE 10, 2020

Our notice of annual meeting of stockholders, proxy statement and Annual Report on Form 10-K for the fiscal year ended December 31, 2019 are available at http://www.proxyvote.com.

YOUR VOTE IS IMPORTANT.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE SUBMIT ALL PROXIES YOU RECEIVE. STOCKHOLDERS OF RECORD CAN SUBMIT THEIR PROXIES IN ANY ONE OF THREE WAYS:

•	BY TELEPHONE: CALL THE TOLL-FREE NUMBER ON YOUR PROXY CARD TO SUBMIT YOUR PROXY BY PHONE;

•	VIA INTERNET: VISIT THE WEBSITE ON YOUR PROXY CARD TO SUBMIT YOUR PROXY VIA THE INTERNET; OR

•	BY MAIL: MARK, SIGN, DATE, AND MAIL YOUR PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

THE METHOD BY WHICH YOU DECIDE TO SUBMIT YOUR PROXY WILL NOT LIMIT YOUR RIGHT TO VOTE AT THE ANNUAL MEETING. IF YOU LATER DECIDE TO ATTEND THE ANNUAL MEETING IN PERSON, YOU MAY VOTE YOUR SHARES EVEN IF YOU HAVE PREVIOUSLY SUBMITTED A PROXY.

IF YOU HOLD YOUR SHARES THROUGH A BANK, BROKER OR OTHER NOMINEE, YOU MUST FOLLOW THE VOTING INSTRUCTIONS PROVIDED BY THE NOMINEE. IN ADDITION, YOU MUST OBTAIN A PROXY, EXECUTED IN YOUR FAVOR, FROM THE NOMINEE TO BE ABLE TO VOTE IN PERSON AT THE MEETING. YOU MAY BE ABLE TO SUBMIT YOUR VOTING INSTRUCTIONS VIA THE INTERNET OR BY TELEPHONE IN ACCORDANCE WITH THE INSTRUCTIONS THE NOMINEE PROVIDES.

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Future Stockholder Proposals	65
Other Business	65
Householding of Proxy Materials	65
Where You Can Find More Information	65

APPENDIX A: DESCRIPTION OF THE NOTE	A-1

APPENDIX B: DESCRIPTION OF THE WARRANT	B-1

APPENDIX C-1: AUTHORIZED SHARES AMENDMENT	C-1-1

APPENDIX C-2: MARKED VERSION OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF TELLURIAN INC., AS AMENDED BY THE AUTHORIZED SHARES AMENDMENT	C-2-1

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Tellurian Inc.

1201 Louisiana Street, Suite 3100

Houston, Texas 77002

(832) 962-4000

PROXY STATEMENT

The Tellurian Inc. (“Tellurian” or the “Company”) board of directors (the “Board”) is soliciting the accompanying proxy for use in connection with the annual meeting of stockholders (including any adjournment or postponement thereof, the “Meeting”) to be held on Wednesday, June 10, 2020, at 8:30 a.m. local time at the offices of Tellurian, located at 1201 Louisiana Street, Suite 3100, Houston, Texas 77002.

This proxy statement and the accompanying notice of annual meeting, proxy card and Annual Report on Form 10-K for the fiscal year ended December 31, 2019 are being mailed to stockholders on or about May 14, 2020.

Information about The meeting

Date, Time, and Place

The Meeting will take place at 8:30 a.m. local time, on Wednesday, June 10, 2020, at the offices of Tellurian, located at 1201 Louisiana Street, Suite 3100, Houston, Texas 77002.

Purpose; Other Matters

At the Meeting, holders of Tellurian shares will be asked to consider and vote upon five proposals. The first proposal will be to elect to the Board for a three-year term the three individuals named as director nominees in this proxy statement. The second proposal will be to ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2020. The third proposal will be to approve, for purposes of Nasdaq Listing Rule 5635, the issuance by the Company of up to 186,666,667 shares of Tellurian common stock, which is the maximum number of shares of Tellurian common stock issuable in connection with the potential future conversion of a senior unsecured note issued on April 29, 2020 following an event of default under the note (sometimes referred to as the “Share Issuance Proposal”). The fourth proposal will be to approve and adopt an amendment to the Amended and Restated Certificate of Incorporation of Tellurian to increase the number of authorized shares of Tellurian common stock (sometimes referred to as the “Authorized Shares Proposal”). The fifth proposal will be to approve, by a non-binding advisory vote, the compensation of the Company’s named executive officers.

Holders of Tellurian shares may also be asked to consider and vote upon such other matters as may properly come before the Meeting, or any adjournment or postponement of the Meeting. As of the mailing date of this proxy statement, the Board knows of no other matter to be presented at the Meeting. If, however, other matters are properly brought before the Meeting, or any adjournment or postponement of the Meeting, the persons named in the proxy will vote the proxies in accordance with their best judgment with respect to those matters.

Recommendation of the Tellurian Board

The Board has carefully considered each of the matters to be considered at the Meeting. Based on its review, the Board recommends that you vote (i) “FOR” the election of each individual named as a director nominee in this proxy statement to the Board for a three-year term, (ii) “FOR” the proposal to ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2020, (iii) “FOR” the Share Issuance Proposal, (iv) “FOR” the Authorized Shares Proposal, and (v) “FOR” the proposal to approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers.

Record Date, Outstanding Shares, and Voting Rights

Each holder of record of Tellurian common stock or Tellurian Series C convertible preferred stock, par value $0.01 per share (the “Preferred Stock”), at the close of business on April 27, 2020, the record date, is entitled to notice of and to vote at the Meeting. Each such stockholder is entitled to cast one vote for each share of Tellurian common stock or Preferred Stock owned on each matter properly submitted to a vote of stockholders at the Meeting. As set forth in the Company’s Certificate of Designations of Series C Convertible Preferred Stock, the Preferred Stock votes with the Tellurian common stock on all matters presented to the stockholders for their action or consideration. As of the record date, there were 257,835,259 shares of Tellurian common stock and 6,123,782 shares of Preferred Stock issued and outstanding and entitled to vote at the Meeting. The holders of the Preferred Stock and the holders of Tellurian common stock are voting together as a single class on each of the proposals to be considered at the Meeting.

Quorum and Vote Required; “Broker Non-Votes” and Abstentions

Quorum Required

A quorum of Tellurian stockholders is necessary to hold the Meeting. In accordance with the Company’s bylaws, the holders of 33⅓% in voting power of the total number of shares issued and outstanding and entitled to be voted at the Meeting, present in person or by proxy, will constitute a quorum for the transaction of business. Stockholders are counted as present at the Meeting if they are present in person or have authorized a valid proxy. The presence of holders of at least 87,986,347 shares of Tellurian common stock and Preferred Stock in the aggregate will constitute a quorum. Under the General Corporation Law of the State of Delaware (the “DGCL”), abstentions and “broker non-votes” (described below) are counted as present and are, therefore, included for purposes of determining whether a quorum of shares is present at the Meeting. Shares of Tellurian common stock or Preferred Stock held by stockholders who are not present in person or by proxy will not be counted towards a quorum.

Vote Required

The election of each director nominee set forth in Proposal 1, and the approval of Proposals 2, 3 and 5, will require the affirmative vote of the holders of a majority of the votes cast with respect to the relevant matter.

Proposal 4 will require the affirmative vote of (i) the holders of a majority in voting power of the outstanding shares of Tellurian common stock and Preferred Stock voting together as a single class and (ii) the holders of a majority of the outstanding shares of Tellurian common stock voting as a separate class. If Proposal 4 is approved and adopted, we intend to file a Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Tellurian with the Delaware Secretary of State setting forth the amendment that was approved by the stockholders. The Certificate of Amendment will be effective immediately upon filing with the Delaware Secretary of State. At any time prior to the filing of the Certificate of Amendment with the Delaware Secretary of State, notwithstanding stockholder approval and adoption thereof and without further action by the stockholders, the Board, in its sole discretion, may abandon the amendment.

Differences Between Holding Shares as a Stockholder of Record and as a Beneficial Owner; Broker Non-Votes

If your shares are registered directly in your name with Tellurian’s transfer agent, Broadridge Corporate Issuer Solutions, Inc. (“Broadridge”), you are considered the “stockholder of record” of those shares, and the notice of annual meeting of stockholders, proxy statement, proxy card and Annual Report on Form 10-K for the fiscal year ended December 31, 2019 have been sent directly to you by Tellurian. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of such shares held in “street name,” and the proxy materials have been forwarded to you by your broker, bank or other nominee. As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote your shares by using the voting instruction card included in the mailing or by following the instructions for submitting your voting instructions by telephone or on the Internet.

Broker non-votes occur when a nominee holding Tellurian shares for a beneficial owner returns a properly executed or otherwise submitted proxy but has not received voting instructions from the beneficial owner, and such nominee does not possess discretionary authority on one or more proposals with respect to such shares. Brokers are not allowed to exercise their voting discretion with respect to the approval of matters which are considered “non-routine” under applicable rules without specific instructions from the beneficial owner. Proposals 1, 3 and 5 are considered non-routine, and Proposals 2 and 4 are considered routine. Accordingly, your broker will not be entitled to vote your shares on Proposal 1, 3 or 5 unless you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker with this proxy statement, but your broker will be entitled to vote your shares on Proposals 2 and 4 without such instructions.

Abstentions

An “abstention” represents a stockholder’s affirmative choice to decline to vote on a proposal. Stockholders may abstain with respect to any of the proposals described in this proxy statement by returning a properly executed or otherwise submitted proxy.

Effects of Broker Non-Votes and Abstentions

Pursuant to Delaware law and our bylaws, abstentions are not considered votes cast and, therefore, will not have an effect on the outcome of the vote on Proposal 1, 2, 3 or 5. Because Proposal 4 will require the affirmative vote of (i) the holders of a majority in voting power of the outstanding shares of Tellurian common stock and Preferred Stock voting together as a single class and (ii) the holders of a majority of the outstanding shares of Tellurian common stock voting as a separate class, an abstention with respect to each vote will have the same effect as a vote “AGAINST” Proposal 4.

Broker non-votes are not considered votes cast and, therefore, will have no effect on the outcome of the vote on Proposal 1, 3 or 5. Because Proposals 2 and 4 are considered routine matters and brokers will be entitled to vote your shares in their discretion if no voting instructions are timely received, there will be no broker non-votes with respect to those proposals.

Voting by Tellurian Directors and Executive Officers

As of the record date, the directors and executive officers of Tellurian beneficially owned and were entitled to vote 72,109,703 shares of Tellurian common stock, which represent approximately 27% of the voting power of the Tellurian capital stock, including the Preferred Stock. The directors and executive officers of Tellurian are expected to vote “FOR” all of the proposals being considered at the Meeting.

Adjournment and Postponement

Adjournments and postponements of the Meeting may be made for the purpose of, among other things, soliciting additional proxies. The Meeting may be adjourned by the chairman of the Meeting or the vote of a majority of Tellurian shares present in person or represented by proxy at the Meeting, even if less than a quorum.

Voting of Proxies

Voting by Proxy Card

All Tellurian shares entitled to vote and represented by properly executed proxies received prior to the Meeting, and not revoked, will be voted at the Meeting in accordance with the instructions indicated on the proxy card accompanying this proxy statement. If no direction is given and the proxy is validly executed, the stock represented by the proxy will be voted in favor of the election of each director nominee named in Proposal 1 and “FOR” Proposals 2, 3, 4 and 5. The persons authorized under the proxies will vote upon any other business that may properly come before the Meeting according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote. Tellurian does not anticipate that any other matters will be raised at the Meeting.

If you are a holder of record, there are two additional ways to submit your proxy:

Submit your proxy by telephone—call toll free 1-800-690-6903.

•	Submit your proxy 24 hours a day, 7 days a week, until 11:59 p.m. Eastern Time on June 9, 2020.

•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the instructions the voice provides you.

Submit your proxy by the Internet—http://www.proxyvote.com.

•	Use the Internet to submit your proxy 24 hours a day, 7 days a week, until 11:59 p.m. Eastern Time on June 9, 2020.

•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the instructions to obtain your records and create an electronic ballot.

Submitting your proxy by telephone or Internet authorizes the named proxies to vote your shares at the Meeting or any adjournment or postponement thereof in the same manner as if you had marked, signed and returned your proxy card. The law of Delaware, where Tellurian is incorporated, allows a proxy to be sent electronically, so long as it includes or is accompanied by information that lets the inspector of elections know that it has been authorized by the stockholder.

If your shares are held in street name, your broker, bank or other nominee may provide the option of submitting your voting instructions through the Internet or by telephone instead of by mail. Please check the voting instruction card provided by your broker, bank or other nominee to see which options are available and the procedures to be followed.

Voting by Attending the Meeting

Holders of record of Tellurian shares and their authorized proxies may also vote their shares in person at the Meeting. If you attend the Meeting, you may submit your vote in person, and any previous proxies submitted by you will be superseded by the vote that you cast at the Meeting.

Revocability of Proxies

You may revoke your proxy at any time before the vote is taken at the Meeting. If you are a holder of record, you may revoke your proxy by:

1.	giving written notice of revocation no later than the commencement of the Meeting to Tellurian’s Corporate Secretary:

•	if before commencement of the Meeting on the date of the Meeting, by personal delivery to Tellurian’s Corporate Secretary at the offices of Tellurian, located at 1201 Louisiana Street, Suite 3100, Houston, Texas 77002; and

•	if delivered before the date of the Meeting, to Tellurian’s Corporate Secretary at Tellurian’s offices, 1201 Louisiana Street, Suite 3100, Houston, Texas 77002;

2.	delivering no later than the commencement of the Meeting a properly executed, later-dated proxy; or

3.	voting in person at the Meeting; however, simply attending the Meeting without voting will not revoke an earlier proxy.

Voting by proxy will in no way limit your right to vote at the Meeting if you later decide to attend in person. If your stock is held in the name of a broker, bank or other nominee, you must obtain a proxy, executed in your favor, to be able to vote at the Meeting, and must follow instructions provided to you by your broker, bank or other nominee to revoke or change your vote.

Solicitation of Proxies; Expenses

The entire expense of preparing and mailing this proxy statement and any other soliciting material (including, without limitation, costs, if any, related to advertising, printing, fees of attorneys, financial advisors, and solicitors, public relations, transportation, and litigation) will be borne by Tellurian. In addition to the use of the mail, Tellurian or certain of its officers or other employees may solicit proxies by telephone and personal solicitation; however, no additional compensation will be paid to those officers or employees in connection with such solicitation. The Company has retained Morrow Sodali LLC, 470

West Avenue, Stamford, Connecticut 06902, for a fee of $7,500, plus out-of-pocket expenses, to assist in soliciting proxies in connection with the Meeting. In addition, the Company has retained Broadridge to provide or coordinate specified telephone and Internet voting, mailing, handling, tabulation, and document hosting services. The estimated fees and expenses payable to Broadridge by the Company for these services are approximately $34,500, plus per item charges for each registered or beneficial stockholder vote, per document charges for the hosting services, and reimbursement of Broadridge’s mailing costs and expenses.

Banks, brokerage houses, and other custodians, nominees, and fiduciaries will be requested to forward solicitation material to the beneficial owners of Tellurian stock that such institutions hold of record, and the Company will reimburse such institutions for their reasonable out-of-pocket disbursements and expenses.

No Appraisal Rights

There are no appraisal rights pursuant to Section 262 of the DGCL with respect to any of the proposed corporate actions on which the stockholders are being asked to vote.

Assistance

If you need assistance in completing your proxy card, have questions regarding the Meeting, the proposals to be made at the Meeting or how to submit your proxy, or want additional copies of this proxy statement or the enclosed proxy card, please contact either of the following:

Tellurian Inc. 1201 Louisiana Street, Suite 3100 Houston, Texas 77002 Attention: Corporate Secretary Telephone: (832) 962-4000 Facsimile: (832) 962-4055 E-mail: CorpSec@tellurianinc.com	Morrow Sodali LLC 470 West Avenue Stamford, Connecticut 06902 Telephone: (203) 658-9400 Toll Free: (800) 662-5200 Facsimile: (203) 658-9444 E-mail: tell.info@morrowsodali.com

PROPOSAL 1—ELECTION OF DIRECTORS TO THE COMPANY’S BOARD

In accordance with the Company’s certificate of incorporation, three directors are to be elected at the Meeting to hold office for a term of three years, expiring at the 2023 annual meeting of stockholders. The Company’s certificate of incorporation provides for three classes of directors who are to be elected for terms of three years each and until their successors shall have been elected and shall have been duly qualified. All nominees for election at the Meeting, Diana Derycz-Kessler, Dillon Ferguson, and Meg Gentle, are currently serving as directors of the Company. Each of Mses. Derycz-Kessler and Gentle and Mr. Ferguson has consented to being named in this proxy statement as a nominee for election as a director and will serve as a director if elected.

Under the Company’s bylaws, a director will be elected if he or she receives the affirmative vote of the holders of a majority of the votes cast with respect to an election that is not a contested election. Abstentions and broker non-votes will not be considered votes cast for this purpose and, therefore, will not have an effect on the outcome of the election. Proxies may be voted only for the number of director nominees named by the Board.

Background Information About the Nominees and Other Directors

The following sets forth certain information about (i) each of the Company’s nominees for election as a director at the Meeting to hold office for a term expiring at the 2023 annual meeting of stockholders, and (ii) each director whose term of office continues beyond the Meeting. The information presented includes, with respect to each such person: (a) the year during which he or she first became a director of the Company; (b) his or her other positions with the Company, if any; (c) his or her business experience for at least the past five years; (d) any other director positions held currently or at any time during the past five years with any company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or subject to the requirements of Section 15(d) of the Exchange Act, or any company registered as an investment company under the Investment Company Act of 1940, as amended; (e) information regarding involvement in certain legal or administrative proceedings, if applicable; (f) his or her age as of the date of this proxy statement; and (g) the experience, qualifications, attributes, or skills that led to the conclusion that the person should serve as a director for the Company. There are no family relationships among any of Tellurian’s directors or executive officers.

Vote Required for Approval

The election of each director nominee pursuant to Proposal 1 will require the affirmative vote of the holders of a majority of the votes cast with respect to the election, assuming that a quorum exists.

If you fail to vote or submit a proxy, fail to instruct your broker to vote, or vote to “abstain,” it will have no effect on the election of director nominees pursuant to Proposal 1, assuming that a quorum exists.

Board Recommendation

The Board unanimously recommends that Tellurian stockholders vote to elect each of Diana Derycz-Kessler, Dillon Ferguson, and Meg Gentle to the Board for a three-year term.

Director Nominees to Hold Office for a Term Expiring at the 2023 Annual Meeting of Stockholders

Name	Other Positions Held with the Company	Age and Business Experience

Diana Derycz-Kessler	Member of the Audit Committee, Compensation Committee, and Governance and Nominating Committee

Ms. Derycz-Kessler (age 55) has served as a director of Tellurian since the completion in February 2017 of the merger (the “Merger”) between Tellurian Investments Inc. (now known as Tellurian Investments LLC (“Tellurian Investments”)) and a subsidiary of Magellan Petroleum Corporation (“Magellan”) (now known as Tellurian Inc.), and she served as a director of Tellurian Investments from December 2016 to February 2017. Ms. Derycz-Kessler is an investor with a background in law, business and finance. She has been an active principal of her investment advisory firm Bristol Capital Advisors, LLC since 2000. Her investments have included companies in the energy, biotechnology, technology, education, real estate and consumer products sectors. As part of these investments, she has assumed active operational roles, including a 17-year tenure as Chief Executive Officer of the media arts college of The Los Angeles Film School and manager of commercial property partnerships. In February 2019, Ms. Derycz-Kessler became a founding member and director of PiMac Capital Advisors LLC, a mortgage lending advisory company. Since October 2019, Ms. Derycz-Kessler has been a member of the board of managers of Bristol Luxury Group LLC and Sugarfina Holdings LLC, the parent companies to Sugarfina USA LLC, a luxury candy retailer. Ms. Derycz-Kessler’s early career began as a lawyer in the international oil and gas sector, working at the law firm of Curtis, Mallet-Prevost, Colt & Mosle LLP in New York. Subsequently, she joined Occidental Petroleum Corporation, overseeing legal for its Latin American exploration and production operations. From 2016 to 2018, Ms. Derycz-Kessler was a partner in UNESCO’s TeachHer program, a private–public sector partnership bridging the global gender gap in education. Ms. Derycz-Kessler holds a law degree from Harvard Law School and a master’s degree from Stanford University in Latin American Studies. She obtained her undergraduate “double” degree in History and Latin American Studies from University of California, Los Angeles (UCLA).

Ms. Derycz-Kessler’s qualifications to serve as a director of Tellurian include her knowledge of and experience in the energy industry and her leadership and management experience.

Dillon J. Ferguson	Chairman of the Governance and Nominating Committee

Mr. Ferguson (age 72) has served as a director of Tellurian since the completion of the Merger in February 2017, and he served as a director of Tellurian Investments from December 2016 to February 2017. Mr. Ferguson is a partner at Pillsbury Winthrop Shaw Pittman LLP in its energy and litigation practices. Mr. Ferguson focuses his practice on oil and gas law, with an emphasis on both transaction and litigation matters. His clients are comprised of companies and individuals who are engaged in oil and gas activities, including exploration, production, processing, transportation, marketing and consumption. Mr. Ferguson has been a partner at Pillsbury Winthrop Shaw Pittman LLP since May 2016. He was a partner at Andrews Kurth LLP from 2001 to May 2016.

Name	Other Positions Held with the Company	Age and Business Experience

Mr. Ferguson earned his B.B.A. from The University of Texas at Austin in 1970 and his J.D. from South Texas College of Law in 1973.

Mr. Ferguson’s qualifications to serve as a director of Tellurian include his experience practicing law and counseling energy companies involved in a wide array of transaction and litigation matters.

Meg A. Gentle	President and Chief Executive Officer

Ms. Gentle (age 45) has served as a director and as President and Chief Executive Officer of Tellurian since the completion of the Merger in February 2017 and as President and Chief Executive Officer of Tellurian Investments since August 2016. Previously, at Cheniere Energy, Inc. (“Cheniere”), Ms. Gentle served as Executive Vice President – Marketing (February 2014–August 2016), Senior Vice President – Marketing (June 2013–February 2014), Senior Vice President and Chief Financial Officer (March 2009–June 2013), Senior Vice President – Strategic Planning & Finance (February 2008–March 2009), and other roles in strategic planning (June 2004–February 2008). From 2007 to August 2016, Ms. Gentle was a member of the board of directors of Cheniere Energy Partners GP, LLC, the general partner of Cheniere Energy Partners, L.P. (NYSE American: CQP), an indirect subsidiary of Cheniere. Prior to joining Cheniere, Ms. Gentle spent eight years in energy market development, economic evaluation and long-range planning. She conducted international business development and strategic planning for Anadarko Petroleum Corporation, a publicly traded independent energy company, from January 1998 to May 2004 and energy market analysis for Pace Global Energy Services, an energy management and consulting firm, from August 1996 to December 1998. Ms. Gentle received a B.A. in Economics and International Affairs from James Madison University in May 1996 and an M.B.A. from Rice University in May 2004.

Ms. Gentle’s qualifications to serve as a director of Tellurian include her knowledge of and experience in the liquefied natural gas (“LNG”) industry and her experience and expertise in finance, financial reporting and management.

Directors Continuing in Office for a Term Expiring at the 2021 Annual Meeting of Stockholders

Name	Other Positions Held with the Company	Age and Business Experience

Martin J. Houston	Vice Chairman of the Board

Mr. Houston (age 62) has served as a director of Tellurian since the completion of the Merger in February 2017, and he served as a director of Tellurian Investments from February 2016 to February 2017. He was also President of Tellurian Investments from February 2016 until August 2016. Immediately prior to Tellurian Investments, Mr. Houston served as Chairman of Parallax Enterprises LLC (“Parallax Enterprises”) starting in December 2014. From February 2014 until December 2014, Mr. Houston was performing preliminary work related to the formation and business of Parallax Enterprises. Having spent more than three decades at BG Group plc, a Financial Times Stock Exchange (FTSE) 10 international integrated oil and gas company, Mr. Houston retired in February 2014 as the BG Group plc’s Chief Operating Officer and an executive director, which positions he held beginning in November 2011 and 2009, respectively. He is a former director of the Society of International Gas Tanker and Terminal Operators (SIGTTO), and from 2008 to 2014 he was the vice president for the Americas of GIIGNL, the International Group of Liquefied Natural Gas Importers. From November 2014 to February 2018, Mr. Houston was the international chairman of the Houston-based investment bank Tudor Pickering Holt. From August 2017 to February 2018, he was a senior advisor to Gresham Advisory Partners Limited, an M&A advisory firm based in Sydney, Australia. From 2014 to 2019, he was a non-executive director of Bupa, an unlisted international healthcare insurer and provider, based in the United Kingdom. Since January 2019, he has been a non-executive of Bupa Arabia, a Saudi-listed healthcare insurer and provider. Since October 2019, Mr. Houston has served as chairman of the board of directors of EnQuest PLC, an independent petroleum production and development company with operations in the U.K. North Sea and Malaysia. Mr. Houston is also a senior advisory partner and chairman of the global energy group of Moelis & Company (a global independent investment bank), sits on the National Petroleum Council of the United States, and is a nonexecutive director of CC Energy Development (a private oil and gas exploration and production company) and a senior advisor to Hakluyt & Company Limited (a strategic information consultancy). Mr. Houston was the first recipient of the CWC LNG Executive of the Year award in 2011 and is a Fellow of the Geological Society of London. In addition, he is on the advisory board of the Center on Global Energy Policy at Columbia University’s School of International Public Affairs (SIPA) in New York and of Radia Inc. Mr. Houston received a bachelor’s degree in Geology from Newcastle University in England in 1979 and a master’s degree in Petroleum Geology from Imperial College in London in 1983.

Mr. Houston’s qualifications to serve as a director of Tellurian include his knowledge of and experience in the LNG industry. In addition to his industry experience, his qualifications include his leadership skills and long-standing senior management experience in the energy industry.

Name	Other Positions Held with the Company	Age and Business Experience

Eric P. Festa

Mr. Festa (age 50) has served as a director of Tellurian since December 2018. Since October 2017, he has served as Vice President of Asset Management for the Gas division of TOTAL S.A. From August 2015 to September 2017, Mr. Festa served as Managing Director of an exploration and production affiliate of TOTAL S.A. in the Middle East. In addition, he served as Vice President of Upstream M&A of TOTAL S.A. from June 2014 to July 2015 and as Vice President of Upstream Corporate Strategy of TOTAL S.A. from September 2012 to June 2014. Mr. Festa previously served in other roles and capacities with TOTAL S.A. and its affiliated entities, including in business development, project management, gas plant management, and planning and development, and as an economist. Since October 2018, he has served on the board of managers of Cameron LNG Holdings, LLC. Mr. Festa received a MEng degree in energy from French engineering school CentraleSupélec and a master’s degree from the French Petroleum Institute (IFP School) in Paris, and was a visiting scientist in the Energy Lab at the Massachusetts Institute of Technology.

Mr. Festa’s qualifications to serve as a director of Tellurian include his knowledge of and experience in the energy industry.

Directors Continuing in Office for a Term Expiring at the 2022 Annual Meeting of Stockholders

Name	Other Positions Held with the Company	Age and Business Experience

Brooke A. Peterson	Chairman of the Compensation Committee and Member of the Audit Committee and Governance and Nominating Committee

Mr. Peterson (age 70) has served as a director of Tellurian since the completion of the Merger in February 2017, and he served as a director of Tellurian Investments from July 2016 to February 2017. He has been involved in construction, resort development and real estate for more than 40 years and has been extensively involved in non-profit work since moving to Aspen, Colorado, in 1975. Mr. Peterson is a member of the Colorado Bar and has been licensed to practice law for over 40 years, has served as an arbitrator and mediator since 1985, and has served as a Municipal Court Judge in Aspen since 1981. Mr. Peterson has served as Manager of Ajax Holdings LLC and its affiliated companies since December 2012 and as the Chief Executive Officer of Coldwell Banker Mason Morse since January 2013. Mr. Peterson earned his B.A. degree from Brown University in 1972 and his J.D. degree from the University of Denver College of Law in 1975.

Mr. Peterson’s qualifications to serve as a director of Tellurian include his knowledge of and experience in project development and the construction industry.

Charif Souki	Chairman of the Board

Mr. Souki (age 67) has served as a director of Tellurian since the completion of the Merger in February 2017, and he served as a director and Chairman of the board of directors of Tellurian Investments from February 2016 to February 2017. Mr. Souki founded Cheniere in 1996 and served as Chairman of the board of directors (2000–2015), Chief Executive Officer (2003–2015), and President (2003–2004 and 2008–2015) until December 2015. Prior to Cheniere, Mr. Souki was an investment banker. Mr. Souki serves on the board of trustees of the American University of Beirut, as a member of the Advisory Board of the Center on Global Energy Policy at Columbia University, and on the International Advisory Board for the Neurological Research Institute (NRI) at Texas Children’s Hospital. Mr. Souki received a B.A. from Colgate University and an M.B.A. from Columbia University.

Mr. Souki is qualified to serve as a director of Tellurian due to his knowledge of and experience in the LNG industry, including his leading the conception, development and construction of the first large-scale LNG export facility in the United States. In addition to his industry experience, his qualifications include his leadership skills, long-standing senior management experience and public company board experience in the LNG industry.

Name	Other Positions Held with the Company	Age and Business Experience

Don A. Turkleson	Chairman of the Audit Committee and Member of the Compensation Committee

Mr. Turkleson (age 65) has served as a director of Tellurian since March 2017, and he served as Vice President and Chief Financial Officer of Gulf Coast Energy Resources, LLC, a privately held energy exploration and production company, from April 2012 until his retirement in April 2015. He served as Senior Vice President and Chief Financial Officer of Cheniere Energy Partners GP, LLC, the general partner of Cheniere Energy Partners, L.P. (NYSE American: CQP), an indirect subsidiary of Cheniere, from November 2006 to March 2009 and was a member of the board of directors of Cheniere Energy Partners GP, LLC from November 2006 until September 2012. From December 2013 until February 2017, Mr. Turkleson served on the board of directors and audit committee of Cheniere Energy Partners LP Holdings, LLC. Since February 2018, Mr. Turkleson has served on the board of directors and as chairman of the finance and audit committees of ACCEL Energy Canada Limited, a privately held company constructing and operating facilities for the delivery of energy, ultra-clean fuels and specialty products. From November 2013 until July 2015, he served on the board of directors of the general partner of QEP Midstream Partners, L.P., a midstream publicly traded master limited partnership. In addition, he served on the board of directors and as the chairman of the audit committee of Miller Energy Resources, Inc., a publicly traded energy exploration, production and drilling company, from January 2011 to April 2014. Mr. Turkleson is a Certified Public Accountant and received a B.S. in Accounting from Louisiana State University. He is also a Board Governance Fellow with the National Association of Corporate Directors.

Mr. Turkleson’s qualifications to serve as a director of Tellurian include his background and experience in the energy industry and his background as a Certified Public Accountant.

Voting Agreements

Total Delaware, Inc. (“Total”), a Delaware corporation and subsidiary of TOTAL S.A., has the right to designate for election one member of Tellurian’s Board. Mr. Festa is the current Total designee. Total will retain this right for so long as its percentage ownership of Tellurian’s voting stock is at least 10%. In January 2017, Tellurian, Tellurian Investments, Total, Charif Souki, the Souki Family 2016 Trust and Martin Houston entered into a voting agreement pursuant to which Mr. Souki, the Souki Family 2016 Trust and Mr. Houston agreed to vote all shares of Tellurian stock that they own in favor of the director nominee designated by Total for so long as Total owns not less than 10% of the outstanding shares of Tellurian common stock (the “2017 Total Voting Agreement”).

In July 2019, in connection with the execution of the Equity Capital Contribution Agreement, dated as of July 10, 2019, between Driftwood Holdings LP, a subsidiary of the Company (“Driftwood Holdings”), and Total, the Company entered into Amendment No. 1 (the “2019 Total Voting Agreement Amendment”) to the 2017 Total Voting Agreement. Pursuant to the 2019 Total Voting Agreement Amendment, (i) each of Brooke Peterson (who, pursuant to an irrevocable special power of attorney executed by the beneficiaries of the Souki Family 2016 Trust, had the exclusive right to vote the shares of Tellurian common stock held by the Souki Family 2016 Trust) and Messrs. Souki and Houston provided a letter to Total confirming his intent, subject to certain conditions and exceptions including their fiduciary duties as directors of the Company, to vote, as a member of the Board in favor of a policy to declare and pay a dividend to the holders of Tellurian common stock of a minimum of 50% of the Company’s available cash and (ii) in the event any of those directors leave the Tellurian board of directors, each of Messrs. Souki and Houston and the Souki Family 2016 Trust would agree to vote their shares of stock of the Company, and the Company would make commercially reasonable efforts, to elect a successor director who is willing to provide a similar letter to Total.

On April 29, 2020, in connection with the execution of the Securities Purchase Agreement, dated as of April 28, 2020, by and between the Company and High Trail Investments SA LLC, Tellurian and each of Mr. Souki, Mr. Houston, Meg Gentle and R. Keith Teague, in their capacity as Tellurian stockholders, entered into a voting agreement pursuant to which each of Mr. Souki, Mr. Houston, Ms. Gentle and Mr. Teague agreed to vote all shares of Tellurian common stock that they hold in favor of the Share Issuance Proposal and the Authorized Shares Proposal.

Executive Officers

As of May 8, 2020, our executive officers were as follows:

Name	Title	Age

Meg A. Gentle	President and Chief Executive Officer	45
R. Keith Teague	Executive Vice President and Chief Operating Officer	55
L. Kian Granmayeh	Executive Vice President and Chief Financial Officer	41
Daniel A. Belhumeur	Executive Vice President, General Counsel and Chief Compliance Officer	41
Khaled A. Sharafeldin	Chief Accounting Officer	57

See “Proposal 1—Election of Directors to the Company’s Board—Director Nominees to Hold Office for a Term Expiring at the 2023 Annual Meeting of Stockholders” for biographical information concerning Ms. Gentle.

R. Keith Teague has served as the Executive Vice President and Chief Operating Officer of Tellurian since the completion of the Merger in February 2017, and he served as Executive Vice President and Chief Operating Officer of Tellurian Investments from October 2016 until the completion of the Merger. Previously, at Cheniere, Mr. Teague served as Executive Vice President, Asset Group (February 2014–September 2016), Senior Vice President –Asset Group (April 2008–February 2014), Vice President –Pipeline Operations (May 2006–April 2008), and Director of Facility Planning (February 2004–May 2006). Mr. Teague also served as President of CQH Holdings Company, LLC (formerly known as Cheniere Pipeline Company), a wholly owned subsidiary of Cheniere, from January 2005 until September 2016. From December 2001 until September 2003, Mr. Teague served as the Director of Strategic Planning for the CMS Panhandle Companies. He began his career with Texas Eastern Transmission Corporation, where he managed pipeline operations and facility expansion projects. Mr. Teague received a B.S. in Civil Engineering from Louisiana Tech University and an M.B.A. from Louisiana State University.

L. Kian Granmayeh has served as the Executive Vice President and Chief Financial Officer of Tellurian since March 6, 2020. Mr. Granmayeh began at Tellurian as a consultant to the Chief Financial Officer in January 2019 and was appointed as its Director of Special Projects in July 2019 and as the Company’s Director of Investor Relations in August 2019. Prior to joining Tellurian, he worked at Apache Corporation from May 2014 until February 2018, including as Manager of Investor Relations (July 2016 to February 2018), Manager of Strategic Planning (January 2015 to June 2016) and Manager of Project Execution (May 2014 to December 2014). Prior to that, he was an Associate, and then a Vice President, at Lazard Frères & Co. from 2009 to 2014. He holds a B.A. from Columbia University and an M.B.A. from Rice University.

Daniel A. Belhumeur has served as an Executive Vice President of Tellurian since March 6, 2020, as the Senior Vice President and General Counsel of Tellurian since the completion of the Merger in February 2017 and as Chief Compliance Officer of Tellurian since March 2017, and he served as General Counsel of Tellurian Investments from October 2016 until the Merger. Previously, at Cheniere, Mr. Belhumeur served as Vice President, Tax and General Tax Counsel (January 2011–October 2016), Tax Director (January 2010–December 2010), and Domestic Tax Counsel (2007–2010). Mr. Belhumeur began his career in public accounting after he received his bachelor’s degree and master’s degree in Accounting from Texas A&M University. He then went on to obtain his law degree from the University of Kansas School of Law and his LL.M. from the Georgetown University Law Center.

Khaled A. Sharafeldin has served as the Chief Accounting Officer of Tellurian since the completion of the Merger in February 2017, and he served as Chief Accounting Officer of Tellurian Investments from January 2017 until that time. From April 2012 to January 2017, Mr. Sharafeldin served as Vice President – Internal Audit at Cheniere. Previously, at Pride International, he served as Director – Quality Management (2010–2011) and Director of Internal Audit (2005–2010). In addition, he served as Director of Internal Audit at BJ Services Company (2003–2005), served in several financial management roles at Schlumberger Limited (1996–2003), and was employed by the public accounting firm Price Waterhouse LLP in Houston, Texas (1991–1996). Mr. Sharafeldin received his Bachelor of Commerce from Cairo University in Egypt. He is also a Certified Public Accountant in the State of California.

Corporate Governance

Director Independence

Tellurian common stock is listed on the Nasdaq Capital Market (“Nasdaq”) under the trading symbol “TELL.” Nasdaq listing rules require that a majority of the Company’s directors be “independent directors,” as defined by Nasdaq corporate governance standards. Generally, a director does not qualify as an independent director if the director has, or in the past three years has had, certain material relationships or affiliations with the Company, its external or internal auditors, or is an employee of the Company.

The Board is currently comprised of eight directors: Charif Souki, Martin Houston, Meg Gentle, Diana Derycz-Kessler, Dillon Ferguson, Eric Festa, Brooke Peterson, and Don Turkleson. The Board has determined that each of Ms. Derycz-Kessler and Messrs. Ferguson, Festa, Peterson, and Turkleson are “independent” for purposes of the Nasdaq listing standards. The Board has determined that Ms. Gentle, Mr. Souki and Mr. Houston are not independent in view of their current or prior executive roles with the Company or its subsidiaries. In assessing the independence of Mr. Ferguson, the Board considered his role as a partner at Pillsbury Winthrop Shaw Pittman LLP, a law firm that represents Tellurian Investments, Tellurian and Mr. Souki on various matters from time to time. In assessing the independence of Mr. Festa, the Board considered his role as an officer of TOTAL S.A. or one of its affiliates since September 2012 and his current role as the Vice President of Asset Management of the Gas Division of TOTAL S.A., which beneficially owns approximately 17% of the outstanding shares of common stock of the Company. In assessing the independence of Mr. Peterson, the Board considered his role as the Chief Executive Officer of a company, Ajax Holdings LLC, which is owned 50% indirectly by Mr. Souki and 50% by the Souki Family 2016 Trust.

Board Leadership Structure; Executive Sessions

Currently, Ms. Gentle is the Company’s President and Chief Executive Officer, and Mr. Souki is its Chairman. The Board believes that having different individuals serving in the separate roles of Chairman of the Board and Chief Executive Officer is in the best interest of stockholders in the Company’s current circumstances because it reflects the Chief Executive Officer’s responsibility over management of the Company’s operations and the Chairman’s oversight of Board functions and strategic development.

Board Role in Risk Oversight

The Board has an active role, as a whole and at the committee level, in overseeing management of the Company’s risks. The Board or an appropriate committee regularly receives reports from members of senior management and its outside advisors on areas of material risk to the Company, including operational, financial, legal, regulatory, environmental, and strategic and reputational risks. The full Board or an appropriate committee receives these reports from the appropriate executive or advisor, as the case may be, so that it may understand and oversee the strategies used to identify, manage, and mitigate risks. The Compensation Committee oversees the management of risks relating to the Company’s incentive compensation plans, policies, practices and arrangements by considering information and reports with respect to whether such plans, policies, practices and arrangements encourage unnecessary or excessive risk taking, and presenting concerns to the full Board. The Audit Committee oversees management of financial, legal, and regulatory risks, including with respect to related party transactions. The Governance and Nominating Committee manages risks associated with the independence of the Board.

Board Evaluations

Each year, the members of the Board and each Board committee conduct a confidential oral assessment of their performance with members of our legal department. As part of the evaluation process, the Board reviews its overall composition, leadership structure, diversity, individual skill sets, format for meetings, and relationship with management to ensure that it serves the best interests of stockholders and positions the Company for future success. The results of the oral assessments are then summarized and communicated back to the Board. After the evaluations, the Board and management work to improve upon any issues or focus points disclosed during the evaluation process. We believe that conducting these evaluations through a discussion with our Board members leads to more meaningful results that are more likely to result in changes when compared to conducting evaluations through a written process or completion of a questionnaire. As part of the evaluation process, each committee reviews its charter annually.

Code of Conduct and Business Ethics

The Company has adopted a Code of Business Conduct and Ethics (the “Code of Conduct”) that summarizes Tellurian’s compliance and ethical standards and the expectations it has for its officers, directors, and employees. Under the Code of Conduct, all directors, officers, and employees must follow ethical business practices in all business relationships, both within and outside of the Company.

The Code of Conduct is available on the Company’s website, http://www.tellurianinc.com, under the heading “Investors—Company and governance—Governance documents.” Tellurian intends to provide disclosure regarding waivers of or amendments to the Code of Conduct by posting such waivers or amendments to the website in the manner provided by applicable law.

Standing Board Committees

Audit Committee

The Audit Committee is comprised of Ms. Derycz-Kessler, Mr. Peterson, and Mr. Turkleson (Chairman). The functions of the Audit Committee are set forth in its written charter, as amended on December 4, 2019 (the “Audit Committee Charter”). The Audit Committee Charter is posted on the Company’s website, http://www.tellurianinc.com, under the heading “Investors—Company and governance—Board committees.” The Board has determined that each member of the committee is independent under applicable Nasdaq and Securities and Exchange Commission (“SEC”) rules and that each of Ms. Derycz-Kessler and Mr. Turkleson qualifies as an “audit committee financial expert” as defined in SEC rules.

Under the Audit Committee Charter, the Audit Committee is responsible for assisting the Board in fulfilling its oversight responsibilities with respect to (i) the Company’s accounting and financial reporting processes and the integrity of the Company’s financial statements; (ii) the effectiveness of the Company’s internal accounting and financial controls, disclosure controls and procedures, and internal control over financial reporting, as well as the performance of the Company’s internal audit function; (iii) the audits of the Company’s financial statements and the appointment, engagement, compensation, termination (if necessary), qualifications, independence, and performance of the Company’s independent registered public accounting firm; and (iv) the Company’s compliance with legal and regulatory requirements and ethics programs. The Audit Committee has the sole authority to select, engage (including approval of the fees and terms of engagement), oversee, and terminate, as appropriate, the Company’s independent registered public accounting firm.

Compensation Committee

The Compensation Committee is comprised of Ms. Derycz-Kessler, Mr. Peterson (Chairman) and Mr. Turkleson. The functions of the Compensation Committee are set forth in its written charter, as amended on December 5, 2018 (the “Compensation Committee Charter”). The Compensation Committee Charter is posted on the Company’s website, http://www.tellurianinc.com, under the heading “Investors—Company and governance—Board committees.”

The Board has determined that each member of the Compensation Committee qualifies as (i) an independent director under applicable Nasdaq rules, (ii) a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act and (iii) to the extent required for awards intended to constitute “qualified performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “IRS Code”), an “outside director” for purposes of Section 162(m) of the IRS Code.

Under the Compensation Committee Charter, the primary duties and responsibilities of the Compensation Committee are to assist the Board in fulfilling its responsibilities with respect to the Company’s compensation plans, policies, programs, and practices, including (i) determining, and/or recommending to the Board for its determination, the compensation of the Company’s chief executive officer and all other executive officers of the Company; and (ii) reviewing and approving, and/or recommending to the Board for its approval, equity and other incentive compensation plans, policies, and programs for the Company’s directors, officers, employees, or consultants, and overseeing and administering such plans, policies, and programs in accordance with their terms. From time to time, the Compensation Committee consults with the Chairman of the Board regarding executive and director compensation matters and with the Chief Executive Officer and/or Chief Human Resources Officer of the Company regarding executive compensation matters. In addition, the Vice Chairman of the Board regularly serves as a non-voting advisory participant in meetings of the Compensation Committee.

Governance and Nominating Committee

The Governance and Nominating Committee is comprised of Ms. Derycz-Kessler, Mr. Ferguson (Chairman) and Mr. Peterson. The functions of the Governance and Nominating Committee are set forth in its written charter, as amended on December 5, 2018 (the “Governance and Nominating Committee Charter”). The Governance and Nominating Committee Charter is posted on the Company’s website, http://www.tellurianinc.com, under the heading “Investors—Company and governance—Board committees.” The Board has determined that each member of the committee is independent under applicable Nasdaq rules.

Under the Governance and Nominating Committee Charter, the Governance and Nominating Committee is responsible for assisting the Board in fulfilling its oversight responsibilities with respect to (i) identifying individuals qualified to serve as directors; (ii) recommending to the Board candidates for nomination for election to the Board at the annual meeting of stockholders or to fill Board vacancies; and (iii) developing and recommending to the Board a set of corporate governance guidelines and reviewing on a regular basis the overall corporate governance of the Company.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee was, during the fiscal year ended December 31, 2019, an officer or employee of the Company, and no such member has ever served as an officer of the Company. During the fiscal year ended December 31, 2019, none of our executive officers served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity whose executive officers served on our Compensation Committee or the Board.

Communications with Directors

Any stockholder wishing to communicate with the Board or any individual director may do so by contacting the Corporate Secretary at the address, telephone number, facsimile number, or e-mail address listed below:

Tellurian Inc.

1201 Louisiana Street, Suite 3100

Houston, Texas 77002

Attention: Corporate Secretary

Telephone: (832) 962-4000

Facsimile: (832) 962-4055

Website: http://www.tellurianinc.com

E-mail: CorpSec@tellurianinc.com

All communications will be forwarded to the Board or the relevant Board member. The Corporate Secretary has been authorized by the Board to screen frivolous or unlawful communications or commercial advertisements.

Stockholders also may communicate with management by contacting the Corporate Secretary using the above contact information.

Director Attendance at Annual Meetings

The Company does not have a policy regarding attendance of directors at annual meetings of stockholders. All of the Company’s current directors attended the Company’s last annual meeting of stockholders held on June 5, 2019.

Board Nomination Process

The Governance and Nominating Committee identifies director nominees based on recommendations from management, directors, stockholders, and other sources. In identifying and evaluating director nominees, the Governance and Nominating Committee takes into account, among other things, individual director performance (including for incumbent directors, their Board and committee meeting attendance and performance and length of Board service), qualifications, expertise, integrity, independence under Nasdaq or other applicable listing standards, depth and diversity of experience (including service as a director or executive with other entities engaged in the Company’s business), willingness to serve actively and collaboratively, leadership and other skills, and the ability to exercise sound judgment. The Board does not currently employ an executive search firm, or pay a fee to any other third party, to identify qualified candidates for director positions.

The Board and Governance and Nominating Committee will consider any director candidates recommended to the Board by stockholders on the same basis as candidates submitted by others. Stockholders who wish to recommend a prospective director nominee for consideration by the Board should notify the Corporate Secretary in writing at the Company’s offices at 1201 Louisiana Street, Suite 3100, Houston, Texas 77002. The Corporate Secretary will forward all such stockholder recommendations on to the Board for its consideration. Any such recommendation should provide whatever supporting material the stockholder considers appropriate but should include at a minimum such background and biographical material as will enable the Governance and Nominating Committee to make an initial determination as to whether the nominee satisfies the Board membership criteria set forth above. No stockholder nominations were received by the Board in 2019.

Audit Committee Report

In connection with the preparation and filing of the audited financial statements of Tellurian, for the fiscal year ended December 31, 2019 (the “audited financial statements”), the Audit Committee performed the following functions:

•	The Audit Committee reviewed and discussed the audited financial statements with senior management and Deloitte & Touche LLP (“Deloitte”), the Company’s independent registered public accounting firm. The review included a discussion of the quality, not just the acceptability, of the Company’s accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the forward-looking statements.

•	The Audit Committee also discussed with Deloitte the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC.

•	The Audit Committee received the written disclosures and the letter from Deloitte required by applicable requirements of the PCAOB regarding Deloitte’s communications with the Audit Committee concerning independence, and discussed with Deloitte its independence from the Company and considered the compatibility of the auditors’ non-audit services to the Company, if any, with the auditors’ independence.

Based upon the functions performed, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K filed with the SEC on February 24, 2020.

Respectfully submitted by the Audit Committee of the Board of Directors,

Don A. Turkleson (Chairman)
Diana Derycz-Kessler
Brooke A. Peterson

Board and Committee Meetings Held During 2019

As noted in the table below, during 2019, ten meetings of the Board, ten meetings of the Audit Committee, six meetings of the Compensation Committee and five meetings of the Governance and Nominating Committee were held. During 2019, except for Mr. Houston, all of the directors then in office attended at least 75% of the total number of meetings of the Board and committees of the Board on which the directors served. The table below also indicates the members of the Board and each committee of the Board.

Name	Board	Committees
		Audit	Compensation	Governance and Nominating

Charif Souki	Chairman
Martin J. Houston	Vice Chairman
Meg A. Gentle	Member
Dillon J. Ferguson	Member			Chairman
Diana Derycz-Kessler	Member	Member	Member	Member
Brooke A. Peterson	Member	Member	Chairman	Member
Don A. Turkleson	Member	Chairman	Member
Eric P. Festa	Member
Number of meetings in 2019	10	10	6	5

PROPOSAL 2—RATIFICATION OF APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY

The Audit Committee has appointed and engaged Deloitte to serve as the independent registered public accounting firm to audit Tellurian’s financial statements for the fiscal year ending December 31, 2020, and to perform other appropriate audit-related services. Deloitte began serving as Tellurian’s independent registered public accounting firm on February 13, 2017. Tellurian stockholders are hereby asked to ratify the Audit Committee’s appointment of Deloitte as Tellurian’s independent registered public accounting firm for the fiscal year ending December 31, 2020.

The Audit Committee is solely responsible for selecting Tellurian’s independent auditors. Although stockholder ratification of the appointment of Deloitte is not required by law or Tellurian’s governing documents, the Board has determined that it is desirable to seek stockholder ratification as a matter of good corporate governance in view of the critical role played by independent registered public accounting firms in maintaining the integrity of financial controls and reporting. If the Tellurian stockholders do not ratify the appointment of Deloitte, the Audit Committee will consider whether to engage another independent registered public accounting firm. Even if the appointment of Deloitte is ratified, the Audit Committee may in its discretion select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Tellurian and its stockholders.

Tellurian expects that a representative from Deloitte will be present at the Meeting. Any such representative will have the opportunity to make a statement if he or she so desires and is expected to be available to respond to appropriate questions.

Principal Accountants’ Fees and Services

Deloitte served as the principal accountant for the audit of Tellurian’s consolidated financial statements for the fiscal years ended December 31, 2018 and December 31, 2019 and review of Tellurian’s condensed consolidated financial statements included in its Quarterly Reports on Form 10-Q for the fiscal years ended December 31, 2018 and December 31, 2019. Information about Deloitte’s fees and services in those years is provided below.

Audit Fees

The aggregate fees paid or to be paid to Deloitte for the audit of the consolidated financial statements of Tellurian and the review of the condensed consolidated financial statements included in Tellurian’s Quarterly Reports on Form 10-Q for the fiscal years ended December 31, 2018 and December 31, 2019 were $1,011,100, and $1,167,268, respectively.

Audit-Related Fees

The aggregate fees paid or to be paid to Deloitte in connection with audit-related services provided to Tellurian during the fiscal years ended December 31, 2018 and December 31, 2019 were $125,000 and $205,000, respectively.

Audit-related services related to, among other things, review of registration statements, the provision of comfort letters and attendance at stockholder and Audit Committee meetings.

Tax Fees

The aggregate fees paid or to be paid to Deloitte in connection with tax services provided to Tellurian during the fiscal years ended December 31, 2018 and December 31, 2019 were $25,000 and $12,600, respectively. Tax services performed during the fiscal years ended December 31, 2018 and December 31, 2019 related to tax compliance services.

All Other Fees

The aggregate other fees paid or to be paid to Deloitte for any other services rendered to Tellurian during each of the fiscal years ended December 31, 2018 and December 31, 2019 was $0.

Pre-Approval Policies

Under the terms of the Audit Committee Charter, the Audit Committee is required to pre-approve all the services provided by, and fees and compensation paid to, the independent registered public accounting firm for both audit and permitted non-audit services. When it is proposed that the independent registered public accounting firm provide additional services for which advance approval is required, the Audit Committee may form and/or delegate authority to a subcommittee consisting of one or more members or the Chairman of the Audit Committee, when appropriate, with the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals are to be presented to the Audit Committee at its next scheduled meeting. All of the audit fees, audit-related fees, tax fees, and all other fees paid or to be paid during the fiscal years ended December 31, 2018 and December 31, 2019 were approved by the Audit Committee.

Vote Required for Approval

Approval of Proposal 2 will require the affirmative vote of the holders of a majority of the votes cast on the matter, assuming that a quorum exists.

If you fail to vote or submit a proxy, fail to instruct your broker to vote (and your broker does not exercise its discretion to vote your shares on this matter) or vote to “abstain,” it will have no effect on the outcome of the vote on Proposal 2, assuming that a quorum exists.

Board Recommendation

The Board unanimously recommends that Tellurian stockholders vote “FOR” the proposal to ratify the appointment of Deloitte as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2020.

Compensation discussion and analysis

The following Compensation Discussion and Analysis summarizes our compensation program for our named executive officers for the 2019 fiscal year.

Named Executive Officers

Our named executive officers (“NEOs”) based on position and compensation for the fiscal year ended December 31, 2019 are the following individuals:

Name	Position

Meg A. Gentle	President and Chief Executive Officer (“CEO”)
R. Keith Teague	Executive Vice President and Chief Operating Officer
Antoine J. Lafargue	Senior Vice President of LNG Marketing and former Chief Financial Officer (“former CFO”) (1)
Daniel A. Belhumeur	Executive Vice President, General Counsel and Chief Compliance Officer
Khaled A. Sharafeldin	Chief Accounting Officer

(1)	On March 6, 2020, L. Kian Granmayeh was appointed as the Executive Vice President and Chief Financial Officer of the Company, and Mr. Lafargue joined the Company’s marketing group as Senior Vice President of LNG Marketing.

2019 Performance Highlights

Under the leadership of our NEOs, we continued our efforts to create value for stockholders by building a low-cost, global natural gas business, profitably delivering natural gas to customers worldwide through a portfolio of natural gas production, LNG marketing, and infrastructure assets.

Since our inception as Tellurian Investments in 2016, our efforts have been driven by the goal of constructing an LNG terminal facility (the “Driftwood terminal”) and related pipelines—the Driftwood pipeline, the Haynesville Global Access Pipeline and the Permian Global Access Pipeline (collectively, the “Pipeline Network”)—and owning upstream gas assets (together with the Driftwood terminal and the Pipeline Network, the “Driftwood Project”) to provide optionality to our business model. Our success depends to a significant extent upon our ability to obtain the funding necessary to construct the Driftwood Project on a commercially viable basis, to finance the costs of our operations, development activities and general working capital needs until our facilities are fully operational and to implement our LNG marketing strategies. In 2019, we entered into an equity capital contribution agreement and an LNG sale and purchase agreement with Total and one of its affiliates, respectively (see “Total Transactions” below), and obtained the most significant permits required for construction and operation of the Driftwood terminal and Driftwood pipeline. See “Components of Pay and 2019 Compensation Decisions—Components of Tellurian’s Compensation Program—Discretionary Annual Bonus” for further information with respect to 2019 performance highlights.

Executive Summary of our Compensation Program

Program Focus

•	Our executive compensation program links our executives’ pay to the achievement of the Company’s current and long-term strategic projects, particularly the successful financing and construction of the Driftwood terminal and related pipelines.

Pay Elements

•	Our executive compensation program is currently comprised of three primary pay elements: (i) annual base salary; (ii) a discretionary annual bonus; and (iii) outstanding long-term incentives granted in previous years, consisting of (a) performance-based restricted stock that vests only if we are able to secure a final investment decision by our Board to proceed with the construction of the Driftwood terminal (“FID”), (b) time-vested stock options, and (c) a long-term cash incentive program (the “Driftwood Incentive Program”). Awards under the Driftwood Incentive Program are earned in four stages based on the delivery of a notice to proceed with designated construction phases of the Driftwood terminal, with the amount earned for a particular phase paying out in equal installments over the first four anniversaries of the delivery of notice to proceed for such phase, generally contingent upon the executive’s continued employment. We also provide standard employee benefits.

•	The majority of our NEOs’ compensation is variable and made up of annual bonus awards and outstanding long-term incentives.

Setting Compensation

•	Executive compensation decisions generally are made by our Board based on recommendations from our independent Compensation Committee.

•	When making compensation recommendations, the Compensation Committee reviews data from its independent compensation consultant (currently Pearl Meyer & Partners, LLC (“Pearl Meyer”)) and receives input from our CEO and other members of our senior management team as well as from the Chairman of the Board. In addition, the Vice Chairman of the Board regularly serves as a non-voting advisory participant in meetings of the Compensation Committee.

•	The Compensation Committee also reviews relevant market compensation data, which includes the compensation paid by a peer group of companies in our industry sectors that we compete against for executive talent. We strive to set base salaries at the 50th percentile of market, annual compensation opportunities (i.e., base salary and annual incentives) at the 75th percentile of market, and total compensation opportunities (i.e., base salary, annual incentives and long-term incentives issued or amortized in the relevant year) at up to the 90th percentile of market.

•	We view compensation cumulatively over the course of multiple years. Accordingly, we may take into account outstanding compensation opportunities provided in previous years in making decisions for the current year.

Key 2019 Compensation Actions

•	We did not make any material changes to the components or structure of our executive compensation program in 2019.

•	We adjusted 2019 base salaries for our NEOs for cost of living increases and, in the case of Mr. Lafargue, to better align his base compensation with that of our peer group.

•	We increased our CEO’s target and stretch bonus percentages from 100% and 150%, respectively, of her base salary to 150% and 225%, respectively, of her base salary in order to provide her with an annual bonus opportunity that is more competitive with market. We also lowered our former CFO’s target and stretch bonus percentages from 150% and 200%, respectively, of his base salary to 100% and 150%, respectively, of his base salary in order to better align his annual bonus incentive award with that of the remainder of the senior leadership team.

•	We did not award discretionary annual bonuses to our NEOs other than Mr. Lafargue for 2019, as we did not achieve FID in 2019. In recognition of Mr. Lafargue’s strong individual efforts throughout 2019 and in order to align his compensation structure with his current non-NEO position as Senior Vice President of LNG Marketing, we awarded Mr. Lafargue a 2019 discretionary bonus that was paid in the form of restricted stock units. The restricted stock units vest in twelve substantially equal monthly installments beginning on June 1, 2020.

•	Consistent with our multi-year approach to setting compensation, we did not grant any long-term incentive awards to our NEOs in 2019 as we believe that the long-term incentive awards made to our NEOs in prior years already properly motivate and reward our NEOs’ performance and incentivize the completion of our long-term strategic projects.

Compensation Best Practices

•	We seek to incorporate and adhere to compensation best practices in our executive compensation program. Please see the chart under the heading “Our Executive Compensation Philosophy and Practices—Our Executive Compensation Practices” for details.

Our Executive Compensation Philosophy and Practices

Objectives and Philosophy

The objectives of our executive compensation program are to attract the top executive talent in our competitive, growing industry and to motivate such individuals to execute on the Company’s business strategy and to remain with the Company long-term.

With those objectives in mind, our executive compensation philosophy is as follows:

•	Our executives’ pay should be linked to the achievement of current and long-term Company strategic projects. Our business strategy is dependent on the successful financing and construction of the Driftwood terminal and Pipeline Network and the acquisition of complementary upstream assets. Accordingly, our NEOs’ compensation is generally tied to the completion of those projects. For example, the outstanding restricted stock awards held by our NEOs generally vest solely upon reaching FID (or anniversaries thereof). The awards under our Driftwood Incentive Program are earned in tranches based on the delivery of a notice to proceed with designated construction phases of the Driftwood terminal. Furthermore, the metrics in our discretionary annual bonus program are weighted toward short-term goals that significantly advance our ability to reach FID, construct the Driftwood terminal, progress the Pipeline Network and acquire upstream assets.

•	Compensation should be market competitive. We compete with our peers and other companies in our industry sectors for executive-level talent. We, therefore, benchmark our executive compensation program against a group of publicly traded peers and other companies in our industry sectors using compensation surveys and relevant industry data.

Base salaries of our NEOs are targeted at the median, or the 50th percentile, of the relevant benchmarked data (“market”). Annual compensation opportunities (base salary and annual bonus) are targeted at the 75th percentile of market. Total compensation opportunities (base salary, annual bonus and long-term incentives) are targeted at the 90th percentile of market when warranted for exceptional Company performance and individual achievement. In addition, as described below, we have implemented a number of executive compensation best practices.

•	Compensation should support the stability of our executive team for the long-term. Our business strategy requires a long-term focus, with the completion of the various phases of the Driftwood terminal and Pipeline Network scheduled to stretch into the early to mid-2020s, and with the full deployment of our capabilities thereafter expected to take several years. We want executives who are similarly focused on the long-term. With the complexity of our business and the extended timelines for completion of our critical projects, the departure of top executive talent and the related loss of institutional knowledge would be harmful to our business. We, therefore, implemented the Driftwood Incentive Program to provide for incentives after FID and designed that program to provide for delayed payouts that are generally contingent upon each executive remaining employed with us for several years following commencement of the various phases of the Driftwood terminal. We also have three-year vesting schedules on our stock option grants.

•	Compensation should align the interests of our executives with those of our stockholders. Although we expect that achievement of our business strategy will drive stock price performance, we believe that our executive team should think like and be motivated as owners so that their interests are aligned with those of our stockholders. We have, therefore, structured their long-term incentives so that a portion consists of restricted shares of Tellurian stock (which vest generally upon FID or other milestones), and another portion consists of stock options that have value to the executive only if our stock price increases. We have also included stock performance targets in our CEO’s annual bonus metrics.

Compensation Mix

Our compensation philosophy is reflected in the proportion of our NEOs’ compensation that is variable as compared to the overall compensation package awarded to our NEOs. The charts below show the targeted fixed and variable components applicable to our NEOs for 2019 as a percentage of their target total direct compensation, as well as the fixed and variable components to the named executive officers of our peers and other companies in our industry sectors as a percentage of their total direct compensation for 2019, based on data provided by Pearl Meyer. These charts are not a substitute for the “Summary Compensation Table,” which includes amounts in addition to target total direct compensation. For 2019, Ms. Gentle’s target compensation was 88% variable and linked to Company performance, consistent with that of chief executive officers of our peers and other companies in our industry sectors, and still below the market median of target total compensation for chief executive officers. For Messrs. Teague, Lafargue and Belhumeur, approximately 85% of their target compensation was variable and linked to Company performance, as compared to approximately 80%, 45%, and 77% of target total compensation being variable and linked to company performance for chief operating officers, chief financial officers and general counsels, respectively, among our peers and other companies in our industry sectors. In addition, for Mr. Sharafeldin, approximately 72% of his target compensation was variable and linked to Company performance, as compared to approximately 56% of target total compensation being variable and linked to company performance for chief accounting officers among our peers and other companies in our industry sectors.

Chief Executive Officer

75%
50%
25%
0%
Percentile Rank to the Market
29th Percentile
71%
17%
12%
69%
19%
12%
Tellurian CEO
Tellurian's CEO Market (median)
Base Salary
Annual Incentives
Long-Term Incentives*

Chief Operating Officer

75%
50%
25%
0%
Percentile Rank to the Market
52nd Percentile
70%
15%
15%
58%
22%
20%
Tellurian COO
Tellurian's COO Market (median)
Base Salary
Annual Incentives
Long-Term Incentives*

Chief Financial Officer

75%
50%
25%
0%
Percentile Rank to the Market
57th Percentile
70%
15%
15%
22%
23%
55%
Tellurian CFO
Tellurian's CFO Market (median)
Base Salary
Annual Incentives
Long-Term Incentives*

General Counsel

75%
50%
25%
0%
Percentile Rank to the Market
71st Percentile
70%
15%
15%
59%
18%
23%
Tellurian General Counsel
Tellurian's Gen Counsel Market (median)
Base Salary
Annual Incentives
Long-Term Incentives*

Chief Accounting Officer

75%
50%
25%
0%
Percentile Rank to the Market
95th Percentile
44%
28%
28%
36%
20%
44%
Tellurian CAO
Tellurian's CAO Market (median)
Base Salary
Annual Incentives
Long-Term Incentives*

*	We did not make any new long-term incentive awards in 2019. However, for purposes of determining total compensation opportunities, we amortize awards under the Driftwood Incentive Program over eight years from the date of grant. The portion of such awards amortized in 2019 is, therefore, included in the charts above as our NEOs’ 2019 long-term incentive.

Our Executive Compensation Practices

Our executive compensation program reflects a number of best pay practices, including the following:

What Tellurian does	What Tellurian does not do

• Pay-for-performance compensation structure (a significant portion of NEO pay is variable and tied to individual performance and the achievement of major corporate milestones).	• No gross-ups for penalty taxes or interest that may be imposed under the IRS Code.
• Annual review of market compensation in setting executive compensation.	• No guaranteed bonuses.
• Prohibit hedging transactions involving company stock.	• No automatic base salary increases.

What Tellurian does	What Tellurian does not do

• At-will employment (including our former CFO, whose three-year employment agreement expired on February 10, 2020).	• No fixed-term employment agreements (including our former CFO, whose three-year employment agreement expired on February 10, 2020).
• Retain services of an independent compensation consultant.	• No defined benefit retirement plan or supplemental executive retirement plan.
• No perquisites.	• No contractual severance arrangements with NEOs and no executive severance plans or policies.
• Maintain discretion to pay all or a portion of annual incentives in the form of shares.	• No repricing, cancellation or exchange of option awards.

Administration of Executive Compensation Programs and Methodology

The Role of the Compensation Committee

Our Compensation Committee sets our compensation philosophy and objectives and designs our executive compensation programs to support our strategic business objectives. The Compensation Committee is comprised entirely of independent directors who are appointed by the Board and meets at least annually with the CEO and any other corporate officers that the Compensation Committee deems appropriate. From time to time, the Compensation Committee also consults with the Chairman and Vice Chairman of the Board regarding executive and director compensation matters. The Compensation Committee meets in executive session on an as-needed basis.

The Compensation Committee is responsible for the following:

•	Reviewing and making recommendations to the Board regarding the compensation of the CEO and all other executive officers of Tellurian.

•	Reviewing and making recommendations to the Board, on an annual basis, regarding the corporate goals and objectives relevant to the compensation of the CEO and other executive officers, including annual and long-term performance goals and objectives.

•	Considering information and reports with respect to whether our compensation programs encourage unnecessary or excessive risk, and reporting concerns to the Board.

•	Designing the equity and other incentive compensation plans, policies and programs for the benefit of Tellurian’s directors, executive officers, officers, employees and consultants and recommending that the Board adopt the same.

•	Overseeing and administering equity and other incentive compensation plans, policies and programs in accordance with their terms.

•	Reviewing the form and amount of non-employee director compensation at least annually and making recommendations with respect thereto to the Board for its approval.

•	Assessing the performance criteria and compensation levels of key executives.

•	Reviewing, on a quarterly basis, progress towards the achievement of corporate performance goals and other considerations relevant to the determination of our NEOs’ annual discretionary bonuses and making a final recommendation for the Board’s approval.

The Role of Management

The Compensation Committee, along with each of the independent directors, is authorized by the Board to obtain information from and work directly with any employee in fulfilling its responsibilities. The Compensation Committee receives from the CEO compensation recommendations and evaluations of the executive group (including with respect to the annual bonus award pool size and individual bonus awards). The CEO meets with the Compensation Committee at least annually as part of the Compensation Committee’s annual discussion and review of the performance criteria and compensation levels of the other key executives. However, the CEO is not, and may not be, present during any voting or deliberations on her compensation.

Management also plays a role in Tellurian’s annual bonus program. Management will review the achievement of corporate goals to date and make a recommendation to the Compensation Committee regarding the annual bonus pool to award employees outside of the executive group and individual bonus awards to employees outside of senior management. The Compensation Committee takes management’s recommendation into account but ultimately has the sole discretion to determine or recommend to the Board for its determination the amount and form (i.e., cash, equity or a mix thereof) of annual bonus awards to the CEO and other executive officers and other employees and service providers outside of senior management.

Our Senior Vice President and Chief Human Resources Officer prepares materials for the CEO and the Compensation Committee for the exercise of their distinct, but interrelated, compensation responsibilities.

The Role of the Independent Compensation Consultant

The Compensation Committee has retained Pearl Meyer as its independent compensation consultant. In 2019, Pearl Meyer provided the Compensation Committee with advice and information regarding current executive compensation practices, including market trends and reviews, and benchmarking of our executive compensation against the market. The Compensation Committee utilizes the benchmarking data provided by Pearl Meyer in making its compensation recommendations to the Board. Representatives of Pearl Meyer are invited to select Compensation Committee meetings to present their benchmarking data and to assist the Compensation Committee with its executive compensation decisions. Pearl Meyer also conducts an annual assessment of issues that may or could be associated with or indicative of excessive compensation-related risk-taking and summarizes its findings for the Compensation Committee’s review. In its compensation-related risk assessments in each of 2017, 2018, and 2019, Pearl Meyer identified no programs or practices that indicated the presence of a material compensation-related risk.

Review of Executive Officer Compensation

Generally

Our review of executive officer compensation encompasses both the structure of our executive compensation program and the targeted amount of compensation. The Compensation Committee considers multiple sources of internal and external data to reach final determinations in order to recommend actions to the Board, including the recommendations of the CEO. Comparative compensation information is one of several analytical tools that we use in setting executive compensation, and the Compensation Committee utilizes its judgment in determining the nature and extent of its use of comparative companies. With the assistance of Pearl Meyer, the Compensation Committee reviews the executive compensation programs in effect at our peer group companies and other companies in our industry sectors. Market and peer group compensation data is one factor among many that the Compensation Committee considers in reviewing executive compensation and is critical in ensuring that Tellurian remains competitive among the companies against which it is competing for talent.

In its analysis and in making decisions, the Compensation Committee may consider factors such as the nature of the officer’s duties and responsibilities as compared to the corresponding position used in the benchmarking data, the experience and value the executive brings to the role, the executive’s performance results, the success demonstrated in meeting strategic and other business objectives, the relationship of compensation earned compared to Company performance, previous compensation awarded to the executive that remains outstanding, and the impact on the internal equity of our pay structure within the Company.

Each year, the Compensation Committee reviews individualized, position-specific compensation benchmarking studies provided by Pearl Meyer, which help the Compensation Committee make recommendations to the Board for the upcoming fiscal year. In the first quarter of each year, the Compensation Committee makes recommendations to the Board regarding base salaries for the upcoming fiscal year and discretionary annual incentive bonus awards for the most recent fiscal year.

The Compensation Committee recommends to the Board, and ultimately the Board sets, goals applicable to the discretionary annual incentive bonuses for the year. The Compensation Committee, together with the CEO, reviews the year-to-date progress on the corporate goal achievement each quarter. Following completion of the year, the Compensation Committee will review the discretionary annual incentive bonus payouts for the NEOs recommended by the CEO and will present them to the Board for approval in the first quarter of that year.

Compensation Peer Group

As noted above, we use peer group companies, along with other companies in our industry sectors, to benchmark our compensation. Our peer group consists of publicly traded companies in (i) the oil and gas storage and transportation sector, (ii) the oil and gas exploration and production sector and (iii) the utilities sector. We have selected companies in each of these sectors as part of our peer group because our business model makes it such that we perform functions performed by or related to companies in each of those sectors. In constructing the peer group, we also considered peers of peers and other peers identified by management as competitors for business or talent, and took into account workforce and business operations footprint in determining whether or not to include companies in the peer group.

With the assistance of Pearl Meyer, our Compensation Committee reviews the composition of the peer group annually so that the included companies remain relevant for comparative purposes. The Compensation Committee, with the assistance of Pearl Meyer, reviewed the peer group in September 2019 and made certain changes to the composition of the peer group to reduce the number of limited partnerships in the peer group, remove companies with the lowest stock price correlation and add two additional LNG companies. The revised peer group will be used for purposes of determining compensation for 2020.

Tellurian’s peer groups for purposes of determining compensation for 2019 and 2020 are listed below:

Sector	Peer	2019	2020

Oil and Gas Storage and Transportation Companies	Buckeye Partners, L.P.	✓
	Cheniere Energy, Inc.	✓	✓
	Enable Midstream Partners, LP	✓
	Enterprise Products Partners L.P.	✓	✓
	Gibson Energy Inc.	✓	✓
	Kinder Morgan, Inc.		✓
	Magellan Midstream Partners, L.P.	✓
	NextDecade Corporation		✓
	NuStar Energy L.P.	✓	✓
	ONEOK, Inc.	✓	✓
	Summit Midstream Partners, LP	✓
	The Williams Companies, Inc.	✓	✓

Oil and Gas Exploration and Production Companies	Anadarko Petroleum Corporation	✓	✓
	EQT Corporation	✓	✓
	Noble Energy, Inc.	✓	✓
	Range Resources Corporation	✓	✓
	Southwestern Energy Company	✓	✓
	WPX Energy, Inc.	✓	✓

Utilities	The AES Corporation	✓	✓
	CMS Energy Corporation	✓
	Dominion Energy, Inc.	✓	✓
	NiSource Inc.	✓
	PPL Corporation	✓	✓
	Sempra Energy	✓	✓

	Total	22	18

Risk Oversight

Consistent with the compensation-related risk assessment made by Pearl Meyer, we have determined that any risks arising from our compensation programs and policies are not reasonably likely to have a material adverse effect on the Company. Our compensation programs and policies mitigate risk by combining performance-based, long-term compensation elements with payouts that are highly correlated to the achievement of our strategic business objectives. The combination of performance measures for the annual bonus awards and long-term incentive compensation program encourages executives to maintain both a short and a long-term view with respect to Company performance. We maintain an insider trading policy that prohibits directors, officers and employees of the Company from hedging or engaging in derivative transactions involving shares of Tellurian stock.

Stockholder Advisory Say-on-Pay

At our annual meeting of stockholders held on September 20, 2017, our stockholders approved, on a non-binding advisory basis, the compensation of our NEOs, with over 99% of the votes cast “for”

approval. Our stockholders also voted to approve, on a non-binding advisory basis, the frequency of future advisory votes on the compensation of our NEOs, with over 96% of votes cast “for” such votes to be held every three years. After considering the advisory vote of the stockholders, the Board determined to provide for the advisory “say on pay” stockholder vote on a triennial basis. Accordingly, we will hold a stockholder advisory vote on the compensation of our NEOs at the Meeting. As an advisory vote, the results are not binding upon us. However, the Compensation Committee values the opinions expressed by stockholders and may consider the outcome of advisory say-on-pay votes when making future compensation decisions for our NEOs. The next non-binding advisory vote regarding the frequency of future “say on pay” stockholder votes will be held at the 2023 annual meeting of stockholders, in accordance with SEC rules.

Components of Pay and 2019 Compensation Decisions

Components of Tellurian’s Compensation Program

Our executive compensation program consists of the following pay elements:

Compensation Element	Compensation Type	Form of Compensation	Purpose

Base salary	Fixed	• Cash	• Provide competitive cash compensation based on position and experience
Annual discretionary bonus awards	Variable	• Annual discretionary bonus paid in cash, common stock, restricted stock units, or a combination thereof

•      Motivate and reward the achievement of annual corporate goals and strategic milestones over the short term

•     Payment in stock preserves cash and aligns the long-term interests of employees and stockholders by promoting stock ownership

Long-term incentive awards	Variable	• Performance-based restricted shares and/or restricted stock units • Stock options • Performance-based cash awards under the Driftwood Incentive Program	• Motivate and reward accomplishment of company milestones and creation of long-term stockholder value • Align the long-term interests of employees and stockholders
Employee benefits	Fixed	• Health and welfare plans • Retirement plan

•      Provide industry-standard employee benefits necessary to attract and retain talent

•     Allow executives and other employees to defer compensation on a tax-advantaged basis through our 401(k) plan with Company match

Base Salary

Consistent with our executive compensation philosophy, base salaries for the NEOs are targeted at the 50th percentile of market. The Compensation Committee reviews our NEOs’ base salaries annually.

In 2019, we provided each of our NEOs (other than Mr. Lafargue) with a 3% cost of living increase to his or her base salary, which is intended to maintain compensation levels at approximately the median of market (with the exception of Ms. Gentle, who remains positioned at around the 29th percentile of market, and Mr. Sharafeldin, who remains positioned above the 90th percentile of market). Mr. Lafargue’s base salary was increased by 17.7% in order to bring his base salary up to the median of market. The adjustment to Mr. Lafargue’s base salary was also accompanied by a reduction to his target and stretch bonus levels, which are now in line with those of similarly situated members of our senior management team.

Effective as of February 17, 2019, our NEOs’ base salaries were as follows:

Name	Prior Base Salary (through 2/16/19)	2019 Base Salary (eff. 2/17/19)	Percentage Increase

Meg A. Gentle	$700,000	$721,000	3.0%
R. Keith Teague	$500,000	$515,000	3.0%
Antoine J. Lafargue	$350,000	$412,000	17.7%
Daniel A. Belhumeur	$400,000	$412,000	3.0%
Khaled A. Sharafeldin	$350,000	$360,500	3.0%

Discretionary Annual Bonus

Our executive officers are eligible to earn a discretionary annual incentive bonus for each fiscal year. Annual bonus awards, if any, are determined in relation to pre-established target and stretch amounts established for each NEO and are based on a holistic review of corporate and individual performance for the year. Although the Compensation Committee and the Board establish corporate goals for each year, there is no bonus formula or weighting of those goals, and actual bonus determinations may take into account a number of other factors, including Company and individual achievements during the year that are not covered by the pre-established goals. The Compensation Committee reviews corporate performance throughout the year (generally on a quarterly basis) and receives input from our CEO and management team before making a final assessment and bonus recommendation to the Board in the first quarter of the year following the year to which such annual bonus relates. Annual bonuses may be paid in cash and/or stock or other equity awards as the Board may determine in its discretion. In the first quarter of each of 2018 and 2019, annual discretionary bonuses for performance with respect to each of 2017 and 2018, respectively, were awarded to our NEOs entirely in the form of shares of Tellurian common stock.

2019 Annual Bonus Targets

For the 2019 annual bonus awards, target and stretch bonus amounts were set by the Compensation Committee as a percentage of each NEO’s base salary. For 2019, we increased Ms. Gentle’s target and stretch bonus percentages from 100% and 150%, respectively, of her base salary to 150% and 225%, respectively, of her base salary in order to provide her with an annual bonus opportunity that is more competitive with market. In addition, we lowered Mr. Lafargue’s target and stretch bonus percentages from 150% and 200%, respectively, of his base salary to 100% and 150%, respectively, of his base salary in order to better align his annual bonus incentive award with that of the remainder of the senior leadership team.

The target annual bonus opportunities for the NEOs for 2019 were as follows:

NEO	Target Bonus (As a Percentage of Base Salary)	Stretch Bonus (As a Percentage of Base Salary)

Meg A. Gentle	150%	225%
R. Keith Teague	100%	150%
Antoine J. Lafargue	100%	150%
Daniel A. Belhumeur	100%	150%
Khaled A. Sharafeldin	100%	150%

2019 Company Performance Goals

The Company performance goals established by the Compensation Committee and the Board for fiscal year 2019 reflect our overall business strategy of developing a global natural gas business through the development of the Driftwood Project, as well as the achievement of other important milestones. The development of the Driftwood Project and implementation of our long-term strategy requires the successful coordination and completion of multiple objectives in a variety of areas, including finance, marketing, natural gas resource acquisitions, pipeline development, and facility planning and permitting. Accordingly, our fiscal year 2019 Company performance goals were generally project-focused as opposed to financial-metric focused, and incentivized the short-term financial, asset, marketing, and gas supply projects that were necessary to implement our business strategy. As discussed below, the Compensation Committee considers reaching FID to be a significant milestone for Tellurian. It was considered a key performance goal for fiscal year 2019 and weighted accordingly.

For 2019, the Compensation Committee and the Board created corporate goals to be used generally for the NEOs, as well as a set of CEO-specific performance goals used solely to measure the performance of Ms. Gentle.

The following chart reflects the Company performance goals used generally for all NEOs for 2019.

Annual Corporate Performance Goals
Description	Why we use it

Reach FID on Phase 1 of the Driftwood terminal.	FID is a significant milestone that represents our securing of sufficient financing and completion of the other actions necessary to proceed with the construction of the Driftwood terminal.
Control spending to +/− 10% of budget.	Fiscal discipline is essential to our ability to implement our business strategy as we have limited cash resources that need to be deployed to further the Driftwood Project.
Establish financing for operating business.	Our ability to conduct our operations and meet our general working capital needs is dependent on our ability to obtain adequate levels of financing.
Operate owned producing assets (including the sale of gas) safely, efficiently, and profitably.	Producing natural gas is important to our ability to implement our business strategy, and it is fundamental to our business that we be able to do so on a safe, efficient, and profitable basis.
Purchase a targeted amount of natural gas resources.	Achievement of our business objectives requires that we acquire substantial natural gas producing properties at attractive prices.
Execute Memorandum of Understanding sufficient to FID of Phase 1 of the Driftwood terminal.	Our ability to reach FID is dependent on our ability to have arrangements in place to sell sufficient volumes of LNG from the Driftwood terminal.

Annual Corporate Performance Goals
Description	Why we use it

Execute commercial agreements sufficient to support the financing of Phase 2 of the Driftwood terminal.	Our ability to finance Phase 2 of the Driftwood terminal is dependent on our ability to have agreements in place to sell sufficient volumes of LNG from the Driftwood terminal.
Close financing for Phase 2 of the Driftwood terminal.	Obtaining adequate levels of financing is essential for our ability to complete Phase 2 of the Driftwood terminal.
Secure binding shipper agreements on the Permian Global Access Pipeline and the Haynesville Global Access Pipeline and begin Federal Energy Regulation Commission (FERC) process on each.	Securing customers and obtaining regulatory approval of our pipelines is essential to the successful commercialization of those projects.
Build LNG trading business to a targeted amount of gross profit for fiscal 2018.	Our long-term business plan includes participation in a variety of natural gas-related lines of business, including LNG trading.
Execute transition plan for the Driftwood Project on schedule.	As we structure Driftwood Holdings as a partnership, management is focusing on organizational structure and joint venture capabilities.

The following chart reflects the Company performance goals used solely in respect of Ms. Gentle:

CEO Performance Goals
Description	Why we use it

Reach FID on Phase 1 of the Driftwood terminal.	FID is a significant milestone that represents our securing of sufficient financing and completion of the other actions necessary to proceed with the construction of the Driftwood terminal.
Achieve targeted level of share price appreciation on a one-year basis.	We believe that our CEO should be compensated in part based on the returns delivered to our stockholders.
Achieve targeted level of share price appreciation on a three-year basis.	We believe that our CEO should be compensated in part based on the returns delivered to our stockholders.

Assessment of 2019 Performance

Upon completion of fiscal year 2019, the Compensation Committee recommended, and the Board approved, that no discretionary annual bonus awards in respect of 2019 be paid to our NEOs other than to Mr. Lafargue, as described below. Although the Company continued to make substantial progress in 2019 and achieved or partially achieved seven of the eleven corporate performance goals established by the Compensation Committee and the Board, the Company did not achieve its key goal of reaching FID on Phase 1 of the Driftwood Project in 2019, which was the primary driver of our NEOs generally not receiving discretionary bonus awards for 2019. Additionally, none of the CEO-specific goals were achieved for 2019.

2019 Annual Bonus Awards

On March 9, 2020, following Mr. Lafargue’s transition into his new role, we awarded Mr. Lafargue a 2019 discretionary annual bonus of $250,000 paid in the form of 206,611 restricted stock units as an annual performance bonus for the fiscal year ended December 31, 2019. Mr. Lafargue’s 2019 discretionary annual bonus was made in recognition of his efforts throughout 2019 and in order to align his compensation structure with his current non-NEO position as Senior Vice President of LNG Marketing. Each restricted stock unit granted to Mr. Lafargue represents a contingent right to receive on or within thirty days after vesting one share of Tellurian common stock, cash of equal value, or a combination of both, and the restricted stock units vest in twelve substantially equal monthly installments beginning on June 1, 2020.

Long-Term Incentive Awards

Long-Term Incentive Compensation

Our long-term incentive compensation program consists primarily of the vehicles set forth in the chart below, all of which were granted to our NEOs prior to 2019. We may, from time to time, grant additional awards of the same or a different type to executives in any given year based on exceptional performance or other factors that the Compensation Committee deems relevant. We consider long-term incentives on a cumulative basis, and accordingly view grants made in prior years as a vital part of our ongoing long-term incentive structure and an important consideration regarding the amount, if any, and type of additional grants to be made in any future year.

	FID Restricted Stock	Stock Options	Driftwood Incentive Program Awards
Description	A significant grant of shares of restricted stock, the vesting of which is contingent upon FID.	An award of time-vesting non-qualified stock options designed to allow the recipients to participate in the upside of the Company.	A cash award under the Driftwood Incentive Program designed to reward employees, including our NEOs, for commencement of work on each of the four phases of the Driftwood terminal (each, a “Phase”). Each award provides a fixed dollar amount for each Phase. After satisfaction of the relevant milestone, the amount is paid over time, contingent upon continued employment, creating a meaningful long-term retention incentive.
Why it is consistent with our compensation philosophy	Creates alignment with stockholders and links pay to achievement of a significant corporate project.	Creates alignment with our stockholders and encourages long-term retention of executives.	Links pay to achievement of a significant corporate project and encourages long-term retention of executives.
When issued	Each of our NEOs received an initial grant prior to the Merger in connection with their offer letter with Tellurian Investments, except for Mr. Lafargue, who received his initial grant upon the Merger. Additional awards may be issued upon the achievement of strategic milestones (e.g., Mr. Teague’s additional 2018 award).	October 2017	April 2018
Vesting terms	Generally, vests in full upon FID. Mr. Teague’s additional 2018 award vests in equal one-third increments upon FID and the two anniversaries thereof.	Vests in three equal annual installments on the first three anniversaries of the date of grant, subject to continued employment through each vesting date.	Vests in increments, with 25% of the award allocable to any Phase vesting on each of the first four anniversaries of the date on which a notice to proceed or similar action or authorization is issued and delivered by Driftwood LNG LLC under an EPC contract with Bechtel to commence work on the applicable Phase of the Driftwood terminal (each, an “NTP Date”).

	FID Restricted Stock	Stock Options	Driftwood Incentive Program Awards
Settlement	Upon vesting, shares of common stock are no longer subject to forfeiture or transfer restrictions.	Exercisable into shares of common stock.	Upon vesting, payable in cash within 30 days of the applicable vesting date.
Termination of services; change of control	Treatment of the awards in connection with a termination of services and upon a “change of control” is described under the heading “Potential Payments upon Termination or Change of Control” below.	Treatment of the awards in connection with a termination of services and upon a “change of control” is described under the heading “Potential Payments upon Termination or Change of Control” below.	Treatment of the awards in connection with a termination of services and upon a “change of control” is described under the heading “Potential Payments upon Termination or Change of Control” below.
Other terms	Dividends, if any, would be accrued and paid solely when and if the related restricted stock vests.	All unexercised options expire upon the tenth anniversary of the grant date.	Each award expires on the 10-year anniversary of the grant date (the “Expiration Date”). If the NTP Date for any Phase does not occur by the Expiration Date, entitlement to the award allocated to such Phase will be forfeited without any right to compensation.

2019 Long-Term Incentive Compensation Actions

We did not make any long-term incentive compensation awards to our NEOs in 2019. After considering the existing long-term incentives provided to our NEOs, the Compensation Committee and our Board determined that our NEOs were already appropriately incentivized to achieve the Company’s current and long-term strategic projects.

Outstanding Long-Term Incentive Awards

A full listing of the FID restricted stock and stock options held by our NEOs is set forth in the section below entitled “Outstanding Equity Awards at December 31, 2019.” In addition, each of our executives has the ability to earn the following cash incentive awards under the Driftwood Incentive Program in respect of each Phase of the Driftwood terminal:

NEO	Phase 1	Phase 2	Phase 3	Phase 4	Total Driftwood Incentive Program Award

Meg A. Gentle	$14,000,000	$7,000,000	$7,000,000	$7,000,000	$35,000,000
R. Keith Teague	$8,000,000	$4,000,000	$4,000,000	$4,000,000	$20,000,000
Antoine J. Lafargue	$6,000,000	$3,000,000	$3,000,000	$3,000,000	$15,000,000
Daniel A. Belhumeur	$6,000,000	$3,000,000	$3,000,000	$3,000,000	$15,000,000
Khaled A. Sharafeldin	$1,800,000	$900,000	$900,000	$900,000	$4,500,000

Benefits

Retirement and Other Benefits

Our NEOs are eligible to participate in Tellurian’s defined contribution 401(k) plan, the Tellurian Services LLC 401(k) Retirement Plan (the “401(k) Plan”), on the same basis as all other employees.

Tellurian matches 100% of the first 6% of a participant’s compensation that is contributed by an eligible participant to the 401(k) Plan, subject to the applicable limits imposed by the IRS Code. In addition to the 401(k) Plan, our NEOs are eligible to participate in all of our employee benefit plans, such as medical, dental, vision, group life, short and long-term disability, and supplemental life and accidental death and dismemberment insurance, in each case on the same basis as other employees (and subject to applicable law). NEOs are also eligible for vacation and other paid holidays that are generally available to Tellurian’s employees. We do not offer a defined benefit pension plan or a nonqualified deferred compensation plan to any of our employees or NEOs.

Employment, Severance and Change of Control Arrangements

During 2019, NEOs other than Mr. Lafargue were employed on an at-will basis, which means that Tellurian or the NEO can terminate the employment relationship at any time. During 2019, we did not maintain any severance or change of control plan or policy for the benefit of our NEOs other than Mr. Lafargue and our NEOs are not entitled to any cash severance benefits upon termination of employment for any reason. Mr. Lafargue previously entered into an employment agreement with Tellurian for a fixed term of three years that provided for severance benefits in the event of certain termination events, as described in greater detail under the heading “Potential Payments upon Termination or Change of Control”; however, the term of the employment agreement expired on February 10, 2020, and we did not renew the agreement.

Our NEOs are eligible for accelerated and/or continued vesting of their long-term incentive awards upon the occurrence of a change of control of Tellurian and/or certain termination events, as explained in greater detail under the heading “Potential Payments upon Termination or Change of Control.” In addition, on April 9, 2020, we entered into a letter agreement with Mr. Lafargue (the “Lafargue Letter Agreement”) in connection with his assumption of the position of Senior Vice President of LNG Marketing that provides that for purposes of any of Mr. Lafargue’s then-outstanding awards under our equity-based and other long-term performance incentive plans and programs, termination of employment for any reason will be treated as a termination of Mr. Lafargue’s employment without “cause,” entitling him to certain additional vesting benefits under the terms of such outstanding awards. The vesting benefits under the Lafargue Letter Agreement are subject to Mr. Lafargue’s compliance with certain restrictive covenants and his execution of a general release of claims in favor of the Company. The Lafargue Letter Agreement also makes certain adjustments to Mr. Lafargue’s compensation in connection with his new position.

Tax Considerations

In designing our compensation programs, we take into account the tax, accounting and disclosure rules associated with various forms of compensation, although the design of our programs is focused primarily on attracting and retaining the top talent in our industry and incentivizing those individuals to execute on the Company’s business strategy and to increase stockholder value.

For tax years beginning on or after January 1, 2018, the Tax Cuts and Jobs Act of 2017 generally eliminated the exception to the non-deductibility of compensation in excess of $1 million per year paid to certain executive officers of the Company (“covered employees”) under Section 162(m) of the IRS Code for certain qualified performance-based compensation, and expanded the scope of “covered employees” whose compensation may be subject to this deduction limit to include the Company’s chief financial officer and former covered employees of the Company for tax years beginning after December 31, 2016. We intend to design programs that recognize a range of performance criteria important to our success, even though compensation paid under such programs may not be deductible.

Under Section 280G and Section 4999 of the IRS Code, compensation that is granted, accelerated or enhanced upon the occurrence of a change in control may give rise, in whole or in part, to “excess parachute payments” and, to such extent, will be non-deductible by the Company and will be subject to a 20% excise tax payable by the executive. Our compensation arrangements do not provide for gross-ups for this excise tax.

Section 409A of the IRS Code requires that nonqualified deferred compensation be deferred and paid under plans or arrangements that satisfy the requirements of the statute with respect to the timing of deferral elections, the timing of payments and certain other matters. Failure to satisfy these requirements can expose our employees and other service providers to accelerated income tax liabilities and penalty taxes and interest on their vested compensation under such plans. We design our compensation programs with the intent that they comply with or be exempt from Section 409A of the IRS Code, although there is no guarantee that any particular element of compensation will, in fact, be so compliant or exempt. Our compensation arrangements do not provide for gross-ups for any penalty taxes or interest that may be imposed under Section 409A of the IRS Code.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted by the Compensation Committee of the Board of Directors,

Brooke A. Peterson (Chairman)
Diana Derycz-Kessler
Don A. Turkleson

Summary Compensation Table

The following table shows the compensation paid or accrued to the NEOs for the fiscal years ended December 31, 2019, December 31, 2018 and December 31, 2017.

Name and Principal Position	Year	Salary (1)	Bonus (2)	Stock Awards	Option Awards	All Other Compensation (3)	Total

Meg A. Gentle, President and Chief Executive Officer	2019	$701,615	$—	$—	$—	$26,134	$727,749
	2018	$691,667	$549,999	$—	$—	$23,084	$1,264,750
	2017	$534,231	$717,652	$260,305	$550,620	$12,724	$2,075,532
R. Keith Teague, Executive Vice President and Chief Operating Officer	2019	$501,154	$—	$—	$—	$25,900	$527,054
	2018	$491,667	$500,000	$5,825,000	$—	$23,084	$6,839,751
	2017	$356,154	$717,652	$65,076	$307,800	$19,924	$1,466,606
Antoine J. Lafargue, Senior Vice President of LNG Marketing and former Chief Financial Officer	2019	$394,385	$250,000	$—	$—	$22,239	$666,624
	2018	$350,000	$524,994	$—	$—	$23,383	$898,377
	2017	$344,930	$1,547,371	$11,224,000	$256,500	$227,164	$13,599,965
Daniel A. Belhumeur, Executive Vice President, General Counsel and Chief Compliance Officer	2019	$400,923	$—	$—	$—	$22,067	$422,990
	2018	$391,667	$400,000	$—	$—	$20,428	$812,095
	2017	$267,115	$598,041	$74,844	$273,600	$17,560	$1,231,160
Khaled A. Sharafeldin, Chief Accounting Officer	2019	$350,808	$—	$—	$—	$21,974	$372,782
	2018	$344,583	$400,000	$—	$—	$2,795	$747,378

(1)	Effective as of February 17, 2019, each of our NEOs (other than Mr. Lafargue) received a 3% cost of living increase to his or her base salary. On December 4, 2019, the Board, upon the recommendation of the Compensation Committee, approved a base salary increase effective as of January 5, 2020 for Mr. Sharafeldin from $350,000 to $400,000.

(2)	On March 9, 2020 Mr. Lafargue received an annual discretionary bonus award for performance in 2019 that was paid in the form of restricted stock units, vesting in twelve substantially equal monthly installments beginning on June 1, 2020 and payable in shares of Tellurian common stock, cash of equal value, or a combination of both. The amount of Mr. Lafargue’s bonus for 2019, expressed in dollars as approved by the Board, is reported as “Bonus” for 2019. The number of restricted stock units issued to Mr. Lafargue on March 9, 2020 in respect of his discretionary bonus was determined by dividing the dollar amount of the bonus by $1.21, the closing price of Tellurian common stock on March 6, 2020. Because the grant of restricted stock units to Mr. Lafargue in respect of his 2019 annual bonus was not made during the fiscal year ended December 31, 2019, the grant is not reflected in the “Grants of Plan Based Awards” table for 2019.

(3)	The amounts entitled “All Other Compensation” for 2019 are detailed in the following table:

Name	Premiums for Life and Disability Insurance Plans (1)	Company Contributions to 401(k) Plans (2)	Total

Meg A. Gentle	$9,334	$16,800	$26,134
R. Keith Teague	$9,100	$16,800	$25,900
Antoine J. Lafargue	$5,439	$16,800	$22,239
Daniel A. Belhumeur	$5,267	$16,800	$22,067
Khaled A. Sharafeldin	$5,335	$16,639	$21,974

(1)	Comprised of premiums for life and disability insurance.

(2)	Comprised of the value of the Company match in connection with the Company’s 401(k) defined contribution plan.

Grants of Plan-Based Awards

The following table summarizes grants of awards to the NEOs during the fiscal year ended December 31, 2019 and possible future payouts pursuant to those awards.

Name	Grant date		Estimated future payouts under non-equity incentive plan awards	All other stock awards: Number of shares of stock or units (#)	Exercise or base price of option awards ($/Sh)	Grant date fair value of stock and option awards ($)
			Target ($)

Meg A. Gentle	2/26/2019	(2)		59,945		$ 549,999
R. Keith Teague	2/26/2019	(2)		49,950		$ 500,000
Antoine J. Lafargue (1)	2/26/2019	(2)		52,447		$ 524,994
Daniel A. Belhumeur	2/26/2019	(2)		39,960		$ 400,000
Khaled A. Sharafeldin	2/26/2019	(2)		39,960		$ 400,000

(1)	This Grants of Plan-Based Awards table does not include the grant of restricted stock units to Mr. Lafargue in March 2020 as an annual discretionary bonus with respect to performance for 2019, as such grant was not made during the fiscal year ended December 31, 2019. However, this bonus is discussed under the heading “Components of Pay and 2019 Compensation Decisions—Discretionary Annual Bonus—2019 Annual Bonus Awards.”

(2)	Represents shares of fully vested Tellurian common stock awarded to our NEOs on February 26, 2019 (with a grant date value equal to $10.01 per share) as a discretionary bonus with respect to performance in the fiscal year ended December 31, 2018. Amounts reported represent the aggregate grant date fair value of the common stock awards calculated in accordance with FASB ASC Topic 718. The grant date values have been determined based on assumptions and methodologies discussed in Notes 1 and 13 of the Notes to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

Outstanding Equity Awards at December 31, 2019

The following table summarizes information regarding unexercised options, stock that has not vested and equity incentive plan awards outstanding as of December 31, 2019 for each of the NEOs.

	Option Awards (1)					Stock Awards (2)
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) Unexercisable	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#) (3)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($) (4)

Meg A. Gentle	107,333	53,667	—	$10.32	10/16/2027	—	—	3,250,000	23,660,000
R. Keith Teague	60,000	30,000	—	$10.32	10/16/2027	—	—	3,750,000	27,300,000
Antoine J. Lafargue	50,000	25,000	—	$10.32	10/16/2027	—	—	650,000	4,732,000
Daniel A. Belhumeur	53,333	26,667	—	$10.32	10/16/2027	—	—	1,170,000	8,517,600
Khaled A. Sharafeldin	38,666	19,334	__	$10.32	10/16/2027	—	—	526,500	3,832,920

(1)	The final installment of the options will vest on October 16, 2020. If an NEO incurs a termination of service due to his or her death or “disability,” any unvested options will vest in full as of the date of termination (subject to compliance with certain obligations in the case of a termination due to “disability”) and remain exercisable for 12 months following termination. If an NEO is terminated without “cause,” he or she will vest in a pro-rata portion of his or her award based on the number of days worked in the total vesting period (subject to compliance with certain obligations), which will remain exercisable for 90 days following termination. If there is a “change of control” (or if any NEO is terminated without “cause” within one year following a “change of control”), the option award will vest in full as of the date of the “change of control” and remain exercisable until its expiration date.

(2)	This Outstanding Equity Awards table does not include the grant of restricted stock units to Mr. Lafargue in March 2020 as an annual discretionary bonus with respect to performance for 2019, as such grant was not made during the fiscal year ended December 31, 2019. However, this bonus is discussed under the heading “Components of Pay and 2019 Compensation Decisions—Discretionary Annual Bonus—2019 Annual Bonus Awards.”

(3)	This column represents awards of restricted shares of Tellurian common stock. All such restricted share FID awards will vest in full upon FID, except for 500,000 restricted shares granted to Mr. Teague, which vest as follows: (i) 166,666 of such restricted shares will vest upon FID, and (ii) 166,667 of such restricted shares will vest each on the first and second anniversaries of FID.

(4)	Market or payout value based on the $7.28 closing price of Tellurian common stock on the Nasdaq on December 31, 2019.

Option Exercises and Stock Vested

The following table sets forth the aggregate dollar value realized by the NEOs upon the exercise of stock options and the vesting of stock awards during the fiscal year ended December 31, 2019.

Name	Stock awards
	Number of shares acquired on vesting (#)		Value realized on vesting ($)

Meg A. Gentle	54,945	(1)	$ 549,999
R. Keith Teague	49,950	(1)	$ 500,000
Antoine J. Lafargue	52,447	(1)	$ 524,994
Daniel A. Belhumeur	39,960	(1)	$ 400,000
Khaled A. Sharafeldin	39,960	(1)	$ 400,000

(1)	Represents shares of fully vested Tellurian common stock awarded to our NEOs on February 26, 2019 (with a grant date value equal to $10.01 per share) as a discretionary bonus with respect to performance in the fiscal year ended December 31, 2018.

Potential Payments upon Termination or Change of Control

Summary of Termination and Change of Control Benefits

As described above, we did not provide severance benefits for any of our executive officers other than Mr. Lafargue in 2019, although certain of our long-term incentive awards contain specialized vesting provisions applicable in the event of a termination of employment or a “change of control.” The following chart sets forth the effect of (i) various types of terminations and (ii) a “change of control” on Mr. Lafargue’s severance benefits pursuant to the employment agreement that expired on February 10, 2020 (and not renewed), as well as under our long-term cash and equity incentive awards. Following the expiration of Mr. Lafargue’s employment agreement, we do not have any contractual agreements or understandings with any of our named executive officers that provide for cash severance benefits. Please note that the following chart does not reflect the Lafargue Letter Agreement, as described in “Employment, Severance and Change of Control Arrangements” above.

Disability	Death	Termination without Cause	Change of Control

Mr. Lafargue Employment Agreement
Continued payments of the then-current base salary through February 10, 2020, subject to execution of a general release of claims in favor of Tellurian.	Continued payments of the then-current base salary through February 10, 2020, subject to execution of a general release of claims in favor of Tellurian.	Continued payments of the then-current base salary through February 10, 2020, subject to execution of a general release of claims in favor of Tellurian.	No single-trigger severance.
Driftwood Incentive Program

Full vesting of any portion of any Driftwood Incentive Program award allocated to any Phase for which the applicable NTP Date has occurred as of the date of such termination or within one year thereafter.

Any portion of a Driftwood Incentive Program award that does not vest in accordance with these terms will be forfeited on the first anniversary of the date of termination of service.

Upon death before the occurrence of the NTP Date of a particular Phase, any portion of the Driftwood Incentive Program award allocated to such Phase will remain outstanding and eligible to become fully vested, subject to the occurrence of the applicable NTP Date before the Expiration Date.

Upon death on or after the occurrence of the NTP

		Upon a “termination without cause” (which would include for each of our NEOs certain terminations by the NEO) before the NTP Date for a particular Phase, any unvested portion of a Driftwood Incentive Program award allocated to such Phase will remain outstanding and eligible to vest in accordance with the regular vesting schedule (subject to the occurrence of the NTP Date on or before the Expiration	Upon the occurrence of a “change of control,” any unvested portion of any Driftwood Incentive Program award granted to our NEOs (other than Mr. Sharafeldin) will fully vest as of the date of the “change of control” if either (i) the applicable NEO has not experienced a termination of service prior to the “change of control” or (ii) subject to a release of claims and compliance with restrictive covenants, there

Disability	Death	Termination without Cause	Change of Control

Date for a particular Phase, any unvested portion of an award allocated to such Phase will vest in full as of the date of such termination of service.

Date).

Upon a “termination without cause” on or after the NTP Date for a particular Phase, any unvested portion of an award allocated to such Phase will remain outstanding and eligible to vest in accordance with the regular vesting schedule.

Continued vesting is subject to (i) compliance of the NEO with any restrictive covenants to which it is subject, and (ii) the NEO’s execution of a release of claims.

has been a “termination without cause” within six months prior to the date of the “change of control.”

Mr. Sharafeldin’s Driftwood Incentive Program award will only vest in connection with a “change of control” if Mr. Sharafeldin incurs a “termination without cause” during the 12-month period following a “change of control,” subject to his continued compliance with restrictive covenants and a release of claims.

Teague FID Award
Full vesting upon the date of such termination (subject to continued compliance with confidentiality obligations and restrictive covenants).	Full vesting upon the date of such termination.

Upon termination without “cause” before the FID date, any unvested portion of the award remains outstanding for five years following the date of termination, subject to his continued compliance with all confidentiality obligations and restrictive covenants and execution of a general release of claims.

Upon termination without “cause” on or after the FID date, any unvested portion of the award remains outstanding and vests in accordance with the regular vesting schedule, subject to his continued compliance with all confidentiality obligations and restrictive covenants and execution of a general release of claims.

Full vesting upon the date of a “change of control.”
Stock Option Awards
Full vesting upon the date of such termination (subject to continued compliance with confidentiality obligations and restrictive covenants).	Full vesting upon the date of such termination.	Upon termination without “cause,” vest in a pro-rata portion of stock option award based on the number of days worked in the total vesting period (subject to continued compliance with all confidentiality obligations and restrictive covenants and execution of a general release of claims).	Full vesting upon the date of a “change of control.”

Disability	Death	Termination without Cause	Change of Control

FID Restricted Stock Awards (Amended and Restated Tellurian Investments 2016 Omnibus Incentive Plan)
Any unvested shares of restricted stock remain outstanding and continue to be subject to vesting upon the occurrence of FID, and subject to Compensation Committee discretion to accelerate vesting following termination.	Any unvested shares of restricted stock remain outstanding and continue to be subject to vesting upon the occurrence of FID, subject to Compensation Committee discretion to accelerate vesting following termination.	Any unvested shares of restricted stock remain outstanding and continue to be subject to vesting upon the occurrence of FID, subject to Compensation Committee discretion to accelerate vesting following termination.	Upon the occurrence of a “change of control,” the Board or the Compensation Committee has the discretion to accelerate the vesting of all or any portion of the restricted stock award, cancel and cash out the restricted stock award, or issue substitute awards or otherwise assume and replace outstanding restricted stock awards.
Lafargue FID Restricted Stock Award
Any unvested shares of restricted stock remain outstanding and continue to be subject to vesting upon the occurrence of FID, subject to Compensation Committee discretion to accelerate vesting following termination.	Any unvested shares of restricted stock remain outstanding and continue to be subject to vesting upon the occurrence of FID, subject to Compensation Committee discretion to accelerate vesting following termination.	Any unvested shares of restricted stock remain outstanding and continue to be subject to vesting upon the occurrence of FID, subject to Compensation Committee discretion to accelerate vesting following termination.	Full vesting upon the date of a “change of control.”

Estimated Termination and Change of Control Benefits

The following table quantifies the dollar value of benefits that would have been received by the NEOs in the event of a “change of control” and/or had they experienced a termination of employment under various circumstances as of December 31, 2019 under the terms of their incentive and equity awards in effect on such date and, in the case of Mr. Lafargue, his employment agreement in effect on such date. The following table does not include the grant of restricted stock units to Mr. Lafargue in March 2020 as an annual discretionary bonus with respect to performance for 2019, as such grant was not made during the fiscal year ended December 31, 2019.

Name	Outstanding Unvested Options (1)	Outstanding Driftwood Construction Incentive Program (2)	Outstanding Restricted Stock / RSUs (3)	Severance Benefits (4)	Total

Meg A. Gentle
Retirement	—	—	—	—	—
Death, Disability	—	—	$23,660,000	—	$23,660,000
Termination without Cause	—	—	$23,660,000	—	$23,660,000
Termination for Good Reason	—	—	—	—	—
Change of Control without Termination	—	$35,000,000	$23,660,000	—	$58,660,000
Termination in connection with a Change of Control	—	$35,000,000	$23,660,000	—	$58,660,000

Name	Outstanding Unvested Options (1)	Outstanding Driftwood Construction Incentive Program (2)	Outstanding Restricted Stock / RSUs (3)	Severance Benefits (4)	Total

R. Keith Teague
Retirement	—	—	—	—	—
Death, Disability	—	—	$27,300,000	—	$27,300,000
Termination without Cause	—	—	$27,300,000	—	$27,300,000
Termination for Good Reason	—	—	—	—	—
Change of Control without Termination	—	$20,000,000	$27,300,000	—	$47,300,000
Termination in connection with a Change of Control	—	$20,000,000	$27,300,000	—	$47,300,000
Antoine J. Lafargue (5)
Retirement	—	—	—	—	—
Death, Disability	—	—	$4,732,000	$45,603	$4,777,603
Termination without Cause	—	—	$4,732,000	$45,603	$4,777,603
Termination for Good Reason	—	—	—	—	—
Change of Control without Termination	—	$15,000,000	$4,732,000	—	$19,732,000
Termination in connection with a Change of Control	—	$15,000,000	$4,732,000	$45,603	$19,777,603
Daniel A. Belhumeur
Retirement	—	—	—	—	—
Death, Disability	—	—	$8,517,600	—	$8,517,600
Termination without Cause	—	—	$8,517,600	—	$8,517,600
Termination for Good Reason	—	—	—	—	—
Change of Control without Termination	—	$15,000,000	$8,517,600	—	$23,517,600
Termination in connection with a Change of Control	—	$15,000,000	$8,517,600	—	$23,517,600
Khaled A. Sharafeldin
Retirement	—	—	—	—	—
Death, Disability	—	—	$3,832,920	—	$3,832,920
Termination without Cause	—	—	$3,832,920	—	$3,832,920
Termination for Good Reason	—	—	—	—	—
Change of Control without Termination	—	—	$3,832,920	—	$3,832,920
Termination in connection with a Change of Control	—	$4,500,000	$3,832,920	—	$8,332,920

(1)	All outstanding and unvested options held by our NEOs had an exercise price greater than the closing price of Tellurian common stock as of December 31, 2019 and the NEOs would, therefore, not be entitled to any payments with respect to their outstanding options upon the occurrence of a “change of control” or upon termination of employment for any reason as of December 31, 2019.

(2)	In the event of a “change of control,” the Driftwood Incentive Program awards granted to Ms. Gentle and Messrs. Teague, Lafargue and Belhumeur would fully vest and become payable, and the Driftwood Incentive Program awards granted to Mr. Sharafeldin would fully vest and become payable upon certain terminations of employment on or within 12 months following the “change of control.” No NTP Dates have occurred as of December 31, 2019 and, therefore, none of the NEOs have been entitled to any payments under their Driftwood Incentive Program awards solely upon a termination for any reason on December 31, 2019. However, in the event that an NTP Date were to occur following certain terminations of employment, the NEOs would be eligible to earn payments with respect to the applicable Phase under their Driftwood Incentive Program awards. If all of the NTP Dates had occurred as of December 31, 2019, our NEOs would have received the full amount of their Driftwood Incentive Program awards (the value of which is reflected in the above table for a “Termination in connection with a Change of Control”) upon a termination of their employment due to death or “disability.” Our NEOs would also have received full payment of their Driftwood Incentive Program awards (with the same value) if all of the NTP Dates had occurred as of December 31, 2019 upon a “termination without cause” (which, for all of our NEOs except Mr. Sharafeldin, would include a termination by the NEO for good reason under certain circumstances), but the amounts would become vested and payable over time on the regularly scheduled vesting dates. For more information regarding the treatment of the Driftwood Incentive Program awards upon the occurrence of a “change of control” or upon a termination of employment, see the chart above under the heading “Potential Payments upon Termination or Change of Control—Summary of Termination and Change of Control Benefits.”

(3)	Amounts are based on the value of all unvested shares of restricted stock and all unvested restricted stock units on December 31, 2019 and are calculated using the $7.28 closing price of Tellurian common stock on the Nasdaq on December 31, 2019. Contractual provisions vary among the different restricted stock grants and often provide that awards will remain outstanding and vest only if FID occurs; immediate accelerated vesting is generally permissive and not mandatory under most scenarios. The amounts set forth in the table, therefore, represent the maximum value of potential accelerated vesting as of December 31, 2019 and should not be viewed as indicative of the actual vesting that would occur in most scenarios. See “Summary of Termination and Change of Control Benefits” for additional details.

(4)	Pursuant to his employment agreement as in effect on December 31, 2019, if Mr. Lafargue’s employment is terminated without “cause” or as a result of his death, he (or his estate, as applicable) is entitled to continued payment of his then-current base salary for the remainder of the three-year term of his employment agreement ending on February 10, 2020, subject to his execution of a general release of claims in favor of the Company. The amount disclosed is based on Mr. Lafargue’s annual salary as in effect on December 31, 2019. Mr. Lafargue’s employment agreement expired on February 10, 2020, and we have not renewed the agreement. Mr. Lafargue is, therefore, not entitled to any cash severance payments upon any termination occurring after February 10, 2020.

(5)	The table does not take into account the Lafargue Letter Agreement, which generally provides that if Mr. Lafargue’s employment is terminated for any reason, any of Mr. Lafargue’s outstanding awards as of April 9, 2020 under our equity-based and other long-term incentive performance compensation plans and programs will be treated as though Mr. Lafargue incurred a termination without “cause” under the terms of each such award, as described in “Employment, Severance and Change of Control Arrangements” above.

Non-Employee Director Compensation

Our non-employee director compensation program is intended to attract and retain highly qualified individuals to serve on our Board and provide leadership on strategic initiatives that are critical to growing our business and increasing stockholder value. For the fiscal year ended December 31, 2019, each of our non-employee directors received restricted stock awards under the Amended and Restated Tellurian Inc. 2016 Omnibus Incentive Compensation Plan (the “Tellurian 2016 Plan”) with an intended value of $200,000. The restricted stock vests in substantially equal quarterly installments over a one-year period following the grant date, subject to the director’s continued service. Unvested shares of restricted stock become fully vested upon termination of service due to death or disability, or without cause or upon the occurrence of a change of control.

The Board believes that compensating directors with restricted stock awards is appropriate because it directly links our directors’ interests to those of our stockholders and also enables our directors to obtain meaningful ownership of our stock through their service on the Board. The Compensation Committee, which is responsible for recommending non-employee director compensation to the Board, reviews the competitiveness of our non-employee director compensation program on an annual basis. In connection with its reviews, the Compensation Committee considered peer company director compensation data compiled by Pearl Meyer. Following its reviews, the Compensation Committee determined that it was appropriate to continue to compensate non-employee directors using only restricted stock awards.

Ms. Gentle does not receive any additional compensation for her service as a member of our Board.

2019 Director Compensation Table

The table below summarizes the compensation paid to each director who was not an employee of the Company for the year ended December 31, 2019.

Name	Stock Awards (1)	All Other Compensation (2)	Total

Charif Souki	$192,206	$3,507	$195,713
Martin J. Houston	$192,206	$3,215	$195,421
Dillon J. Ferguson	$192,206	$ —	$192,206
Diana Derycz-Kessler	$192,206	$ —	$192,206
Brooke A. Peterson	$192,206	$ —	$192,206
Don A. Turkleson	$192,206	$ —	$192,206
Eric P. Festa (3)	$ —	$ —	$ —

(1)	The amounts in this column represent the grant date fair value of 25,125 shares of restricted stock granted to each non-employee director on June 5, 2019 as compensation for their service on the Board. The grant date fair value is calculated in accordance with FASB ASC 718 by multiplying the number of shares of restricted stock issued on June 5, 2019 by the $7.65 closing price of Tellurian common stock on that date, and is, therefore, slightly different than the intended $200,000 value of each grant as described in the narrative above. The assumptions used in determining the grant date fair values of these awards are set forth in Notes 1 and 13 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 filed with the SEC.

The number of shares of unvested restricted stock held as of December 31, 2019 by each non-employee director for fiscal 2019 is detailed in the following table:

Name	Unvested Shares of Restricted Stock

Charif Souki	12,563
Martin J. Houston	12,563
Dillon J. Ferguson	12,563
Diana Derycz-Kessler	12,563
Brooke A. Peterson	12,563
Don A. Turkleson	12,563
Eric P. Festa	—

(2)	All other compensation is comprised of club memberships for Mr. Souki and Mr. Houston. Mr. Souki, through a company affiliated with him, leased a private airplane in 2019, and we reimbursed him approximately $4.5 million for expenses associated with his use of the plane for Tellurian business in 2019. Mr. Souki was occasionally accompanied by his spouse or other family members on these trips; there was no aggregate incremental cost associated with these additional passengers. We also reimbursed Mr. Houston approximately $39,000 for expenses incurred in connection with his use of private airplanes for Tellurian business in 2019. Mr. Houston was not accompanied by his spouse or other family members on these trips.

(3)	Mr. Festa received no compensation from us for his service during 2019. Mr. Festa is the current Total designee on the Board pursuant to the 2017 Total Voting Agreement.

Pay Ratio Disclosure

The following disclosure provides the median of the annual total compensation of all of Tellurian’s employees (excluding our CEO), the annual total compensation of our CEO and the resulting ratio of the annual total compensation of our CEO to the median of the annual total compensation of all of Tellurian’s employees (excluding our CEO) for the fiscal year ended December 31, 2019:

Ratio of CEO pay to pay of median employee	CEO Compensation	Median Employee Compensation

	$727,749	$232,278

As of December 31, 2019, our total population consisted of 176 employees (including our CEO). Our CEO to median employee pay ratio is a reasonable estimate calculated in accordance with Item 402(u) of Regulation S-K. We believe that there has been no change in our employee population or employee compensation arrangements in the fiscal year 2019 that would significantly impact our pay ratio disclosure and we have, therefore, used the same median employee for purposes of determining our pay ratio for the fiscal year 2019 as was used for the fiscal year 2018. To identify the median compensated employee in the fiscal year 2018, we used the aggregation of base salary or total wages (including overtime compensation) and target annual incentive bonus (expressed as a percentage of salary or annualized total wages (including overtime compensation)). We used target annual incentive bonus rather than actual bonus payments to identify the median employee due to the large number of employees hired throughout 2018, as use of target bonus provides a normalized, consistent and more accurate representation of the pay distribution of our workforce when considering such individuals. We also annualized base salary and wages for those individuals not employed for a full year in 2018, where SEC rules permitted, for purposes of identifying our median employee, in recognition of the significant number of new hires who were employed and compensated for only part of 2018. We excluded four non-U.S. employees, consisting of three employees in Singapore and one employee in Hungary, who accounted for all of the employees in those countries and less than 5% of our total employee population from our analysis. For purposes of calculating our pay ratio, compensation of the CEO and our median employee was determined by including employer retirement contributions and the value of certain insurance premiums.

Equity Compensation Plan Information

The following table provides information about our equity compensation plans as of December 31, 2019.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)

Equity compensation plans approved by security holders:
Amended and Restated Tellurian Inc. 2016 Omnibus Incentive Compensation Plan	1,901,363	$10.32	23,409,211	(1)
Magellan Petroleum Corporation 2012 Omnibus Incentive Compensation Plan	49,998	$14.40	—
Magellan Petroleum Corporation 1998 Stock Incentive Plan	87,500	$17.92	—
Equity compensation plans not approved by security holders	—	$ —	—
Total	2,038,861	$10.75	23,409,211

(1)	In determining the number of securities remaining available for future issuance under the Tellurian 2016 Plan, shares subject to awards of options or stock appreciation rights are counted as 0.4 shares for every share granted, and shares subject to other types of awards are counted as one share for every share granted. The 23,409,211 figure noted in the table above assumes that all future issuances under the Tellurian 2016 Plan are in the form of awards other than options or stock appreciation rights. If all future issuances under the Tellurian 2016 Plan were in the form of awards of options or stock appreciation rights, then there would be 58,523,027 securities remaining available for future issuance under the Tellurian 2016 Plan.

PROPOSAL 3—SHARE ISSUANCE Proposal

Overview

On April 28, 2020, the Company entered into a securities purchase agreement (the “SPA”) with High Trail Investments SA LLC, a Delaware limited liability company (the “Investor”), pursuant to which the Investor agreed to purchase, and the Company agreed to issue and sell in a registered direct offering to the Investor (the “Offering”), (i) a $56,000,000 face amount senior unsecured note (the “Note”) issued pursuant to an Indenture by and between the Company, as issuer, and Wilmington Trust, National Association, as trustee (the “Indenture”), and (ii) a warrant to purchase up to 20,000,000 shares of Tellurian common stock at an exercise price of $1.542 per share (the “Warrant”). On April 29, 2020, the Company closed the transactions contemplated by the SPA. The estimated net proceeds from the Offering, after deducting the placement agent fees, original issue discount and offering expenses, were approximately $47.3 million.

The Note provides that if an event of default occurs, the Investor will have the right to convert amounts due under the Note into the “Conversion Consideration,” which consists, for each $1,000 of principal amount under the Note, of (i) a number of shares of Tellurian common stock equal to the “Event of Default Conversion Rate” plus (ii) cash in respect of aggregate accrued and unpaid interest due on the Note. The term “Event of Default Conversion Rate” means $1,000 divided by 75% of the lowest daily volume-weighted average trading price of the common stock over a 10-day period, subject to a “floor” price of $0.30 per share. Assuming that an event of default occurs, the Investor converts all amounts due under the Note into the Conversion Consideration and all of the shares of Tellurian common stock are issued at the floor price, this would result in the issuance of 186,666,667 shares. Nasdaq Listing Rule 5635(d) requires stockholder approval prior to an issuance of securities in connection with a transaction other than a public offering involving the sale, issuance or potential issuance by a company of common stock equal to 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance (a “20% Issuance”) for less than the “Minimum Price.” The term Minimum Price is defined as (i) the closing price of the securities immediately preceding the signing of the binding agreement relating to the issuance or (ii) the average closing price of the securities for the five trading days immediately preceding the signing of the binding agreement. Under the scenario described above, the issuance of shares upon conversion of the Note could be made at an effective price that is below the Minimum Price, and the number of shares issued could exceed 20% of the amount outstanding prior to the Offering. Accordingly, we believe that approval by Tellurian stockholders of the Share Issuance Proposal is required before an issuance of shares upon conversion of the Note can be permitted to result in a 20% Issuance. The Note contains a “cap” pursuant to which, prior to such approval, the number of shares issued cannot exceed the 20% threshold.

Pursuant to the SPA, the Company agreed to use commercially reasonable efforts to obtain stockholder approval, for purposes of Nasdaq Rule 5635, of the issuance of the maximum number of shares of Tellurian common stock issuable upon conversion of the Note no later than June 30, 2020. Pursuant to the SPA, if the Share Issuance Proposal is not approved by Tellurian stockholders, the Company will be required to hold special meetings of stockholders until the requisite stockholder approval is obtained. If the Share Issuance Proposal is approved by Tellurian stockholders, the Company will have the ability to issue shares of Tellurian common stock in connection with the potential future conversion of the Note to comply with the requirements under the SPA and the terms of the Note, subject to the Company having enough authorized but unissued shares of Tellurian common stock at the time of such conversion.

The Indenture and the Note

The Indenture governs the terms of the Note to the extent set forth therein, including with respect to the rights and duties of the trustee (including in connection with an event of default under the Note (as described below)), replacement of the trustee, discharge of the Indenture, cancellation of the Note, and amendment and modification of the Indenture or the Note.

The terms of the Note are incorporated by reference into the Indenture, and, with respect to provisions related to the maturity of the Note, ranking of the Note, payments on the Note, events of default, remedies in connection with an event of default (including acceleration of the Note or conversion of the Note) and certain other provisions, the Indenture refers to the applicable provisions of the Note.

The Note is a senior unsecured obligation of the Company. The Note will mature on June 1, 2021 and was sold to the Investor at a purchase price of $50,000,000, or approximately 89.3% of its face amount. The interest rate under the Note is 0%, which interest rate would increase upon the existence of an event of default. A portion of the face amount of the Note must be redeemed on the first day of every month beginning on June 1, 2020 through maturity of the Note pursuant to a schedule set forth in the Note. The Note contains certain cash sweep provisions requiring that a portion of the proceeds from certain Company equity offerings and convertible securities offerings be used to repay the Note through additional amortization payments not to exceed $8,000,000 in total, subject to certain conditions. The Investor may require the Company to repurchase the Note (i) upon a Fundamental Change (as defined in the Note) at 105% of the face amount or (ii) upon an event of default at 115% of the face amount. The Company may prepay the Note in whole or in part from time to time without premium or penalty.

The Note includes covenants which, among other things, limit the ability of the Company and its subsidiaries to incur additional indebtedness, permit liens on their assets, make certain types of investments, pay dividends and other restricted payments, transfer assets, enter into transactions with affiliates and issue certain types of securities. The Note also requires the Company to maintain, as of the last day of each month, unrestricted, unencumbered cash in one or more deposit accounts held solely in the Company’s name in an amount at least equal to the greater of (i) 40% of the then-outstanding principal amount of the Note, (ii) $18,000,000 and (iii) the minimum aggregate amount of cash required to be reserved by the Company or its subsidiaries pursuant to any indebtedness (other than the Note) plus $6,000,000; provided that up to $12,000,000 of cash encumbered under one of the Company’s existing debt facilities may count towards satisfying the amounts in clauses (i) and (ii). The Company is also required to use commercially reasonable efforts to obtain certain stockholder approvals related to the issuance of shares of the Company’s common stock pursuant to the Note.

The Note includes customary provisions regarding events of default, including, among other things, nonpayment of principal or other amounts, violation of covenants, incorrectness of representations and warranties in any material respect, cross-acceleration with respect to other indebtedness, bankruptcy and judgments, and acceleration of amounts due under the Note. In addition, the Note provides that if an event of default occurs, the Investor will have the right to convert amounts due under the Note as described above.

Please refer to the “Description of the Note” attached to this proxy statement as Appendix A for a more detailed description of the terms and conditions of the Note.

The Warrant

The Warrant will be exercisable at an exercise price of $1.542 per share, which was the Minimum Price under Nasdaq rules at the time the SPA was executed. The Warrant will be exercisable in whole or in part at any time beginning on October 29, 2020 and from time to time until October 29, 2025. If a registration statement covering the issuance or resale of the shares of common stock issuable upon exercise of the Warrant is not available at the time of exercise, a holder may exercise part or all of the Warrant via a cashless exercise mechanism set forth in the Warrant. The exercise price of the Warrant, and the number of shares of common stock issuable upon exercise of the Warrant, will be adjusted proportionately if the Company subdivides its shares of common stock into a greater number of shares or combines its shares of common stock into a smaller number of shares. A holder of a Warrant will have the right to receive an instrument of a successor entity that is comparable to the Warrant, or to have its Warrant repurchased, in certain circumstances involving business combination and similar transactions. Please refer to the “Description of the Warrant” attached to this proxy statement as Appendix B for a more detailed description of the terms and conditions of the Warrant.

Share Issuance Voting Agreements

On April 29, 2020, in connection with the SPA, the Company and each of Charif Souki, Martin Houston, Meg Gentle and Keith Teague, in their capacity as Tellurian stockholders, entered into a voting agreement pursuant to which each agreed to vote, at an annual or special meeting of stockholders of the Company, all shares of Tellurian common stock that they hold in favor of the Share Issuance Proposal and the Authorized Shares Proposal (each, a “Share Issuance Voting Agreement” and collectively, the “Share Issuance Voting Agreements”). Mr. Souki, Mr. Houston, Ms. Gentle and Mr. Teague beneficially own approximately 10.7%, 7.5%, 4.4% and 2.4%, respectively, of the outstanding shares of common stock of the Company. The Share Issuance Voting Agreements were approved by the Audit Committee.

The foregoing description of the terms and conditions of the Note, the Indenture, the Warrant and the Voting Agreements does not purport to be complete and is qualified in its entirety by the full text of the Note, the Indenture, the Warrant and the form of Voting Agreement, copies of which are filed as Exhibits 4.2, 4.1, 4.3 and 10.1 to our Current Report on Form 8-K filed with the SEC on April 29, 2020.

Background and Considerations Relating to the SPA

Our focus as a business is on developing the Driftwood Project. We currently estimate the total cost of the Driftwood Project to be approximately $28.9 billion, including owners’ costs, transaction costs and contingencies but excluding interest costs incurred during construction of the Driftwood terminal and other financing costs. We have no material sources of revenue and are therefore dependent on financing transactions to fund both the development of the Driftwood Project and our ongoing operations. In 2020, our efforts to market partnership investments in the Driftwood Project have been adversely affected by declines in commodity prices and economic activity generally and the COVID-19 pandemic. As a result, we have taken various measures to reduce our ongoing expenses and to raise additional funds to improve our liquidity. These measures have included (i) the implementation of a reduction in force, (ii) sales of common stock under our “at-the-market” program, (iii) a registered offering of common stock, (iv) an issuance of stock and warrants in connection with an amendment to a loan agreement that, among other things, extended the maturity of the loan, and (v) entering into the transactions contemplated by the SPA. We have also considered various alternatives to these transactions, including several potential convertible note transactions. We discussed these potential alternatives with various investment banks and prospective investors, and executed a term sheet for a convertible note transaction with one such investor. As market and business conditions evolved, however, we ultimately determined not to go forward with any of these potential alternative transactions.

As part of our ongoing financing efforts, we engaged Roth Capital Partners, LLC (“Roth”) in April 2020 to advise us with respect to a potential issuance of debt securities or preferred stock. Among other things, Roth contacted several potential investors, including the Investor. We elected to focus on the Investor because, following initial communications with other potential investors, we believed that it would agree to more favorable terms. After multiple rounds of negotiation, primarily conducted by our CEO, CFO and Chairman, we entered into a term sheet with the Investor in early April 2020. After the term sheet was signed, the Company and the Investor began the process of negotiating transaction documents. The negotiations during this period covered several key issues, which included, among others, economic issues, inter-creditor issues and Nasdaq-related issues. In connection with the Offering, we agreed to enter into an amendment to an existing credit agreement on the terms described in our Current Report on Form 8-K filed on April 29, 2020. The Board held two meetings to consider the transaction and received detailed information about its terms from management at each, before all directors present at each meeting approved it. The Audit Committee also separately approved the related Share Issuance Voting Agreements with Company officers and directors. In deciding to approve the transaction, the Board recognized various risks associated with the Offering contemplated by the SPA—including risks associated with (i) the significant cost of capital it represents and (ii) the fact that the Investor will not be prohibited from trading in our securities and may benefit in some circumstances if the trading price of our common stock declines—but concluded that the Offering was nevertheless in the best interests of our stockholders in light of the available alternatives. Accordingly, we commenced the Offering on April 28, 2020, signed the SPA later the same day, and completed the Offering on April 29, 2020.

Potential Effects of the Share Issuance Proposal and the Authorized Shares Proposal

If all shares of Tellurian common stock issuable under the Share Issuance Proposal are issued, the Share Issuance Proposal will result in an increase in the number of shares of common stock outstanding by 186,666,667, or approximately 70% of the shares of Tellurian common stock currently outstanding. Upon an event of default under the Note, such a stock issuance would result in a proportionate decrease to the respective ownership and voting percentage interests of stockholders prior to the Offering.

The Company does not currently have enough authorized but unissued shares of common stock to reserve the maximum number of shares potentially issuable as a result of a conversion of the Note upon an event of default under the Note. As of the date hereof, the Company has reserved 51,567,050 shares of Tellurian common stock for potential issuance and delivery under the Note. However, if the Authorized Shares Proposal (as described below in the description of Proposal 4) is also approved by Tellurian stockholders, the increase in the number of authorized shares from 400 million to 800 million would allow the Company to reserve up to the maximum number of shares issuable upon conversion of the Note.

In addition, as described above, we registered the Note and the Warrant that the Investor acquired in the Offering as well as and the shares of Tellurian common stock that are issuable upon conversion of the Note or upon exercise of the Warrant. The availability for resale of the shares of Tellurian common stock that may be issued upon an event of default under the Note or upon exercise of the Warrant could have an adverse effect on the trading price of Tellurian common stock.

Proposed Resolution

In light of the foregoing, the Board recommends that you vote in favor of the following resolution at the Meeting:

RESOLVED, that the stockholders approve, for purposes of Nasdaq Listing Rule 5635, the issuance by the Company of up to 186,666,667 shares of Tellurian common stock, which is the maximum number of shares of Tellurian common stock issuable in connection with the potential future conversion of the Note upon an event of default under the Note.

Vote Required for Approval

Approval of Proposal 3 will require the affirmative vote of the holders of a majority of the votes cast on the matter, assuming that a quorum exists.

If you fail to vote or submit a proxy or fail to instruct your broker to vote or vote to “abstain,” it will have no effect on the outcome of the vote on Proposal 3, assuming that a quorum exists.

Board Recommendation

The Board recommends that Tellurian stockholders vote “FOR” the proposal to approve, for purposes of Nasdaq Listing Rule 5635, the issuance by the Company of up to 186,666,667 shares of Tellurian common stock, which is the maximum number of shares of Tellurian common stock issuable in connection with the potential future conversion of the Note upon an event of default under the Note.

PROPOSAL 4—Authorized Shares Proposal

Background

On April 8, 2020, the Board, determining it to be advisable and in the best interests of the Company and its stockholders, authorized, subject to approval and adoption by the stockholders, an amendment (the “Authorized Shares Amendment”) to the Amended and Restated Certificate of Incorporation of Tellurian (as amended by the Authorized Shares Amendment, the “Post-Authorized Shares Certificate”) to increase the number of authorized shares of Tellurian common stock from 400 million to 800 million. The full text of the Authorized Shares Amendment is attached to this proxy statement as Appendix C-1. A complete version of Post-Authorized Shares Certificate, showing the proposed changes to the Amended and Restated Certificate of Incorporation of Tellurian in strikethrough and underlined text, as applicable, is attached to this proxy statement as Appendix C-2.

As of May 8, 2020, a total of 267,785,131 of the Company’s currently authorized 400 million shares of Tellurian common stock were outstanding. The increase in the number of authorized but unissued shares of Tellurian common stock would enable the Company, without further stockholder approval, to issue shares from time to time as may be required for business purposes such as raising additional capital for ongoing operations, business and asset acquisitions, stock splits and dividends, present and future employee benefit programs and other corporate purposes, including for purposes of reserving and issuing up to the maximum number of shares issuable upon conversion of the Note (as discussed in “Proposal 3—Share Issuance Proposal—Potential Effects of the Share Issuance Proposal and the Authorized Shares Proposal”).

The proposed Authorized Shares Amendment would not change the terms of the Tellurian common stock, and the additional shares of Tellurian common stock to be authorized pursuant to the Authorized Shares Amendment would have rights identical to the currently outstanding shares of Tellurian common stock. The Board has not proposed an increase in the number of authorized shares of Tellurian common stock with the intention of discouraging tender offers or takeover attempts relating to the Company. However, the availability of additional authorized shares for issuance may have the effect of discouraging a merger, tender offer, proxy contest or other attempt to obtain control of the Company.

The Board recognizes that the issuance of additional shares of Tellurian common stock may adversely affect the interests of the holders of Tellurian common stock. For example, in the absence of a proportionate increase in the Company’s earnings and book value, an increase in the aggregate number of outstanding shares caused by the issuance of additional shares would dilute the earnings per share and book value per share of all of the existing outstanding shares of Tellurian common stock. However, the Board believes that these potential risks are outweighed by the benefit that an increase in the number of available shares would provide in terms of additional financing flexibility. The Board believes that retaining the ability to act quickly on future opportunities that may require or be facilitated by additional stock issuances will benefit existing stockholders.

Effective Time

The effective time of the Authorized Shares Amendment, if approved by the stockholders and not otherwise abandoned by the Board, will be the time that the Certificate of Amendment setting forth the Authorized Shares Amendment is filed with the Delaware Secretary of State. The exact timing of the filing of the Certificate of Amendment setting forth the Authorized Shares Amendment will be determined by our Board based on its evaluation as to when such action will be the most advantageous to the Company and its stockholders.

If, at any time prior to the filing of the Certificate of Amendment setting forth the Authorized Shares Amendment with the Delaware Secretary of State, notwithstanding stockholder approval and without further action by the stockholders, the Board, in its sole discretion, determines that it is in the Company’s best interests and the best interests of our stockholders to abandon the Authorized Shares Amendment, the Authorized Shares Amendment may be abandoned.

Proposed Resolution

In light of the foregoing, the Board recommends that you vote in favor of the following resolution at the Meeting:

RESOLVED, that the amendment to the Amended and Restated Certificate of Incorporation of Tellurian Inc. to increase the number of authorized shares of Tellurian common stock from 400 million to 800 million is hereby approved and adopted.

Vote Required for Approval

Approval of the Authorized Shares Proposal will require the affirmative vote of (i) the holders of a majority in voting power of the outstanding shares of Tellurian common stock and Preferred Stock voting together as a single class and (ii) the holders of a majority of the outstanding shares of Tellurian common stock, voting as a separate class, in each case assuming that a quorum exists.

If you fail to vote or submit a proxy or fail to instruct your broker to vote (and your broker does not exercise its discretion to vote your shares on this matter) or vote to “abstain,” it will have the same effect as a vote “AGAINST” the Authorized Shares Proposal, assuming that a quorum exists.

Board Recommendation

The Board unanimously recommends that Tellurian stockholders vote “FOR” the proposal to approve and adopt the Authorized Shares Amendment to increase the number of shares of common stock that the Company is authorized to issue.

PROPOSAL 5—NON-BINDING ADVISORY RESOLUTION TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

Background

Pursuant to Section 951 of the Dodd–Frank Wall Street Reform and Consumer Protection Act, Tellurian stockholders are being asked to approve, on a non-binding advisory basis, the compensation of the Company’s NEOs disclosed in this proxy statement in accordance with SEC rules. This is commonly referred to as a “say-on-pay” vote, as it gives the stockholders the opportunity to communicate to the Compensation Committee and the Board their views on the compensation of the Company’s NEOs. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s NEOs and the compensation policies and practices described in this proxy statement.

The “say-on-pay” vote is advisory only and, therefore, is not binding on the Company, the Compensation Committee, or the Board, and will not be construed as overruling a decision by, or creating or implying any fiduciary duty for, the Company, the Compensation Committee, or the Board. Although the vote is non-binding, each of the Compensation Committee, which is responsible generally for designing and administering the Company’s executive compensation program, and the Board values the opinions expressed by stockholders in their vote on this proposal and will review the voting results, seek to determine the reasons for such results, and take such feedback into consideration when making future compensation decisions for the Company’s executive officers.

Our executive compensation program is heavily weighted toward performance and links our executives’ pay to the achievement of the company’s current and long-term strategic projects, particularly the successful financing and construction of the Driftwood terminal and the Pipeline Network. Please see the “Compensation Discussion and Analysis” section above for detailed information regarding the current compensation program for the Company’s NEOs. We believe that our executive compensation program appropriately incentivizes and rewards our executive team and effectively promotes the interests of both the Company and our stockholders.

Proposed Resolution

In light of the foregoing, the Board recommends that you vote in favor of the following resolution at the Meeting:

RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the named executive officers as disclosed in the proxy statement for the Meeting pursuant to the executive compensation disclosure rules of the SEC, which proxy statement includes the compensation tables and the narrative discussion that accompanies the compensation tables.

Vote Required for Approval

Approval of Proposal 5 will require the affirmative vote of the holders of a majority of the votes cast on the matter, assuming that a quorum exists.

If you fail to vote or submit a proxy or fail to instruct your broker to vote or vote to “abstain,” it will have no effect on the outcome of the vote on Proposal 5, assuming that a quorum exists.

Board Recommendation

The Board unanimously recommends that Tellurian stockholders vote “FOR” the proposal to approve, on a non-binding advisory basis, the compensation of the Company’s NEOs.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Company recognizes that transactions in which the Company participates and any of the Company’s directors, executive officers or substantial security holders have a direct or indirect material interest can present potential or actual conflicts of interest. The Audit Committee Charter requires the Audit Committee to review and approve any related party transaction for which disclosure would be required pursuant to Item 404 of Regulation S-K.

Set forth below is a description of all transactions between the Company and such related persons since January 1, 2019 that are required to be disclosed under Item 404 of Regulation S-K.

Cheniere Litigation

In July 2017, Tellurian Investments, Driftwood LNG LLC (“Driftwood LNG”), Martin Houston, and three other individuals were named as third-party defendants in a lawsuit filed in state court in Harris County, Texas, between Cheniere Energy, Inc. and one of its affiliates, on the one hand (in this section, collectively, “Cheniere”), and Parallax Enterprises and certain of its affiliates (not including Parallax Services LLC, now known as Tellurian Services LLC (“Tellurian Services”)) on the other hand (collectively, “Parallax”). In October 2017, Driftwood Pipeline LLC and Tellurian Services were also named by Cheniere as third-party defendants in the lawsuit. In April 2019, Charif Souki was also named by Cheniere as a third-party defendant in the lawsuit. Cheniere alleged that it entered into a note and a pledge agreement with Parallax. Cheniere claimed, among other things, that the third-party defendants tortiously interfered with the note and pledge agreement and aided in the fraudulent transfer of Parallax assets.

In December 2019, Cheniere dropped its claims against all the individuals named as third-party defendants in the lawsuit when it was first filed in July 2017 other than Mr. Houston. On January 30, 2020, Cheniere withdrew all claims it had asserted against the Company’s subsidiaries and directors, and all such claims were dismissed with prejudice.

In January 2020, a special committee of independent directors of the Company approved, and in March 2020 the Board approved (with Mr. Houston abstaining from the vote), the payment of reasonable attorneys’ fees and expenses guaranteed by Mr. Houston in connection with the lawsuit, as determined in the sole discretion of the Company and subject to certain conditions. As of May 8, 2020, the Company has paid $330,290 to Mr. Houston.

Tarek Souki Employment Agreement

Each employee in the Company’s London office, including Tarek Souki, an Executive Vice President of Tellurian and the President of Tellurian Trading UK Ltd, a wholly owned subsidiary of the Company, has an employment agreement with the Company or one of its subsidiaries. Tarek Souki is the son of Charif Souki. Mr. Souki’s employment agreement (the “T. Souki Employment Agreement”), dated as of August 5, 2016, as amended on February 8, 2017, with Tellurian LNG UK Ltd, then a wholly owned subsidiary of Tellurian Investments (“Tellurian UK”), provides for an annual base salary and an annual target bonus of 100% of Mr. Souki’s base salary, with a stretch target bonus of 150% of his base salary. The annual bonus is purely discretionary on the part of Tellurian UK and is based on the achievement of various performance milestones of Tellurian UK and Mr. Souki, among other things. The T. Souki Employment Agreement is terminable by either party upon six months’ written notice and by Tellurian UK for “Cause” (as defined in the T. Souki Employment Agreement). The T. Souki Employment Agreement does not have a fixed term and is continuously subject to termination under the terms of the agreement.

On February 26, 2019, the Board, upon the recommendation of the Compensation Committee, approved, (i) effective as of February 17, 2019, a fiscal 2019 base salary increase of £8,518 (from £284,000 to £292,518) for Mr. Souki and (ii) a grant under the Tellurian 2016 Plan of 39,960 vested shares of Tellurian common stock to Mr. Souki in connection with an annual performance bonus for the fiscal year ended December 31, 2018.

On March 6, 2020, the Board, upon the recommendation of the Compensation Committee, approved a grant to Mr. Souki under the Tellurian 2016 Plan of 206,611 restricted stock units in connection with an annual performance bonus for the fiscal year ended December 31, 2019, whereby (i) each restricted stock unit represents a contingent right to receive on or within thirty days after vesting one share of Tellurian common stock, cash of equal value, or a combination of both, and (ii) the restricted stock units vest in substantially equal monthly installments beginning on June 1, 2020.

Total Transactions

On April 3, 2019, the Company entered into a Common Stock Purchase Agreement (the “Tellurian CSPA”) with Total pursuant to which Total agreed to purchase, and the Company agreed to issue and sell in a private placement to Total, 19,872,814 shares of Tellurian common stock in exchange for a cash purchase price of $10.064 per share (the “Per Share Purchase Price”), which would result in aggregate gross proceeds to the Company of approximately $200 million (the “Private Placement”). The closing of the Private Placement is subject to the satisfaction of certain closing conditions, including (i) Tellurian’s affirmative final investment decision with respect to the Driftwood LNG Project – Phase I (as such term is defined in the Tellurian CSPA) (the “Phase I Driftwood LNG Project”); (ii) Tellurian acquiring a 7.2% interest in Driftwood Holdings, the entity that will hold the Phase I Driftwood LNG Project, for $1.0 billion (the “Company Subsidiary Investment”); and (iii) certain other customary closing conditions.

Under the terms of the Tellurian CSPA, Tellurian granted certain anti-dilution rights to Total that will entitle Total to purchase additional shares of Tellurian common stock under certain circumstances if all or a portion of the Company Subsidiary Investment is financed with securities convertible into Tellurian common stock (“Phase I Convertible Securities”). This anti-dilution right will entitle Total to buy additional shares of Tellurian common stock following any conversion of Phase I Convertible Securities to the extent necessary for Total to maintain an ownership percentage of 20% with respect to the outstanding shares of Tellurian common stock, as calculated in the manner provided in the Tellurian CSPA. The purchase price for such shares will be equal to the lower of (i) the Per Share Purchase Price and (ii) the price per share of Tellurian common stock at which the applicable Phase I Convertible Securities were converted. The maximum number of shares of Tellurian common stock issuable under this anti-dilution right will be 25,000,000 shares. In addition, pursuant to the Tellurian CSPA, Tellurian agreed to provide certain registration rights to Total with respect to shares of Tellurian common stock that Total currently owns and shares it will receive in the transactions contemplated by the Tellurian CSPA.

On July 10, 2019, Driftwood Holdings entered into an Equity Capital Contribution Agreement (the “Contribution Agreement”) with Total, whereby Total agreed to make a $500 million capital commitment to Driftwood Holdings in exchange for Class A limited partnership interests in Driftwood Holdings. The closing of the transactions contemplated by the Contribution Agreement is subject to the satisfaction of certain closing conditions, including FID with respect to “Phase 1” of the Driftwood Project. See “Proposal 1—Election of Directors to the Company’s Board—Voting Agreements” for a description of the related 2019 Total Voting Agreement Amendment.

Subject to the terms and conditions of the Contribution Agreement, upon the occurrence of FID with respect to Phase 1 of the Driftwood Project, Total Gas & Power North America, Inc., an affiliate of

Total (“Total Gas & Power”), and Driftwood LNG, will enter into a sale and purchase agreement pursuant to which Total Gas & Power will have the right to purchase from Driftwood LNG approximately 1.0 million tonnes per annum (“mtpa”) of LNG from the Driftwood terminal.

Also on July 10, 2019, Tellurian Trading UK Ltd, a subsidiary of the Company (“Tellurian Trading”), and Total Gas & Power entered into a sale and purchase agreement pursuant to which Total Gas & Power has the right to purchase from Tellurian Trading approximately 1.5 mtpa of LNG on a free on board basis at prices based on the Japan Korea Marker index price, subject to the terms and conditions of the agreement.

Currently, Total beneficially owns approximately 17% of the outstanding shares of common stock of the Company and Eric Festa, a director of the Company, is the Vice President of Asset Management of the Gas Division of TOTAL S.A.

Legal Fees to Pillsbury Winthrop Shaw Pittman LLP

During the fiscal year ended December 31, 2019, the Company and its subsidiaries incurred approximately $0.4 million in fees to Pillsbury Winthrop Shaw Pittman LLP for legal advice in connection with various corporate matters. Dillon J. Ferguson, a director of the Company, is a partner of Pillsbury Winthrop Shaw Pittman LLP.

Amendment of Credit Agreement

As of April 28, 2020, Nineteen77 Capital Solutions A LP (“Nineteen77”) was the beneficial owner of approximately 5.4% of Tellurian common stock. On April 28, 2020, a wholly owned subsidiary of the Company entered into an amendment to a credit agreement with the lender, which is Nineteen77. Pursuant to the amendment, among other things, the Company issued on April 29, 2020 9,348,706 shares of Tellurian common stock, and a warrant to purchase an additional 4,674,353 shares of Tellurian common stock, to Nineteen77. The terms of the amendment are further described in our Current Reports on Form 8-K filed with the SEC on April 28, 2020 and April 29, 2020.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Directors and Executive Officers

The following table sets forth the number of shares of Tellurian common stock owned beneficially by each director and named executive officer of the Company as of May 8, 2020 (unless another date is specified by footnote below), and by all current directors and executive officers of Tellurian as a group:

	Amount and Nature of Beneficial Ownership *
Name of Individual or Group (a)	Shares		Percent of Class (b)

Charif Souki, Chairman	28,533,853	(c)	10.7%
Martin J. Houston, Vice Chairman	20,144,018	(d)	7.5%
Meg A. Gentle, President and Chief Executive Officer	11,941,004	(e)	4.5%
R. Keith Teague, Executive Vice President and Chief Operating Officer	6,496,287	(f)	2.4%
Diana Derycz-Kessler, Director	2,230,268	(g)	**
Daniel A. Belhumeur, Executive Vice President, General Counsel and Chief Compliance Officer	1,285,574	(h)	**
Khaled A. Sharafeldin, Chief Accounting Officer	672,360	(i)	**
Brooke A. Peterson, Director	618,604		**
Dillon J. Ferguson, Director	239,718		**
Don A. Turkleson, Director	197,349		**
L. Kian Granmayeh, Executive Vice President and Chief Financial Officer	0		**
Eric P. Festa, Director	0		**
Current Directors and Executive Officers as a Group (a total of 12 persons)	72,359,035		27.0%

*	Unless otherwise indicated, each person listed has the sole power to vote and dispose of the shares listed. Pursuant to Rule 13d-3 under the Exchange Act, beneficial ownership includes shares as to which the individual or entity has or shares voting power or investment power, and any shares that the individual or entity has the right to acquire within 60 days of May 8, 2020, including through the exercise of any option, warrant, or right. For each individual or entity that holds options, warrants or rights to acquire shares, the shares of Tellurian common stock underlying those securities are treated as owned by that holder and as outstanding shares when that holder’s percentage ownership of Tellurian common stock is calculated. That Tellurian common stock is not treated as outstanding when the percentage ownership of any other holder is calculated.

**	The percent of class owned is less than 1%.

(a)	Except as otherwise indicated below, the address and telephone number of each of these persons is c/o Tellurian Inc., 1201 Louisiana Street, Suite 3100, Houston, Texas 77002 and (832) 962-4000, respectively.

(b)	Based on a total of 267,785,131 shares of Tellurian common stock outstanding as of May 8, 2020.

(c)	In January 2017, Mr. Souki entered into the 2017 Total Voting Agreement. In July 2019, in connection with the execution of the Contribution Agreement, Mr. Souki entered into the 2019 Total Voting Agreement Amendment. As part of a collateral package to secure a loan for certain real estate investments, Mr. Souki has pledged 25,000,000 shares of Tellurian common stock. On April 29, 2020, in connection with the execution of the SPA, Mr. Souki entered into a Share Issuance Voting Agreement.

(d)	Includes (i) 650,000 shares of Tellurian common stock held by T.B.D. MH Family Trust LLC, of which Mr. Houston is the sole member and has sole voting and dispositive power and (ii) 1,300,000 shares of Tellurian common stock owned by Mr. Houston’s wife for which Mr. Houston has shared voting and dispositive power. In January 2017, Mr. Houston entered into the 2017 Total Voting Agreement. In July

2019, in connection with the execution of the Contribution Agreement, Mr. Houston entered into the 2019 Total Voting Agreement Amendment. On April 29, 2020, in connection with the execution of the SPA, Mr. Houston entered into a Share Issuance Voting Agreement.

(e)	Includes (i) 3,250,000 shares of restricted common stock that vest upon FID and (ii) 107,333 shares subject to options exercisable within 60 days of May 8, 2020. On April 29, 2020, in connection with the execution of the SPA, Ms. Gentle entered into a Share Issuance Voting Agreement.

(f)	Includes (i) 1,301,300 shares held in a grantor retained annuity trust (“GRAT”), of which Mr. Teague is the trustee and sole annuitant, and his spouse and children are the beneficiaries; (ii) 1,301,300 shares held in a GRAT, of which Mr. Teague is the trustee, his spouse is the sole annuitant, and his spouse and children are the beneficiaries; (iii) 3,416,666 shares of restricted common stock that vest upon FID; (iv) 166,667 shares of restricted common stock that vest upon each of the one-year and two-year anniversaries of FID; and (v) 60,000 shares subject to options exercisable within 60 days of May 8, 2020. On April 29, 2020, in connection with the execution of the SPA, Mr. Teague entered into a Share Issuance Voting Agreement.

(g)	Includes (i) 2,150,000 shares of Tellurian common stock held by Bristol Investment Fund, Ltd., a Cayman Islands company (“BIF”) that is affiliated with Ms. Derycz-Kessler and her spouse; (ii) 524 shares held by her son in a custodial account of which her spouse is the custodian; and (iii) 89 shares held by her spouse and stepdaughter as joint tenants. The spouse of Ms. Derycz-Kessler has sole voting and dispositive power over the shares of Tellurian common stock held by each of BIF and her son. The spouse of Ms. Derycz-Kessler has shared voting and dispositive power over the shares held by her spouse and stepdaughter.

(h)	Includes (i) 1,170,000 shares of restricted common stock that vest upon FID and (ii) 53,333 shares subject to options exercisable within 60 days of May 8, 2020.

(i)	Includes (i) 526,500 shares of restricted common stock that vest upon FID and (ii) 38,666 shares subject to options exercisable within 60 days of May 8, 2020.

Holders of More Than 5% of Tellurian Common Stock

The following table sets forth information (as of the date indicated) as to all persons or groups known to Tellurian to be beneficial owners of more than 5% of issued and outstanding shares of Tellurian common stock as of May 8, 2020.

Name and Address of Beneficial Holder	Shares Beneficially Owned		Percent of Class (a)

TOTAL S.A., 2, place Jean Miller, La Défense 6, 92400 Courbevoie, France Total Delaware, Inc., 1201 Louisiana Street, Suite 1800, Houston, Texas 77002	45,999,999	(b)	17.2%
Charif Souki 1201 Louisiana, Suite 3100 Houston, Texas 77002	28,533,853	(c)	10.7%
Nineteen77 Capital Solutions A LP c/o Maples Fiduciary Services (Delaware) Inc. 4001 Kennett Pike, Suite 302 Wilmington, Delaware 19807	23,368,004	(d)	8.6%
Martin J. Houston 1201 Louisiana, Suite 3100 Houston, Texas 77002	20,144,018	(e)	7.5%

(a)	Based on a total of 267,785,131 shares of Tellurian common stock outstanding as of May 8, 2020.

(b)	This information is based on a Schedule 13D/A filed with the SEC on July 12, 2019 by TOTAL S.A. and Total Delaware, Inc., each of which has shared voting and dispositive power over the shares listed.

(c)	In January 2017, Mr. Souki entered into the 2017 Total Voting Agreement. In July 2019, in connection with the execution of the Contribution Agreement, Mr. Souki entered into the 2019 Total Voting Agreement Amendment. As part of a collateral package to secure a loan for certain real estate investments, Mr. Souki has pledged 25,000,000 shares of Tellurian common stock. On April 29, 2020, in connection with the execution of the SPA, Mr. Souki entered into a Share Issuance Voting Agreement.

(d)	This information (i) is based on a prospectus supplement of the Company filed with the SEC on April 29, 2020 that relates to the registration of the resale of shares of Tellurian common stock held by Nineteen77 Capital Solutions A LP, or NCS, and (ii) includes 3,000,000 shares of Tellurian common stock that are issuable and exercisable within 60 days of May 8, 2020 pursuant to an amended and restated common stock purchase warrant, dated as of April 29, 2020, held by NCS. UBS O’Connor LLC is the investment manager of NCS and has sole voting and investment power with respect to the shares. Each entity named in this footnote expressly disclaims any such beneficial ownership, except to the extent of its individual pecuniary interests therein.

(e)	Includes (i) 650,000 shares of Tellurian common stock held by T.B.D. MH Family Trust LLC, of which Mr. Houston is the sole member and has sole voting and dispositive power and (ii) 1,300,000 shares of Tellurian common stock owned by Mr. Houston’s wife for which Mr. Houston has shared voting and dispositive power. In January 2017, Mr. Houston entered into the 2017 Total Voting Agreement. In July 2019, in connection with the execution of the Contribution Agreement, Mr. Houston entered into the 2019 Total Voting Agreement Amendment. On April 29, 2020, in connection with the execution of the SPA, Mr. Houston entered into a Share Issuance Voting Agreement.

Total, Mr. Souki, and Mr. Houston collectively own 94,677,870 shares, or approximately 35.4% of the outstanding shares, of Tellurian common stock. The amounts reflected in the above table do not include shares Total may be deemed to beneficially own as a result of the 2017 Total Voting Agreement or the 2019 Total Voting Agreement Amendment. See “Proposal 1—Election of Directors to the Company’s Board—Voting Agreements” for a description of the 2017 Total Voting Agreement and the 2019 Total Voting Agreement Amendment.

Holders of More Than 5% of Tellurian Preferred Stock

The following table sets forth information (as of the date indicated) as to all persons or groups known to Tellurian to be beneficial owners of more than 5% of issued and outstanding shares of Preferred Stock as of May 8, 2020.

Name and Address of Beneficial Holder	Shares Beneficially Owned		Percent of Class (a)

BDC Oil and Gas Holdings, LLC 12011 Sunset Hills Road Reston, Virginia 20190	6,123,782	(b)	100.0%

(a)	Based on a total of 6,123,782 shares of Preferred Stock outstanding as of May 8, 2020.

(b)	On March 21, 2018, Tellurian entered into a preferred stock purchase agreement with BDC Oil and Gas Holdings, LLC (“Bechtel Holdings”), a Delaware limited liability company and an affiliate of Bechtel, pursuant to which Bechtel Holdings purchased, and Tellurian sold and issued to Bechtel Holdings, 6,123,782 shares of Preferred Stock. In exchange for the Preferred Stock, Bechtel agreed to discharge $50 million in liabilities associated with detailed engineering services for the Driftwood Project.

Future Stockholder Proposals

If a stockholder wishes to have a proposal included in the notice of annual meeting and related proxy statement for the Company’s 2021 annual meeting of stockholders, the stockholder must follow the procedures set forth in Rule 14a-8 under the Exchange Act and submit the proposal to the Company no later than January 14, 2021. The fact that a stockholder proposal is received in a timely manner does not ensure its inclusion in the proxy materials since such proposal must satisfy all requirements in the proxy rules relating to such inclusion.

If a stockholder wishes to present a proposal or nominate a candidate for director at the Company’s 2021 annual meeting of stockholders and the proposal or nomination is not intended to be included in the Company’s proxy statement and form of proxy relating to that meeting, the stockholder must give advance notice to the Company within the time periods set forth in the Company’s bylaws and must comply with the other requirements set forth in the bylaws. Subject to certain exceptions, to be timely under the bylaws, a proposal must be received no fewer than 90, and no more than 120, days prior to the first anniversary of the prior year’s annual meeting of stockholders, or, in the case of the 2021 annual meeting of stockholders, between February 10, 2021 and March 12, 2021.

All stockholder proposals should be submitted to the Company’s Corporate Secretary at 1201 Louisiana Street, Suite 3100, Houston, Texas 77002.

Other Business

Tellurian knows of no other matters to be presented at the Meeting. If any other matter properly comes before the Meeting, the appointed proxies will vote the proxies in accordance with their best judgment.

Householding of Proxy Materials

The SEC’s rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. Some brokers household proxy materials and annual reports, delivering a single proxy statement and annual report to multiple stockholders sharing an address, although each stockholder will receive a separate proxy card. Once a stockholder has received notice from his or her broker that it will be householding materials, householding will continue until the stockholder is notified otherwise or revokes consent. If at any time a stockholder no longer wishes to participate in householding and would prefer to receive a separate proxy statement and annual report, the stockholder should notify his or her broker. If a stockholder would like to receive a separate copy of this proxy statement or accompanying notice of annual meeting of stockholders or Annual Report on Form 10-K for the fiscal year ended December 31, 2019, he or she should contact the Company by writing to the Corporate Secretary, Tellurian Inc., 1201 Louisiana Street, Suite 3100, Houston, Texas 77002.

Where You Can Find More Information

Tellurian files annual, quarterly and current reports, proxy statements and other information with the SEC. Tellurian’s SEC filings are available to the public from commercial document-retrieval services and free of charge from the SEC’s website at http://www.sec.gov and at Tellurian’s website at http://www.tellurianinc.com. Tellurian also makes available free of charge any of its SEC filings by mail.

For a mailed copy of a report, please contact Tellurian Inc., Investor Relations, 1201 Louisiana Street, Suite 3100, Houston, Texas 77002.

By Order of the Board of Directors,

Meredith S. Mouer, Senior Vice President, Deputy
General Counsel and Corporate Secretary
May 14, 2020

APPENDIX A

DESCRIPTION OF THE NOTE

The following description is intended to be an overview of the material provisions of the Note and the Indenture. In this description, the terms the “Company,” “we,” “our” and “us” each refer to Tellurian Inc. and not any of our subsidiaries. This summary is not complete and is qualified in its entirety by reference to the Note and Indenture. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them by the Note.

General

The Note was issued pursuant to an indenture (the “Indenture”) by and between us and Wilmington Trust, National Association, as trustee. The Note is our senior unsecured obligation. The Note will mature on June 1, 2021 and was sold at a purchase price of $50,000,000, or approximately 89.3% of its face amount of $56,000,000. The Note is in registered form (within the meaning of Section 163 of U.S. Internal Revenue Code of 1986, as amended), without coupons. The interest rate under the Note is 0%, which interest rate would increase to 15% per annum upon the existence of an Event of Default until such Event of Default is cured or no longer continuing (such increased interest, “Default Interest”).

Ranking

The Note is our senior unsecured obligation and will rank pari passu with all our existing and future unsecured unsubordinated indebtedness. The Note is effectively subordinated to any of our secured indebtedness, to the extent of the value of the assets securing such indebtedness. The Note is also structurally subordinated to the indebtedness and all other obligations of our Subsidiaries. None of our Subsidiaries are guarantors of the Note, and some of our Subsidiaries currently have outstanding indebtedness and may incur indebtedness in the future. The Note will rank senior to any subordinated indebtedness that we incur.

Amortization Payments

A portion of the face amount of the Note (each, an “Amortization Payment”) must be repaid on the first day of every month beginning on June 1, 2020 through the maturity of the Note as follows: (i) the Amortization Payment for June 1, 2020 will be $3.5 million; (ii) Amortization Payments from July 1, 2020 to and including October 1, 2020 will be $5.0 million each; (iii) the Amortization Payment on November 1, 2020 will be $4.5 million; and (iv) Amortization Payments from November 1, 2020 to and including June 1, 2021 will be $4.0 million each.

Cash Sweep Provisions

On each Amortization Date after June 1, 2020, the aggregate amount of all proceeds received in respect of any Equity Issuance (including any ATM Issuance) by the Company during the month immediately preceding such Amortization Date shall be paid in cash by the Company to the holders as follows: (1) first, such amount in respect of any Equity Issuance shall be applied to the applicable Amortization Payment due on such Amortization Date, with the portion of such amount derived from any Equity Issuances other than an ATM Issuance being applied after the application of any portion of such amount derived from an ATM Issuance; (2) second, a minimum of twenty percent (20%) of any such amount in respect of any Equity Issuance (other than any ATM Issuance) remaining after applying clause (1) above shall be used to repay the Note on such Amortization Date; and (3) third, a minimum of thirty-five percent (35%) of any remaining proceeds in respect of any ATM Issuance remaining after applying clause (1) above shall be used to repay the Note on such Amortization Date.

Notwithstanding anything to the contrary herein, in no event shall the aggregate amount of such prepayments exceed eight million dollars ($8,000,000).

Mandatory Repurchase Option

The holders may require us to repurchase the Note at 105% of the face amount of the Note upon the occurrence of any of the following events (each, a “Fundamental Change”):

a.	a “person” or “group” (within the meaning of Section 13(d)(3) of the Exchange Act), other than the Company, its Wholly Owned Subsidiaries or a Permitted Holder, or the employee benefit plans of the Company or its Wholly Owned Subsidiaries, files any report with the SEC indicating that such person or group has become the direct or indirect “beneficial owner” (as defined below) of shares of our common equity representing more than fifty percent (50%) of the voting power of all of our then-outstanding common equity;

b.	the consummation of (i) any sale, lease or other transfer, in one transaction or a series of transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any Person (other than solely to one or more of our Wholly Owned Subsidiaries); or (ii) any transaction or series of related transactions in connection with which (whether by means of merger, consolidation, share exchange, combination, reclassification, recapitalization, acquisition, liquidation or otherwise) all of the Common Stock is exchanged for, converted into, acquired for, or constitutes solely the right to receive, other securities, cash or other property (other than a subdivision or combination, or solely a change in par value, of the Common Stock); provided, however, that any merger, consolidation, share exchange or combination of the Company pursuant to which the Persons that directly or indirectly “beneficially owned” (as defined below) all classes of our voting common equity immediately before such transaction directly or indirectly “beneficially own,” immediately after such transaction, more than fifty percent (50%) of all classes of voting common equity of the surviving, continuing or acquiring company or other transferee, as applicable, or the parent thereof, in substantially the same proportions vis-à-vis each other as immediately before such transaction will be deemed not to be a Fundamental Change pursuant to this clause;

c.	our stockholders approve any plan or proposal for our liquidation or dissolution; or

d.	our Common Stock ceases to be listed on any Eligible Exchange.

Prepayment

We may, upon ten Business Days’ notice, irrevocably elect to prepay the Note in whole or in part from time to time without premium or penalty. If paying less than the full principal amount such prepayment must be in integral multiples of $1,000,000.

Covenants

Until the monetary obligations under the Note are paid in full (other than any contingent indemnification obligations), the Company will be subject to the following covenants:

Corporate Existence. The Company will cause to preserve and keep in full force and effect (i) its corporate existence in accordance with the organizational documents of the Company and (ii) the material rights (charter and statutory), licenses and franchises of the Company and its Subsidiaries; provided, however, that the Company will not need to preserve or keep in full force and effect any such license or franchise if the Board of Directors determines in good faith that (x) the preservation thereof is no longer desirable in the conduct of the business of the Company and its Subsidiaries, taken as a whole; and (y) the loss thereof is not, individually or in the aggregate, reasonably expected to be materially adverse to the holders.

Ranking. All payments due under the Note shall rank pari passu with all Other Notes and all other unsecured unsubordinated Indebtedness of the Company and shall rank senior to all Subordinated Indebtedness of the Company.

Incurrence of Indebtedness; Amendments to Indebtedness. The Company shall not and shall not permit any Subsidiary to: (a) create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness, other than Permitted Indebtedness; (b) prepay any Indebtedness for borrowed money except for (i) by the conversion of Indebtedness into equity securities and the payment of cash in lieu of fractional shares in connection with such conversion, (ii) Indebtedness under the ProductionCo Credit Agreement or the Driftwood Credit Agreement, (iii) a refinancing of the entire amount of such Indebtedness which does not impose materially more burdensome terms upon the Company or its Subsidiaries than exist in such Indebtedness prior to such refinancing, but without any final maturity date, amortization payment, sinking fund, mandatory redemption or other repurchase obligation or put right at the option of the lender or holder of such Indebtedness that is prior to ninety-one (91) days following the Maturity Date; or (c) amend or modify any documents or notes evidencing any Permitted Indebtedness in any manner which shortens the maturity date to a date prior to ninety-one (91) days following the Maturity Date or any amortization payment, sinking fund, mandatory redemption, other repurchase obligation or put right at the option of the lender or holder of such Indebtedness or any interest payment date thereof to a date prior to ninety-one (91) days following the Maturity Date or otherwise imposes materially more burdensome terms, taken as a whole, upon the Company or its Subsidiaries than exist in such Indebtedness prior to such amendment or modification without the prior written consent of the holder.

Liens. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind on any asset now owned or hereafter acquired, except Permitted Liens.

Investments. The Company shall not directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments.

Distributions. The Company shall not, and shall not allow any Subsidiary to, (a) repurchase or redeem any class of Capital Stock, except for Permitted Restricted Payments, or (b) declare or pay any cash dividend or make a cash distribution on any class of Capital Stock, except for Permitted Restricted Payments or (c) waive, release or forgive any Indebtedness owed by any employees, officers or directors in excess of fifty thousand dollars ($50,000) in the aggregate.

Transfers. Except for Permitted Transfers, Permitted Investments and Permitted Restricted Payments, the Company shall not, and shall not allow any Subsidiary to, voluntarily or involuntarily transfer, sell, lease, license, lend or in any other manner convey any equitable, beneficial or legal interest in any material portion of its assets.

Taxes. The Company and its Subsidiaries shall pay when due all material taxes, fees or other similar governmental charges (together with any related interest or penalties) now or hereafter imposed or assessed against the Company and its Subsidiaries or their respective assets or upon their ownership, possession, use, operation or disposition thereof or upon their rents, receipts or earnings arising therefrom. The Company and its Subsidiaries shall file on or before the due date therefor all material personal property tax returns. Notwithstanding the foregoing, the Company and its Subsidiaries may contest, in good faith and by appropriate proceedings, taxes, fees or other similar governmental charges for which they maintain adequate reserves therefor in accordance with GAAP.

Minimum Cash Balance. The Company shall cause, as of the last day of each calendar month, the aggregate amount of, in each case subject to the proviso below, unrestricted, unencumbered Cash in one or more deposit accounts held solely in our name located in the United States to equal an amount equal to the greater of (i) forty percent (40%) of the then outstanding principal amount of the Note, (ii) eighteen million dollars ($18,000,000) and (iii) the minimum aggregate amount of Cash required to be reserved by the Company or its Subsidiaries pursuant to any Indebtedness (other than the Note issued pursuant to the Indenture) plus six million dollars ($6,000,000); provided, that up to twelve million dollars ($12,000,000) in the aggregate of Cash held in accounts of the Company or its Subsidiaries with respect to which a lien has been granted and a control agreement is in place for the benefit of lenders pursuant to the Driftwood Credit Agreement shall be included in the calculation of Cash that satisfies the requirements of clauses (i) and (ii) above, and the Company shall certify compliance with this covenant with respect to each month to the holder in writing as of the first Business Day of the next succeeding calendar month.

Change in Nature of Business. The Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, engage in any material line of business substantially different from those lines of business conducted by or publicly contemplated to be conducted by the Company and each of its Subsidiaries on the Issue Date or any business substantially related or incidental thereto.

Maintenance of Properties, Etc. The Company shall maintain and preserve all of its properties which are necessary or useful (as determined by the Company in good faith) in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted, and comply at all times with the provisions of all leases to which it is a party as lessee or under which it occupies property, so as to prevent any loss or forfeiture thereof or thereunder, except as could not reasonably be expected to cause a material adverse effect.

Maintenance of Intellectual Property. The Company will take all action necessary or advisable to maintain all of the Intellectual Property Rights of the Company that are necessary or material (as determined by the Company in good faith) to the conduct of its business in full force and effect.

Maintenance of Insurance. The Company shall maintain insurance with responsible and reputable insurance companies or associations (including, without limitation, comprehensive general liability, hazard, rent and business interruption insurance) with respect to its properties (including all real properties leased or owned by it) and business, in such amounts and covering such risks as is required by any governmental authority having jurisdiction with respect thereto or as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated.

Transactions with Affiliates. Except for Permitted Restricted Payments, Permitted Investments and transactions with Wholly Owned Subsidiaries, the Company shall not enter into, renew, extend or be a party to, any transaction or series of related transactions (including, without limitation, the purchase, sale, lease, transfer or exchange of property or assets of any kind or the rendering of services of any kind) with any Affiliate, except transactions for fair consideration and on terms no less favorable, taken as a whole, to it than would be obtainable in a comparable arm’s length transaction with a Person that is not an Affiliate thereof.

Restricted Issuances. The Company shall not, directly or indirectly, without the prior written consent of the holders of a majority in aggregate principal amount of the Note then outstanding, (i) issue any Note pursuant to the Indenture (other than as contemplated by the Securities Purchase Agreement and the Note) or (ii) issue any other securities or incur any Indebtedness that would cause a breach or Default under the Note or that by its terms would prohibit or restrict the performance of any of our obligations under the Note, including without limitation, the payment of interest and principal thereon.

Material Non-Public Information. Upon delivery by the Company to the holder (or receipt by the Company from the holder) of any notice in accordance with the terms of the Note, unless the Company has in good faith determined that the matters relating to such notice do not constitute material, non-public information relating to the Company or any of its Subsidiaries, the Company shall on or prior to 9:00 am, New York City time on the Business Day immediately following such notice delivery date, publicly disclose such material, non-public information on a Form 8-K or otherwise. In the event that the Company believes that a notice contains material, non-public information relating to the Company or any of its Subsidiaries, the Company shall so indicate to the holder explicitly in writing in such notice (or immediately upon receipt of notice from the holder, as applicable), and in the absence of any such written indication in such notice (or notification from the Company immediately upon receipt of notice from the holder), the holder shall be entitled to presume that information contained in the notice does not constitute material, non-public information relating to the Company or any of its Subsidiaries.

Successors. The Company will not consolidate with or merge with or into, or (directly, or indirectly through one or more of its Subsidiaries) sell, lease or otherwise transfer, in one transaction or a series of transactions, all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to another Person, other than the holder or any of its Affiliates (a “Business Combination Event”), unless:

(A)              the resulting, surviving or transferee Person either (x) is the Company or (y) if not the Company, is an entity (the “Successor Entity”) duly organized and existing under the laws of its jurisdiction of organization that expressly assumes (by executing and delivering to the holder, at or before the effective time of such Business Combination Event, a supplement to this instrument) all of our obligations under the Note; and

(B)              immediately after giving effect to such Business Combination Event, no Default or Event of Default will have occurred and be continuing.

At the effective time of any Business Combination Event, the Successor Entity (if not the Company) will succeed to, and may exercise every right and power of, the Company under the Note with the same effect as if such Successor Entity had been named as the Company in the Note, and, except in the case of a lease, the predecessor Company will be discharged from its obligations under the Note.

Events of Default

Each of the following will be an “Event of Default”:

(i)                 a default in the payment of any Cash or issuance of Common Stock when due in respect of the Note;

(ii)               a default in our obligation to deliver a notice of a Fundamental Change no later than ten (10) Business Days prior to its occurrence and such default continues for three (3) Business Days;

(iii)             a materially false or inaccurate certification (including a false or inaccurate deemed certification) by the Company as to whether any Event of Default has occurred;

(iv)              a breach or default in any of our obligations or agreements under the Note or any related transaction document (in each case, other than a default set forth in clause (i) above or clause (ix) below) or a breach of any representation or warranty in any material respect (other than representations or warranties subject to material adverse effect or materiality, which may not be breached in any respect) of the Note or any related transaction document; provided, however, that if such default or breach can be cured, then such default or breach will not be an Event of Default unless the Company has failed to cure such default within five (5) days after its occurrence;

(v)                any provision of the Note or any related transaction document at any time for any reason (other than pursuant to the express terms thereof) ceases to be valid and binding on or enforceable against the parties thereto, or the validity or enforceability thereof is contested, directly or indirectly, by the Company or any of its Subsidiaries, or a proceeding is commenced by the Company or any of its Subsidiaries or any governmental authority having jurisdiction over any of them, seeking to establish the invalidity or unenforceability thereof;

(vi)              at any time, any shares of our Common Stock issuable pursuant to the Note are not Freely Tradable (other than pursuant to clause (c) thereof);

(vii)            the Company fails to use commercially reasonable efforts to obtain the Requisite Stockholder Approval on or prior to June 30, 2020;

(viii)          the Company fails to comply with the minimum cash balance covenant in the Note;

(ix)              the suspension from trading or failure of our Common Stock to be trading or listed on an Eligible Exchange for a period of three (3) consecutive Trading Days;

(x)                a default by the Company with respect to any other Indebtedness of at least one million dollars ($1,000,000) or any of its Subsidiaries with respect to any Indebtedness of at least one million dollars ($1,000,000) (in each case, or its foreign currency equivalent and other than any lease that would have been characterized as an operating lease under GAAP as in effect on December 31, 2018 (whether such lease was entered into before or after such date)), in each case, which results in such amount of Indebtedness becoming due prior to its scheduled maturity, unless such default has been waived or cured;

(xi)              one or more final judgments, orders or awards (or any settlement of any litigation or other proceeding that, if breached, could result in a judgment, order or award) for the payment by the Company of at least one million dollars ($1,000,000) or any of its Subsidiaries of at least one million dollars ($1,000,000) (in each case, or its foreign currency equivalent) in the aggregate (excluding any amounts covered by insurance pursuant to which the insurer has been notified and has not denied coverage), is rendered against the Company or any of its Subsidiaries and remains unsatisfied and (i) enforcement proceedings shall have been commenced by any creditor upon any such judgment, order, award or settlement or (ii) there shall be a period of ten (10)

consecutive Trading Days after entry thereof during which (A) a stay of enforcement thereof is not in effect or (B) the same is not vacated, discharged, stayed or bonded pending appeal;

(xii)            (A) the Company fails to timely file its quarterly reports on Form 10-Q or its annual reports on Form 10-K with the SEC in the manner and within the time periods required by the Exchange Act (giving effect to any applicable grace periods or extensions) or (B) the Company withdraws or restates any financial statements included in such quarterly report or annual report previously filed with the SEC; and

(xiii)          certain events of bankruptcy affecting the Company or any Significant Subsidiary;

If an Event of Default (other than those described in clause (xiii) above with respect to us and not solely with respect to one of our Subsidiaries) occurs and is continuing, then holders of a majority in aggregate principal amount of the Note, by notice to us (with a copy to the trustee), may declare the Note to become due and payable immediately for cash in an amount equal at 115% of the face amount of the Note plus all accrued and unpaid Default Interest on the Note.

In addition, the Note provides that if an Event of Default occurs, a holder will have the right to convert amounts due under the Note into the conversion consideration, which consists, for each $1,000 of principal amount under the Note, of (i) a number of shares of our Common Stock equal to the Event of Default Conversion Rate plus (ii) cash in respect of aggregate accrued and unpaid Default Interest due on the Note. To the extent the amount of shares issuable upon an Event of Default under the Note is reduced as a result of clause (A) of the definition of Event of Default Conversion Price, then concurrently with the issuance of such shares, the Company shall also pay to the holder an amount, in cash, equal to the product of (i) the number of shares by which such amount was reduced as a result of such clause (A), multiplied by (ii) the Event of Default Conversion Price. However, pursuant to applicable Nasdaq rules, we will not issue a number of shares of common stock pursuant to the Note in excess of 19.9% of our currently outstanding shares unless and until stockholders approve a proposal to permit the issuance of a greater number of shares. We have agreed to submit such a proposal for stockholder approval at our 2020 annual meeting of stockholders.

The Indenture provides that we must deliver to the trustee annually a statement signed by our principal executive officer, principal financial officer or principal accounting officer stating whether or not, to the best of such officer’s knowledge, we have performed every covenant contained in the Indenture and are not in default in the performance of the Indenture.

Promptly, but in no event later than two Business Days after an Event of Default, we must provide written notice of such Event of Default to the holders and the trustee.

Subject to the following two paragraphs, a holder of a Note may pursue a remedy with respect to the Indenture or a Note only if:

(1)       the holder gives to the trustee written notice of a continuing Event of Default;

(2)       the holders of at least 25% in principal amount of the then-outstanding Notes make a written request to the trustee to pursue the remedy;

(3)       such holder or holders offer and, if requested, provide to the trustee security or indemnity satisfactory to the trustee against any loss, liability or expense;

(4)       the trustee does not comply with the request within 60 days after receipt of the request and the offer of security or indemnity; and

(5)       during such 60-day period, the holders of a majority in principal amount of the Note do not give the trustee a direction inconsistent with the request.

The holders of a majority in principal amount of the then-outstanding Notes may direct in writing the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on it relating to or arising under an Event of Default or exercising any trust or power conferred on it not relating to or arising under an Event of Default. However, the trustee may refuse to follow any direction that conflicts with applicable law or the Indenture, that the trustee determines may be unduly prejudicial to the rights of other holders, or that may involve the trustee in personal liability; provided, however, that the trustee may take any other action deemed proper by the trustee that is not inconsistent with such direction. Prior to taking any action in connection with an Event of Default, the trustee shall be entitled to security or indemnification satisfactory to it in its sole discretion from the holders directing the trustee against all losses, liabilities and expenses caused by taking or not taking such action.

The holders of a majority in principal amount of the then-outstanding Notes by notice to the trustee may waive an existing or past Default or Event of Default, and its consequences. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of the Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Limitation on Beneficial Ownership

The Company shall not effect the conversion of any portion of the Note, and any such payment or conversion shall be null and void and treated as if never made, to the extent that after giving effect to such Amortization Payment or conversion, the holder would beneficially own in excess of 4.99% (the “Maximum Percentage”) of the number of shares of Common Stock outstanding immediately after giving effect to such payment or conversion. Upon delivery of a written notice to us, the holder may increase or decrease the Maximum Percentage to any other percentage not in excess of 9.99%, provided that (i) any such increase in the Maximum Percentage will not be effective until the sixty-first (61st) day after such notice is delivered to us and (ii) any such increase or decrease will apply only to the holder and not to any other holder of Notes.

Modification

Other than as set forth below, the terms of the Indenture, the Note and rights of the holders of the Note may not be amended or modified unless in writing by us and the holders of a majority of the then-outstanding principal amount of the Note, and no condition of the Note (express or implied) may be waived unless waived in writing by each party whom the condition is meant to benefit. No consideration, other than reimbursement of legal fees, shall be offered or paid to any holder to amend or consent to a waiver or modification of any provision of the Note unless the same consideration is also offered to all holders. From the Issue Date and while any Note is outstanding, the Company shall not be permitted to receive any consideration from a holder that is not otherwise contemplated by the Note in order to, directly or indirectly, induce the Company or any Subsidiary (i) to treat such holder in a manner that is more favorable than to other similarly situated holders, or (ii) to treat any holder(s) in a manner that is less favorable than the holder that is paying such consideration; provided, however, that the determination of whether a holder has been treated more or less favorably than another holder shall disregard any securities of the Company purchased or sold by any holder.

The Company and the trustee may amend or supplement the Indenture or the Note with the consent (including consents obtained in connection with a tender offer or exchange offer for the Note or a solicitation of consents in respect of the Note, provided that in each case such offer or solicitation is made to all holders of then-outstanding Notes) of the holders of at least a majority in principal amount of the then-outstanding Notes.

Notwithstanding the foregoing, we and the trustee may amend or supplement the Indenture or the Note without the consent of any holder, among other things:

(1)	to cure any ambiguity, omission, defect or inconsistency; provided, however, that any such action shall not adversely affect the interest of the holder of the Note in any material respect;

(2)	to provide for uncertificated Note in addition to or in place of certificated Note;

(3)	to comply with any requirement in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act of 1939;

(4)	to supplement any of the provisions of the Indenture to such extent as shall be necessary to permit or facilitate the discharge of the Note; provided, however, that any such action shall not adversely affect the interest of the holder of the Note in any material respect; or

(5)	to evidence and provide for the acceptance of appointment under the Indenture by a successor trustee and to add to or change any of the provisions of the Indenture as shall be necessary to provide for or facilitate the administration of the trusts under the Indenture by more than one trustee.

Original Issue Discount

The Note was offered at a price less than their redemption price at maturity, resulting in the Note being treated as if it were issued with original issue discount for U.S. federal income tax purposes. The Note may pay no interest currently.

Governing Law

The internal law of the state of New York will govern and be used to construe the Indenture and the Note.

Trustee

The trustee under the Indenture is Wilmington Trust, National Association.

Certain Definitions

“Affiliate” means with respect to any Person, means as to any Person, any other Person that, directly or indirectly through one or more intermediaries, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.

“Amortization Date” means, with respect to the Note, (A) the first (1st) calendar day of each month beginning on May 1, 2020; and (B) the Maturity Date.

“ATM Issuance” means an Equity Issuance (i) pursuant to that certain Amended and Restated Distribution Agency Agreement, dated as of January 21, 2020, by and between the Company and Credit Suisse Securities (USA) LLC, (ii) pursuant to that certain Distribution Agency Agreement, dated as of March 2, 2020, among the Company, Raymond James & Associates, Inc. and T.R. Winston & Company, LLC or (iii) that is otherwise an “at the market offering” within the meaning of Rule 415(a)(4) of the Securities Act.

“Board of Directors” means the board of directors of the Company or a committee of such board duly authorized to act on behalf of such board.

“Business Day” means any day other than a Saturday, a Sunday or any day on which the Federal Reserve Bank of New York or the place of payment is authorized or required by law or executive order to close or be closed; provided, however, for clarification, the Federal Reserve Bank of New York or in the place of payment shall not be deemed to be authorized or required by law or executive order to close or be closed due to “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems (including for wire transfers) of the Federal Reserve Bank of New York or in the place of payment are open for use by customers on such day.

“Capital Lease” means, with respect to any Person, any leasing or similar arrangement conveying the right to use any property, whether real or personal property, or a combination thereof, by that Person as lessee that, in conformity with GAAP, is required to be accounted for as a capital lease on the balance sheet of such Person.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a Capital Lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” of any Person means any and all shares of, warrants or options or similar securities that provide a right to purchase or acquire, the equity of such Person, but excluding any debt securities convertible into such equity.

“Cash” means all cash and liquid funds.

“Cash Equivalents” means, as of any date of determination, any of the following: (A) marketable securities (i) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government, or (ii) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one (1) year after such date; (B) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one (1) year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from Standard & Poor’s Corporation or at least P-1 from Moody’s Investors Service; (C) commercial paper maturing no more than one (1) year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from Standard & Poor’s Corporation or at least P-1 from Moody’s Investors Service; (D) certificates of deposit or bankers’ acceptances maturing within one (1) year after such date and issued or accepted by any commercial bank organized under the laws of the

United States of America or any State thereof or the District of Columbia that (i) is at least “adequately capitalized” (as defined in the regulations of its primary federal banking regulator), and (ii) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; and (E) shares of any money market mutual fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clauses (A) and (B) above, (ii) has net assets of not less than $500,000,000, and (iii) has the highest rating obtainable from either Standard & Poor’s Corporation or Moody’s Investors Service.

“Common Stock” means the common stock, $0.01 par value per share, of the Company.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (A) any Indebtedness or other obligations of another Person, including any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (B) any obligations with respect to undrawn letters of credit; and (C) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Conversion Date” means the first Business Day on which a holder delivers a signed notice of conversion to the Company in accordance with the terms of the Note.

“Copyright License” means any written agreement granting any right to use any Copyright or Copyright registration, now owned or hereafter acquired by the Company or in which the Company now holds or hereafter acquires any interest.

“Copyrights” means all copyrights, whether registered or unregistered, held pursuant to the laws of the United States, any State thereof, or of any other country.

“Daily VWAP” means, for any VWAP Trading Day, the per share volume-weighted average price of the Common Stock as displayed under the heading “Bloomberg VWAP” on Bloomberg page “TELL <EQUITY> VAP” (or, if such page is not available, its equivalent successor page) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such VWAP Trading Day (or, if such volume-weighted average price is unavailable, the market value of one share of Common Stock on such VWAP Trading Day, determined, using a volume-weighted average price method, by a nationally recognized independent investment banking firm selected by the Company). The Daily VWAP will be determined without regard to after-hours trading or any other trading outside of the regular trading session.

“Default” means any event that is (or, after notice, passage of time or both, would be) an Event of Default.

“Disqualified Stock” means, with respect to any Person, any Capital Stock that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event:

(A)              matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

(B)              is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock convertible or exchangeable solely at the option of the issuer or a Subsidiary; provided that any such conversion or exchange will be deemed an incurrence of Indebtedness or Disqualified Stock, as applicable); or

(C)              is redeemable at the option of the holder thereof, in whole or in part,

in the case of each of clauses (A), (B) and (C), at any point prior to the one hundred eighty-first (181st) day after the Maturity Date.

“Driftwood Credit Agreement” means that certain Credit and Guaranty Agreement, dated as of May 23, 2019, by and among Driftwood LP, the Company, the other guarantors party thereto, the lenders party thereto and Wilmington Trust, National Association, as administrative agent, as amended, restated, supplemented or otherwise modified prior to the date hereof.

“Driftwood LP” means Driftwood Holdings LP (f/k/a Driftwood Holdings LLC), a Delaware limited partnership.

“Eligible Exchange” means any of The New York Stock Exchange, The Nasdaq Capital Market, The Nasdaq Global Market or The Nasdaq Global Select Market (or any of their respective successors).

“Equipment” means all “equipment” as defined in the UCC with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“Equity Issuance” shall mean any issuance or sale by the Company of shares of Capital Stock of the Company, or securities convertible into shares of Capital Stock of the Company, for cash consideration; provided that in no event shall an Equity Issuance include (i) Capital Stock issued in connection with equity compensation under the Company’s equity incentive plans, (ii) any Capital Stock issuance upon the exercise of or pursuant to the terms of warrants issued on or prior to the Issue Date, as such warrants have been amended, restated or otherwise modified on or prior to the date hereof or otherwise amended, restated or otherwise modified in a manner not adverse to the holders; or (iii) any Capital Stock issuance to the holders pursuant to the Note and related transaction documents.

“Event of Default Conversion Price” means, with respect to the conversion of the Note (or any portion of the Note), the greater of (A) the Floor Price and (B) seventy-five percent (75%) of the lowest Daily VWAP per share of Common Stock during the ten (10) consecutive VWAP Trading Days ending on, and including, such Conversion Date (or, if such Conversion Date is not a VWAP Trading Day, the immediately preceding VWAP Trading Day).

“Event of Default Conversion Rate” means, with respect to the conversion of the Note (or any portion of the Note), an amount (rounded to the nearest 1/10,000th of a share of Common Stock (with 5/100,000ths rounded upward)) equal to (A) one thousand dollars ($1,000) divided by (B) the Event of Default Conversion Price applicable to such conversion.

“Floor Price” means thirty cents ($0.30); provided, however, that such amount shall be proportionately increased if the Company combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares and shall be proportionately decreased (but not below the par value of such shares) in the event the Company subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares.

“Freely Tradable” means, with respect to any shares of Common Stock issued or issuable pursuant to the Note, that (A) such shares would be eligible to be offered, sold or otherwise transferred by the holder pursuant to Rule 144, without any requirements as to volume, manner of sale, availability of current public information (whether or not then satisfied) or notice under the Securities Act and without any requirement for registration under any state securities or “blue sky” laws; or (B) such shares are (or, when issued, will be) (i) represented by book-entries at DTC and identified therein by an “unrestricted” CUSIP number; (ii) not represented by any certificate that bears a legend referring to transfer restrictions under the Securities Act or other securities laws; and (iii) listed and admitted for trading, without suspension or material limitation on trading, on an Eligible Exchange; and (C) no delisting or suspension by such Eligible Exchange has been threatened (with a reasonable prospect of delisting occurring after giving effect to all applicable notice, appeal, compliance and hearing periods) or reasonably likely to occur or pending as evidenced by a writing by such Eligible Exchange.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time; provided the definitions set forth in the notes and any financial calculations required by thereby shall be computed to exclude any change to lease accounting rules from those in effect pursuant to Financial Accounting Standards Board Accounting Standards Codification 840 (Leases) and other related lease accounting guidance as in effect on the date of the Securities Purchase Agreement.

“Indebtedness” means indebtedness of any kind, including, without duplication (A) all indebtedness for borrowed money or the deferred purchase price of property or services (excluding trade credit entered into in the ordinary course of business due within one hundred eighty (180) days), including reimbursement and other obligations with respect to surety bonds and letters of credit, (B) all obligations evidenced by notes, bonds, debentures or similar instruments, (C) all Capital Lease Obligations, (D) all Contingent Obligations, and (E) Disqualified Stock.

“Intellectual Property” means all of the Company’s Copyrights; Trademarks; Patents; Licenses; trade secrets and inventions; mask works; the Company’s applications therefor and reissues, extensions, or renewals thereof; and the Company’s goodwill associated with any of the foregoing, together with the Company’s rights to sue for past, present and future infringement of Intellectual Property and the goodwill associated therewith.

“Intellectual Property Rights” means all rights or licenses to use all trademarks, trade names, service marks, service mark registrations, service names, original works of authorship, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and other intellectual property rights and all applications and registrations therefor.

“Investment” means any beneficial ownership (including stock, partnership or limited liability company interests) of or in any Person, or any loan, advance or capital contribution to any Person or the acquisition of all, or substantially all, of the assets of another Person.

“Issue Date” means the date the Note is originally issued under the Indenture.

“License” means any Copyright License, Patent License, Trademark License or other written license of rights or interests.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance, levy, lien or charge of any kind, whether voluntarily incurred or arising by operation of law or otherwise, against any property, any conditional sale or other title retention agreement, and any lease in the nature of a security interest; provided, that licenses, strain escrows and similar provisions in collaboration agreements, research and development agreements that do not create or purport to create a security interest, encumbrance, levy, lien or charge of any kind shall not be deemed to be Liens for purposes of the Note.

“Market Disruption Event” means, with respect to any date, the occurrence or existence, during the one-half hour period ending at the scheduled close of trading on such date on the principal U.S. national or regional securities exchange or other market on which the Common Stock is listed for trading or trades, of any material suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise) in the Common Stock or in any options contracts or futures contracts traded on such exchange or market relating to the Common Stock.

“Maturity Date” means June 1, 2021.

“Other Notes” means any notes that are of the same class of the Note and that are represented by one or more certificates other than the certificate representing the Note.

“Patent License” means any written agreement granting any right with respect to any invention on which a Patent is in existence or a Patent application is pending, in which agreement the Company now holds or hereafter acquires any interest.

“Patents” means all letters patent of, or rights corresponding thereto, in the United States or in any other country, all registrations and recordings thereof, and all applications for letters patent of, or rights corresponding thereto, in the United States or any other country.

“Permitted Holder” means: (a) Charif Souki; (b) Martin Houston; (c) Meg Gentle; and (d) Total S.A. or its affiliates.

“Permitted Indebtedness” means (A) Indebtedness evidenced by the Note; (B) Indebtedness disclosed pursuant to the Securities Purchase Agreement, as in effect as of the Issue Date (including all other Indebtedness accrued in the balance sheet included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019); (C) Indebtedness of up to one million dollars ($1,000,000) outstanding at any time secured by a Lien described in clause (G) of the defined term “Permitted Liens,” provided such Indebtedness does not exceed the cost of the Equipment and related expenses financed with such Indebtedness; (D) Indebtedness to trade creditors incurred in the ordinary course of business, including Indebtedness incurred in the ordinary course of business with corporate credit cards; (E) Indebtedness that also constitutes a Permitted Investment; (F) Subordinated Indebtedness of the Company; (G) reimbursement obligations in connection with letters of credit or similar instruments that are secured by Cash or Cash Equivalents and issued on behalf of the Company or a Subsidiary thereof in an aggregate amount not to exceed five hundred thousand dollars ($500,000) at any time outstanding; (H) Indebtedness incurred as a result of permitted payments in kind under the Driftwood Credit Agreement; (I) Indebtedness incurred by Tellurian International Holdings Ltd. (U.K.) and its Subsidiaries, including in respect of obligations for letters of credit and working capital, in each case, to support the acquisition of liquefied natural gas, (J) Indebtedness amongst the Company and its Wholly Owned Subsidiaries; (K) any Indebtedness incurred by Company or any of its Subsidiaries to, or guaranteed, in part or in whole, by, any governmental authority, extended or under the Coronavirus Aid, Relief and Economic Security (“CARES”) Act, the Small Business Act, 15 USC Secs 632 et seq, and any loan or grant programs made available to the Company of any of its Subsidiaries under any financial support or funding program sponsored, funded, or guaranteed, in whole or in part, by any Federal Reserve Bank or the Board of Governors of the Federal Reserve Bank, or any federal, state or local governmental authority or body; (L) convertible debt or other equity-linked securities of the Company or Tellurian Investments, Inc., in each case, convertible into or linked to Capital Stock of the Company, in an aggregate amount at any time not to exceed $200,000,000, in each case so long as such Indebtedness does not have a final maturity date, amortization payment, sinking fund, mandatory redemption or other repurchase obligation for cash or put right for cash at the option of the lender or holder of such Indebtedness earlier than one hundred eighty-one (181) days following the Maturity Date other than as a result of a transaction constituting a Fundamental Change, to the extent that terms of such debt or securities provide that they will not be required to be redeemed, repurchased or otherwise paid unless such redemption, repurchase or payment is permitted hereunder (including as a result of a consent or waiver hereunder) or until the Note has been paid in full; (M) without duplication of the foregoing, (x) with respect to ProductionCo and its Subsidiaries, any Indebtedness of ProductionCo and its Subsidiaries permitted under Section 8.1 of the ProductionCo Credit Agreement and (other than clause (e) thereof, except to the extent the Indebtedness pursuant to such clause constitutes Subordinated Indebtedness; and subject to the limitations set forth in Section 6.02(i) of the Driftwood Credit Agreement) (y) without duplication of the preceding clause (x), with respect to the Company or any Subsidiary thereof, any Indebtedness permitted under or not prohibited by Section 6.02 of the Driftwood Credit Agreement (other than clause (g) thereof, except to the extent the Indebtedness pursuant to such clause constitutes Subordinated Indebtedness), (N) Contingent Obligations that are guarantees of Indebtedness described in clauses (A) through (E) and (G) through (M); and (O) extensions, refinancings and renewals of any items of Permitted Indebtedness (other than any Indebtedness repaid with the proceeds of the Note), provided that the principal amount is not increased or the terms modified to impose materially more burdensome terms upon the Company or its Subsidiary, as the case may be, and provided further, that if the lender of any such proposed extension, refinancing or renewal of Permitted Indebtedness incurred hereunder is different from the lender of the Permitted Indebtedness to be so extended, refinanced or renewed then, in addition to the foregoing proviso, such Permitted Indebtedness shall also not have a final maturity date, amortization payment, sinking fund, mandatory redemption or other repurchase obligation or put right at the option of the lender or holder of such Indebtedness earlier than one hundred eighty-one (181) days following the Maturity Date.

“Permitted Intellectual Property Licenses” means Intellectual Property (A) licenses in existence at the Issue Date and (B) non-perpetual licenses granted in the ordinary course of business on arm’s length terms consisting of the licensing of technology, the development of technology or the providing of technical support which may include licenses with unlimited renewal options solely to the extent such options require mutual consent for renewal or are subject to financial or other conditions as to the ability of licensee to perform under the license; provided such license was not entered into during continuance of a Default or an Event of Default.

“Permitted Investment” means: (A) Investments disclosed in public filings; (B) (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one year from the date of acquisition thereof, (ii) commercial paper maturing no more than one year from the date of creation thereof and currently having a rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (iii) certificates of deposit issued by any bank with assets of at least $500,000,000 maturing no more than one year from the date of investment therein, and (iv) money market accounts; (C) Investments accepted in connection with Permitted Transfers; (D) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of the Company’s business; (E) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers in the ordinary course of business and consistent with past practice, provided that this subparagraph (E) shall not apply to Investments of the Company in any Subsidiary; (F) Investments consisting of loans not involving the net transfer on a substantially contemporaneous basis of cash proceeds to employees, officers or directors relating to the purchase of Capital Stock of the Company pursuant to employee stock purchase plans or other similar agreements approved by the Company’s Board of Directors; (G) Investments consisting of travel advances in the ordinary course of business; (H) Investments in Wholly Owned Subsidiaries; (I) Permitted Intellectual Property Licenses; (J) additional Investments that do not exceed fifty thousand dollars ($50,000) in the aggregate in any twelve (12) month period; (K) Investments in shares of UK Oil & Gas PLC owned as of the Issue Date by the Company or any of its Subsidiaries; and (L) without duplication of the foregoing, (x) with respect to ProductionCo and its Subsidiaries, any Investments of ProductionCo and its Subsidiaries permitted under Section 8.6 of the ProductionCo Credit Agreement (subject to the limitation set forth in clause (g) of the definition of “Permitted Investment” in the Driftwood Credit Agreement) and (y) without duplication of the preceding clause (x), with respect to the Company or any Subsidiary thereof, any Investments permitted Section 6.04 of the Driftwood Credit Agreement.

“Permitted Liens” means any and all of the following: (A) Liens in favor of holder; (B) Liens disclosed in public filings; (C) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings; provided, that the Company maintains adequate reserves therefor in accordance with GAAP; (D) Liens securing claims or demands of materialmen, artisans, mechanics, carriers, warehousemen, landlords and other like Persons arising in the ordinary course of business; provided, that the payment thereof is not yet required; (E) Liens arising from judgments, decrees or attachments in circumstances which do not constitute a Default or an Event of Default hereunder; (F) the following deposits, to the extent made in the ordinary course of business: deposits under workers’ compensation, unemployment insurance, social security and other similar laws, or to secure the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure statutory obligations (other than Liens arising under the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder or environmental Liens) or surety or appeal bonds, or to secure indemnity, performance or other similar bonds; (G) Liens on Equipment or software or other intellectual property constituting purchase money Liens and Liens in connection with Capital Leases securing Indebtedness permitted in clause (C) of “Permitted Indebtedness”; (H) leasehold interests in leases or subleases and licenses granted in the ordinary course of the Company’s business and not interfering in any material respect with the business of the licensor and Permitted Intellectual Property Licenses; (I) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties that are promptly paid on or before the date they become due; (J) Liens on insurance proceeds securing the payment of financed insurance premiums that are promptly paid on or before the date they become due (provided that such Liens extend only to such insurance proceeds and not to any other property or assets); (K) statutory and common law rights of set-off and other similar rights as to deposits of cash and securities in favor of banks, other depository institutions and brokerage firms; (L) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business so long as they do not materially impair the value or marketability of the related property; (M) Liens on Cash or Cash Equivalents securing obligations permitted under clause (D) and (G) of the definition of Permitted Indebtedness; (N) Liens securing obligations permitted under clause (J) of the definition of Permitted Indebtedness; (O) without duplication of the foregoing, (x) with respect to ProductionCo and its Subsidiaries, any Liens of ProductionCo and its Subsidiaries permitted under Section 8.3 of the ProductionCo Credit Agreement (subject to the limitation set forth in clause (m) of the definition of “Permitted Liens” in the Driftwood Credit Agreement) and (y) without duplication of the preceding clause (x), with respect to the Company or any Subsidiary, any Liens permitted or not prohibited by Section 6.03 of the Driftwood Credit Agreement; and (P) Liens incurred in connection with the extension, renewal or refinancing of the Indebtedness secured by Liens of the type described in clauses (A) through (O) above (other than any Indebtedness repaid with the proceeds of the Note); provided, that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness being extended, renewed or refinanced (as may have been reduced by any payment thereon) does not increase.

“Permitted Restricted Payments” means, with respect to any Person, any of the following: (A) repurchases, redemptions, dividends or distributions made in the form of the Capital Stock of such Person; (B) payment in lieu of fractional shares of the Capital Stock of such Person in connection with any dividend, split, or combination thereof; (C) payments made or expected to be made in respect of withholding or similar taxes payable upon exercise of the Capital Stock of such Person by any future, present or former employee, director, officer, manager or consultant (or their respective controlled Affiliates or permitted transferees), and any repurchases of such Capital Stock deemed to occur upon exercise of stock options or warrants if such Capital Stock represents a portion of the exercise price of such options or warrants or required withholding or similar taxes; (D) repurchases, redemptions, dividends or distributions in accordance with incentive compensation plans approved by such Person’s Board of Directors (or equivalent governing body); (E) repurchases, redemptions, dividends or distributions in respect of (i) an exercise of the warrant shares under or pursuant to the terms of the Amended and Restated Common Stock Purchase Warrant, dated as of March 23, 2020, issued by the Company to Nineteen77 Capital Solutions A LP, as amended, restated or otherwise modified from time to time on prior to the date hereof or otherwise amended, restated or otherwise modified in a manner not adverse to the holders, (ii) an exercise of the warrant shares under or pursuant to the terms of the Warrant to Purchase Common Stock issued by the Company to Nineteen77 Capital Solutions A LP, as amended, as described in “—Summary—Recent Developments,” restated or otherwise modified from time to time in a manner not adverse to the holders or (iii) the Warrants (as defined in the Securities Purchase Agreement), (F) dividends or distributions by a Subsidiary of the Company to the Company or a parent company of such Subsidiary that is a direct or indirect Wholly Owned Subsidiary of the Company; (G) repurchases or redemptions of any class of Capital Stock pursuant to employee, director or consultant repurchase plans or other similar agreements approved by the Board of Directors; and (H) to the extent constituting a repurchase, redemption or distribution, conversion of the series C preferred shares of the Company held by Bechtel Oil, Gas and Chemicals, Inc. into shares of Common Stock.

“Permitted Transfers” means (A) dispositions of inventory sold, and Permitted Intellectual Property Licenses entered into, in each case, in the ordinary course of business, (B) dispositions of worn-out, obsolete or surplus property at fair market value in the ordinary course of business; (C) dispositions of accounts or payment intangibles (each as defined in the UCC) resulting from the compromise or settlement thereof in the ordinary course of business for less than the full amount thereof; (D) transfers consisting of Permitted Investments in Wholly Owned Subsidiaries under clause (H) of Permitted Investments; (E) other transfers of assets to any Person other than to a joint venture and which have a fair market value of not more than fifty thousand dollars ($50,000) in the aggregate in any fiscal year; (F) dispositions of shares of UK Oil & Gas PLC owned as of the Issue Date by the Company or any of its Subsidiaries; (G) dispositions or other transfers among the Company and its Wholly Owned Subsidiaries; and (H) without duplication of the foregoing, (x) with respect to ProductionCo and its Subsidiaries, (i) any Dispositions (as defined in the ProductionCo Credit Agreement) by ProductionCo and its Subsidiaries permitted under Section 8.9 of the ProductionCo Credit Agreement or (ii) such other Dispositions by ProductionCo and its Subsidiaries, for fair market value consideration and conducted on arm’s length basis, as may be consented to or permitted in accordance with the ProductionCo Credit Agreement after the Issue Date, and (y) without duplication of the preceding clause (x), with respect to the Company or any Subsidiary thereof, any dispositions permitted in or not prohibited by Section 6.07 of the Driftwood Credit Agreement.

“Person” or “person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“ProductionCo” means Tellurian Production Holdings, LLC, a Delaware limited liability company.

“ProductionCo Credit Agreement” means that certain Credit Agreement, dated as of September 28, 2018, among ProductionCo, the lenders party thereto, Goldman Sachs Lending Partners LLC, as administrative agent, and J. Aron & Company LLC, as collateral agent, as such agreement, as amended, restated, supplemented or otherwise modified, prior to the Issue Date.

“Requisite Stockholder Approval” means the stockholder approval contemplated by Nasdaq Listing Standard Rule 5635(d) with respect to the issuance of shares of Common Stock pursuant to the Note and Warrant (as defined in the Securities Purchase Agreement) in excess of the limitations imposed by such rule; provided, however, that the Requisite Stockholder Approval will be deemed to be obtained if, due to any amendment or binding change in the interpretation of the applicable listing standards of The Nasdaq Capital Market, such stockholder approval is no longer required for the Company to deliver shares of Common Stock to the holder without the limitations set forth in the Note.

“Securities Purchase Agreement” means that certain Securities Purchase Agreement, dated as of April 28, 2020, between the Company and High Trail Investments SA LLC providing for the issuance of the Note.

“Significant Subsidiary” means, with respect to any Person, any Subsidiary of such Person that constitutes a “significant subsidiary” (as defined in Rule 1-02(w) of Regulation S-X under the Exchange Act) of such Person; provided, however, that, in the case of a Subsidiary that meets the criteria of clause (3) of the definition thereof but not clause (1) or (2) thereof, such Subsidiary will be deemed not to be a Significant Subsidiary unless such Subsidiary’s income (loss) from continuing operations before income taxes, exclusive of amounts attributable to any non-controlling interests, for the last completed fiscal year prior to the date of such determination exceeds two million dollars ($2,000,000).

“Subordinated Indebtedness” means Indebtedness subordinated to the Note pursuant to a written agreement between the holders and the applicable lender in amounts and on terms and conditions satisfactory to the holders in their sole discretion.

“Subsidiary” means, with respect to any Person, (A) any corporation, association or other business entity (other than a partnership or limited liability company) of which more than fifty percent (50%) of the total voting power of the Capital Stock entitled (without regard to the occurrence of any contingency, but after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees, as applicable, of such corporation, association or other business entity is owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person; and (B) any partnership or limited liability company where (i) more than fifty percent (50%) of the capital accounts, distribution rights, equity and voting interests, or of the general and limited partnership interests, as applicable, of such partnership or limited liability company are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person, whether in the form of membership, general, special or limited partnership or limited liability company interests or otherwise; and (ii) such Person or any one or more of the other Subsidiaries of such Person is a controlling general partner of, or otherwise controls, such partnership or limited liability company.

“Trademark License” means any written agreement granting any right to use any Trademark or Trademark registration, now owned or hereafter acquired by the Company or in which the Company now holds or hereafter acquires any interest.

“Trademarks” means all trademarks (registered, common law or otherwise) and any applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof.

“Trading Day” means any day on which (A) trading in the Common Stock generally occurs on the principal U.S. national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock is then traded; and (B) there is no Market Disruption Event. If the Common Stock is not so listed or traded, then “Trading Day” means a Business Day.

“UCC” means the Uniform Commercial Code as the same is, from time to time, in effect in the State of New York.

“VWAP Market Disruption Event” means, with respect to any date, (A) the failure by the principal U.S. national or regional securities exchange on which the Common Stock is then listed, or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, the principal other market on which the Common Stock is then traded, to open for trading during its regular trading session on such date; or (B) the occurrence or existence, for more than one half hour period in the aggregate, of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise) in the Common Stock or in any options contracts or futures contracts relating to the Common Stock, and such suspension or limitation occurs or exists at any time before 1:00 p.m., New York City time, on such date.

“VWAP Trading Day” means a day on which (A) there is no VWAP Market Disruption Event; and (B) trading in the Common Stock generally occurs on the principal U.S. national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock is then traded. If the Common Stock is not so listed or traded, then “VWAP Trading Day” means a Business Day.

“Wholly Owned Subsidiary” of a Person means any Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) are owned by such Person or one or more Wholly Owned Subsidiaries of such Person.

APPENDIX b

DESCRIPTION OF THE WARRANT

The following description is intended to be an overview of the material provisions of the Warrant. In this description, the terms the “Company,” “we,” “our” and “us” each refer to Tellurian Inc. and not any of our subsidiaries. This summary is not complete and is qualified in its entirety by reference to the Warrant. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them by the Warrant.

General

Subject to the restrictions described below, the Warrant will be exercisable for up to 20,000,000 shares of our common stock at an exercise price of $1.542 per share, subject to certain adjustments set forth in the Warrant and described below.

Exercise

The Warrant will be exercisable in whole or in part at any time beginning six months after the closing of the transactions described herein and from time to time for five years thereafter. The Warrant may be exercised on any business day after they become exercisable, in whole or in part in increments of 25,000 Warrant Shares, by delivery of a duly completed and executed written notice of the holder’s election to exercise. Within two trading days following the delivery of the exercise notice, the holder shall make payment to the Company of an amount equal to the exercise price multiplied by the number of Warrant Shares as to which the Warrant is being exercised in cash by wire transfer of immediately available funds or, if permitted under the circumstances described below in “Exercise Price—Cashless Exercise,” by notifying the Company that the Warrant is being exercised pursuant to a cashless exercise. A holder may be entitled to certain remedies (including liquidated damages) under the Warrant if we fail to deliver Warrant Shares in a timely fashion to the holder upon exercise.

Exercise Price

General

The Warrant is initially exercisable at a price per share equal to $1.542.

Adjustment of Exercise Price

The exercise price of the Warrant, and the number of Warrant Shares potentially issuable upon exercise of the Warrant, will be adjusted proportionately if we subdivide our shares of common stock into a greater number of shares or combine our shares of common stock into a smaller number of shares. In addition, the exercise price of the Warrant may be reduced for any period of time deemed appropriate by our board of directors.

Cashless Exercise

If a registration statement covering the issuance or resale of the Warrant Shares is not available at the time of exercise, a holder may exercise part or all of the Warrant via a cashless exercise mechanism. The number of Warrant Shares issuable upon a cashless exercise shall be determined pursuant to the following formula:

Net Number = (A x B) − (A x C)

B

For purposes of the foregoing formula:

A = the total number of shares with respect to which a Warrant is then being exercised.

B = a recent closing trading price of our common stock determined as set forth in the Warrant.

C = the exercise price then in effect.

Limitation on Beneficial Ownership

No holder of the Warrant will have the right to exercise any portion of the Warrant, and we will not effect any exercise of any portion of the Warrant, to the extent that after giving effect to such exercise, the holder would beneficially own in excess of 4.99% of the outstanding shares of our common stock for purposes of Section 13(d) of the Exchange Act. Each holder of a Warrant will be required to make a representation in connection with any exercise of the Warrant to the effect that, after giving effect to such exercise, such holder would not beneficially own in excess of 4.99% of the outstanding shares of our common stock for purposes of Section 13(d) of the Exchange Act.

Reservation of Shares

We will be obligated to reserve for issuance a number of shares of our common stock sufficient to allow for the exercise of the Warrant. A holder may be entitled to certain remedies (including liquidated damages) set forth in the Warrant if we fail to issue Warrant Shares upon exercise because we do not have a sufficient number of authorized and unreserved shares of our common stock to allow for the exercise of the Warrant.

Rights of Holders to Participate in Certain Distributions and Purchases

If, while the Warrant is outstanding, we pay dividends on our common stock, or grant, issue, sell, or make distributions of certain options, convertible securities or rights to purchase common stock on a pro rata basis to holders of our common stock, holders of the Warrant will generally be entitled to participate in those dividends or purchase rights as if they held the number of shares of common stock then issuable upon exercise of the Warrant.

Fundamental Transactions and Changes of Control

If, while the Warrant is outstanding, we enter into a “Fundamental Transaction”—a term defined in the Warrant that generally refers to a merger, sale of a substantial amount of assets or other business combination transaction—holders of the Warrant will have the right to receive an instrument of the acquiring or successor entity that is exercisable for a proportionate number of shares of capital stock of such entity at a proportionate exercise price per share relative to the number of shares of our common stock for which the Warrant could be exercised prior to such Fundamental Transaction. In addition, if the Fundamental Transaction also constitutes a “Change of Control” as defined in the Warrant, holders may require us, or the successor entity, to repurchase the Warrant for an amount in cash (or, in the case of a Change of Control transaction that is not within our control, in the same form of consideration received by holders of our common stock in connection with such transaction, which may include shares of capital stock of a successor entity) equal to the “Black Scholes Value” of the Warrant, as that term is defined in the Warrant. The Black Scholes Value is based on a formula set forth in the Warrant and is intended to approximate the value of the option inherent in the Warrant at the relevant time.

APPENDIX C-1

AUTHORIZED SHARES AMENDMENT

CERTIFICATE OF AMENDMENT OF AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF TELLURIAN INC.

Tellurian Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

1.                   This Certificate of Amendment (the “Certificate of Amendment”) amends the provisions of the Corporation’s Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on September 20, 2017 (the “A&R Certificate of Incorporation”).

2.                 Section (a) of Article FOURTH of the A&R Certificate of Incorporation is hereby amended and restated in its entirety as follows:

(a)                The total number of shares of stock which the Corporation shall have authority to issue is nine hundred million (900,000,000), of which eight hundred million (800,000,000) shares shall be common stock, par value of one cent ($0.01) per share (the “Common Stock”), and one hundred million (100,000,000) shares shall be preferred stock, par value of one cent ($0.01) per share (the “Preferred Stock”).

3.                   The amendment set forth herein has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

[Signature page follows]

C-1-1

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment as of this _____ day of June, 2020.

TELLURIAN INC.

By:
Name:
Title:

C-1-2

APPENDIX C-2

MARKED VERSION OF AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF TELLURIAN INC.,
AS AMENDED BY THE AUTHORIZED SHARES AMENDMENT

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF TELLURIAN INC.

Tellurian Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies that:

1.       The present name of the Corporation is Tellurian Inc. The Corporation was incorporated under the name “Magellan Petroleum Corporation” by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on August 17, 1967.

2.       This Amended and Restated Certificate of Incorporation of the Corporation, which restates and integrates and also further amends the provisions of the Corporation’s Certificate of Incorporation, was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”).

3.       The Certificate of Incorporation of the Corporation is hereby amended, integrated and restated to read in its entirety as follows:

FIRST:            The name of the Corporation is Tellurian Inc.

SECOND:       The address of its registered office in the State of Delaware is 1675 South State Street, Suite B, in the City of Dover, County of Kent, 19001. The name of its registered agent at such address is Capitol Services, Inc.

THIRD:           The nature of the business, and objects or purposes proposed to be transacted, promoted or carried on, is to engage in any lawful acts and activities for which corporations may be organized under the DGCL.

FOURTH:

(a)       The total number of shares of stock which the Corporation shall have authority to issue is nine~~five~~ hundred million (900,000,000~~500,000,000~~), of which eight~~four~~ hundred million (800,000,000~~400,000,000~~) shares shall be common stock, par value of one cent ($0.01) per share (the “Common Stock”), and one hundred million (100,000,000) shares shall be preferred stock, par value of one cent ($0.01) per share (the “Preferred Stock”).

(b)       The board of directors of the Corporation (the “Board of Directors”) is hereby expressly authorized, by resolution or resolutions thereof, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

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(c)       Except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Certificate of Designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Certificate of Designations relating to any series of Preferred Stock) or pursuant to the DGCL.

FIFTH:

(a)       The Board of Directors shall consist of one or more members, the number thereof to be determined from time to time solely by resolution of the Board of Directors.

(b)       The directors are divided into three classes, as nearly equal in number as possible. At each annual meeting of stockholders, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election and until their respective successors are duly elected and have qualified or upon their earlier death, resignation or removal. Notwithstanding the foregoing, directors elected by holders of Preferred Stock, if any, shall not be assigned to classes, but shall be subject to election and removal, and shall have terms of office, as specified herein. In case of any increase or decrease, from time to time, in the number of directors (other than directors elected by holders of Preferred Stock, if any), the number of directors in each class shall be apportioned as nearly equal as possible.

(c)       Subject to the rights of the holders of any one or more series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. Any director so chosen shall hold office until the next election of the class for which such director shall have been chosen and until his successor shall be elected and qualified. No decrease in the number of directors shall shorten the term of any incumbent director.

(d)       Subject to the rights of the holders of any one or more series of Preferred Stock then outstanding, any director, or the entire Board, may be removed from office at any time, but only for cause and only by the affirmative vote of at least a majority of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

SIXTH:            No action that is required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders may be effected by written consent of stockholders in lieu of a meeting of stockholders, unless the action to be effected by written consent of stockholders and the taking of such action by such written consent have expressly been approved in advance by the Board of Directors.

SEVENTH:      In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to make, alter, amend and repeal the By-Laws of the Corporation.

In addition to the powers and authorities herein or by statute expressly conferred upon them, the Board of Directors may exercise all such powers and do all such acts and things as may be exercised or

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done by the Corporation, subject, nevertheless, to the express provisions of the DGCL, this Certificate of Incorporation and the By-Laws of the Corporation.

EIGHTH:         Elections of directors need not be by written ballot unless the By-Laws of the Corporation shall so provide.

NINTH:           The By-Laws of this Corporation may be altered, amended or repealed by the Board of Directors. Notwithstanding any other provision in the Certificate of Incorporation to the contrary, and subject to the rights of the holders of any series of Preferred Stock then outstanding, the By-Laws of this Corporation may also be altered, amended or repealed by the stockholders by the affirmative vote of the holders of sixty-six and two-thirds percent (66 2⁄3%) of the voting power of all outstanding voting stock of the Corporation generally entitled to vote on the matter.

TENTH:          A director of this Corporation shall not be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL hereafter is amended, changed or modified in any way to further eliminate or limit the liability of directors to the Corporation or its stockholders or third parties, then directors of the Corporation, in addition to the circumstances in which directors are not personally liable as set forth in the preceding sentence, shall also not be personally liable to the Corporation or its stockholders or third parties for monetary damages to such further extent permitted by such amendment, change or modification.

Any amendment, repeal or modification of the foregoing paragraph shall not adversely affect the rights of any director of the Corporation relating to claims arising in connection with events which took place prior to the date of such amendment, repeal or modification.

ELEVENTH:     Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, this Certificate of Incorporation or the By-Laws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (iv) any action asserting a claim governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article ELEVENTH.

[Signature page follows]

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IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Incorporation as of this _____ day of _____________, 2020~~2017~~.

TELLURIAN INC.

By:
Name:
Title:

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Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY PRELIMINARY PROXY CARD—SUBJECT TO COMPLETION D11566-P33785 ! ! 1a. Diana Derycz-Kessler 1b. Dillon Ferguson 1c. Meg Gentle Nominees: 2. To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2020. 4. To approve and adopt an amendment to the Amended and Restated Certificate of Incorporation of Tellurian to increase the number of authorized shares of Tellurian common stock from 400 million to 800 million. 3. To approve, for purposes of Nasdaq Listing Rule 5635, the issuance by the Company of up to 186,666,667 shares of Tellurian common stock, which is the maximum number of shares of Tellurian common stock issuable in connection with the potential future conversion of a senior unsecured note upon an event of default under the note. 5. To approve, on a non-binding advisory basis, the compensation of the Company's named executive officers as disclosed in the enclosed proxy statement. In their discretion, the proxies are authorized to vote on such other business as may properly come before the annual meeting and any adjournment or postponement thereof. 1. To elect the three nominees as members of the Board of Directors of the Company, each to hold office for a three-year term expiring at the 2023 annual meeting of stockholders: The Board of Directors recommends you vote FOR the following: Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Please indicate if you plan to attend this meeting. For Against Abstain Yes No ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! TELLURIAN INC. TELLURIAN INC. C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS P.O. BOX 1342 BRENTWOOD, NY 11717 SUBMIT YOUR PROXY BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on June 9, 2020. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. SUBMIT YOUR PROXY BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on June 9, 2020. Have your proxy card in hand when you call and then follow the instructions. SUBMIT YOUR PROXY BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. D11567-P33785

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON WEDNESDAY, JUNE 10, 2020: Our Notice of Annual Meeting of Stockholders, Proxy Statement and Annual Report on Form 10-K for the fiscal year ended December 31, 2019 are available at www.proxyvote.com. TELLURIAN INC. Annual Meeting of Stockholders Wednesday, June 10, 2020 at 8:30 a.m. Central Daylight Time This proxy is solicited by or on behalf of the Board of Directors The undersigned stockholder(s) hereby appoint(s) Daniel A. Belhumeur and Meredith S. Mouer, or either of them, as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common and/or preferred stock that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:30 a.m. CDT on Wednesday, June 10, 2020, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side